                                                       RULE NO. 424(b)(3)
                                                       REGISTRATION NO. 33-62931


                          CITY NATIONAL BANCORP, INC.
                                306 LAKE STREET
                             FULTON, KENTUCKY 42041

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        to be held on October 31, 1995

To Our Shareholders:

    Notice is hereby given that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of City National Bancorp, Inc. ("City National") will be held on Tuesday, October 31, 1995 at 9:30 a.m., local time, at the main office of City National Bank ("Bank"), located at 306 Lake Street, Fulton, Kentucky 42041.

The purposes of the Special Meeting are:

1. To consider and vote upon the Agreement of Affiliation and Merger ("Agreement"), dated June 30, 1995, by and between Old National Bancorp, Evansville, Indiana ("ONB"), and City National, pursuant to which City National will merge with and into ONB. Under the terms of the Agreement, each outstanding share of City National common stock will be converted into the right to receive 11.5 shares of ONB common stock, all as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus; and

2. To transact such other business which may properly be presented at the Special Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on September 26, 1995 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

    Notice is also given that City National shareholders are entitled to assert dissenters' rights under Kentucky law with respect to the proposed merger with ONB, provided that they comply with the provisions of Subtitle 271B.13 of the Kentucky Business Corporation Act, as amended, a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus.

                                      BY ORDER OF THE BOARD OF DIRECTORS
October 2, 1995
                                      KENNETH E. CREWS
                                      PRESIDENT

            YOUR VOTE IS IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY.

               THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A
              MAJORITY OF THE OUTSTANDING SHARES OF CITY NATIONAL
            COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

        IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING,
                YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN
                  THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   PROSPECTUS
                                       OF
                              OLD NATIONAL BANCORP
                                   FOR UP TO
                         551,597 SHARES OF COMMON STOCK
                                 (NO PAR VALUE)

                        -------------------------------

                        THIS PROSPECTUS ALSO CONSTITUTES
                              THE PROXY STATEMENT
                                       OF
                          CITY NATIONAL BANCORP, INC.
                                     FOR A
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 31, 1995

                        -------------------------------

     This Proxy Statement-Prospectus ("Proxy Statement") constitutes the Prospectus of Old National Bancorp ("ONB") with respect to a maximum of 551,597 shares of ONB common stock, no par value per share ("ONB Common Stock"), being offered to the shareholders of City National Bancorp, Inc. ("City National") in connection with the proposed affiliation of ONB and City National. It also serves as the Proxy Statement of City National in connection with the solicitation of proxies by the Board of Directors of City National for use at the Special Meeting of Shareholders to be held on October 31, 1995, and at any adjournment thereof ("Special Meeting"), for the purpose of considering and voting upon (1) a proposal to approve the Agreement of Affiliation and Merger ("Agreement"), dated June 30, 1995, by and between ONB and City National, and
(2) any other business which may properly be presented at the Special Meeting or any adjournment thereof.

     As more fully discussed hereinafter, at the effective time of the proposed affiliation, City National will affiliate through a merger with ONB and each outstanding share of City National common stock, $10.00 par value per share ("City National Common Stock"), will be converted into the right to receive 11.5 shares of ONB Common Stock, subject to adjustment, if any, in accordance with the terms of the Agreement. ONB will pay cash for any fractional share interests resulting from the exchange ratio in accordance with the Agreement. The proposed affiliation is subject to approval by the holders of a majority of the outstanding shares of City National Common Stock, receipt of required regulatory approvals and the satisfaction of certain other conditions as set forth in the Agreement attached hereto as Appendix A.

                        -------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

             THE DATE OF THIS PROXY STATEMENT IS OCTOBER 2, 1995.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION....................................................    iv

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    iv

SUMMARY..................................................................    vi

SUMMARY OF SELECTED FINANCIAL DATA.......................................    xi

GENERAL INFORMATION......................................................    1

PROPOSED AFFILIATION.....................................................    2
   Description of the Affiliation........................................    2
   Background of and Reasons for the Affiliation.........................    2
   Opinion of Financial Advisor to City National.........................    3
   Recommendation of the Board of Directors..............................    5
   Exchange of City National Common Stock................................    5
   Rights of Dissenting Shareholders.....................................    6
   Resale of ONB Common Stock by City National Affiliates................    9
   Conditions to Consummation............................................    9
   Termination...........................................................   10
   Restrictions Affecting City National..................................   10
   Regulatory Approvals..................................................   10
   Accounting Treatment for the Affiliation..............................   11
   Effective Time........................................................   11
   Management, Personnel and Operations After the Affiliation............   11
   Interests of Certain Persons in the Affiliation.......................   12

FEDERAL INCOME TAX CONSEQUENCES..........................................   13
   Tax Opinion...........................................................   13
   Tax Consequences to ONB and City National.............................   13
   Tax Consequences to City National Shareholders........................   13

COMPARATIVE PER SHARE DATA...............................................   14
   Nature of Trading Market..............................................   14
   Dividends.............................................................   15
   Existing and Pro Forma Per Share Information..........................   18

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.......................   20

DESCRIPTION OF ONB.......................................................   27
   Business..............................................................   27
   Acquisition Policy and Pending Transactions...........................   28
   Incorporation of Certain Information by Reference.....................   28

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----

DESCRIPTION OF CITY NATIONAL.............................................    29
   Business..............................................................    29
   Properties............................................................    29
   Litigation............................................................    29
   Employees.............................................................    29
   Management............................................................    30
   Security Ownership of Management......................................    31
   Principal Shareholders................................................    31
   Certain Relationships and Related Transactions........................    32

CITY NATIONAL MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992,
   AND FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1995 AND 1994.............    33

REGULATORY CONSIDERATIONS................................................    52
   Regulation of ONB, City National and Affiliates.......................    52
   Capital Adequacy Guidelines...........................................    53
   Branching and Acquisitions............................................    54
   Interstate Banking....................................................    55
   FDICIA................................................................    56
   Deposit Insurance.....................................................    56
   Recent Legislation....................................................    57
   Additional Matters....................................................    58

COMPARISON OF COMMON STOCK...............................................    58
   Authorized But Unissued Shares........................................    58
   Preemptive Rights.....................................................    59
   Dividend Rights.......................................................    60
   Voting Right..........................................................    60
   Dissenters' Rights....................................................    61
   Liquidation Rights....................................................    61
   Assessment and Redemption.............................................    62
   Anti-Takeover Provisions..............................................    62
   Director Liability....................................................    64
   Director Nominations..................................................    64

LEGAL OPINIONS...........................................................    65

EXPERTS..................................................................    65

OTHER MATTERS............................................................    65

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE
                                                                            ----

INDEX TO FINANCIAL STATEMENTS............................................    F-1

APPENDICES

    A.  Agreement of Affiliation and Merger..............................    A-1
    B.  Kentucky Business Corporation Act, as amended,
         KRS Subtitle 271B.13 (Dissenters' Rights).......................    B-1
    C.  Fairness Opinion of Southard Financial...........................    C-1

                             AVAILABLE INFORMATION

   ONB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and may also be inspected and copied at prescribed rates at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. ONB common stock is quoted on the NASDAQ National Market System and reports, proxy statements and other information concerning ONB are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

   ONB has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of ONB Common Stock to be issued in connection with its affiliation with City National. This Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the addresses set forth above.

   All information contained in this Proxy Statement with respect to City National has been supplied by City National, and all information contained in this Proxy Statement with respect to ONB has been supplied by ONB.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO JEFFREY L. KNIGHT, CORPORATE SECRETARY AND GENERAL COUNSEL, OLD NATIONAL BANCORP, 420 MAIN STREET, P.O. BOX 718, EVANSVILLE, INDIANA 47705,
(812) 464-1363. IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY OCTOBER 23, 1995.

   The following documents previously filed by ONB (SEC File No. 0-10888) with the SEC pursuant to the Exchange Act are incorporated herein by reference:

   1.  ONB's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

   2. ONB's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

   3. ONB's Annual Report to Shareholders for the fiscal year ended December 31, 1994.

   4. The description of ONB's common stock contained in ONB's Current Report on Form 8-K, dated January 6, 1983, and the description of ONB's Preferred Stock Purchase Rights contained in ONB's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between ONB and Old National Bank in Evansville, as Trustee.

   All documents subsequently filed by ONB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Special Meeting is held shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing such documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ONB OR CITY NATIONAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT.

                                    SUMMARY

   The following is a brief summary of certain information contained elsewhere herein and was prepared to assist the shareholders of City National in their review of the Proxy Statement. This summary does not purport to be complete and is qualified in all respects by reference to the full text of this Proxy Statement and the appendices hereto.

SPECIAL MEETING:

Date, Time and Place of                 October 31, 1995, at 9:30 a.m., local
Special Meeting                         time, at the main office of City
                                        National Bank ("Bank"), located at 306
                                        Lake Street, Fulton, Kentucky 42041.

Purpose of Special                      To consider and vote upon the
Meeting                                 Agreement, under the terms of which
                                        City National will affiliate with ONB
                                        through a merger of City National
                                        with and into ONB ("Affiliation").  A
                                        copy of the Agreement, which is
                                        incorporated herein by reference, is
                                        attached to this Proxy Statement as
                                        Appendix A.  See "NOTICE OF SPECIAL
                                        MEETING OF SHAREHOLDERS" and the
                                        discussions under the captions
                                        "GENERAL INFORMATION" and "PROPOSED
                                        AFFILIATION".

Required Shareholder Vote               The approval of the Agreement
                                        requires the affirmative vote, in
                                        person or by proxy, of the holders of
                                        at least a majority of the issued and
                                        outstanding shares of City National
                                        Common Stock.  Members of the Board
                                        of Directors of City National
                                        beneficially own in the aggregate,
                                        directly and indirectly,
                                        approximately 17.1% of the
                                        outstanding shares of City National
                                        Common Stock.  See "GENERAL
                                        INFORMATION", "PROPOSED AFFILIATION --
                                        Conditions to Consummation" and
                                        "DESCRIPTION OF CITY NATIONAL --
                                        Security Ownership of Management".

Shares Outstanding and                  As of June 30, 1995, there were
Entitled to Vote                        47,965 shares of City National Common
                                        Stock outstanding.  Shareholders of
                                        City National of record at the close
                                        of business on September 26, 1995
                                        are entitled to notice of, and to
                                        vote at, the Special Meeting.  See
                                        "GENERAL INFORMATION".

Proxies                                 Proxies are revocable at any time
                                        before they are exercised by a later
                                        dated proxy delivered to City National
                                        or by written notice delivered to the
                                        Secretary of City National. See "GENERAL
                                        INFORMATION".

THE PARTIES TO THE
 TRANSACTION:

Old National Bancorp                    As the largest independent bank holding
420 Main Street                         company headquartered in the State of
Evansville, Indiana 47708               Indiana, ONB owns and operates 23
(812) 464-1434                          affiliate banks with 112 offices located
                                        in the three state area of Indiana,
                                        Illinois and Kentucky. As of June 30,
                                        1995, ONB had total assets of
                                        approximately $4.4 billion and its ratio of total capital to risk-adjusted assets was 15.79%. This capital ratio is well in excess of applicable regulatory requirements. See "DESCRIPTION OF ONB".

                                        ONB has entered into definitive
                                        agreements to acquire (i) First United
                                        Savings Bank, f.s.b. ("First United"),
                                        located in Greencastle, Indiana, and
                                        (ii) Shawnee Bancorp, Inc. ("Shawnee
                                        Bancorp"), Harrisburg, Illinois, and its wholly-owned subsidiary, The Bank of Harrisburg. See "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliations".

City National Bancorp, Inc.             City National is a bank holding
306 Lake Street                         company located in Fulton, Kentucky
Fulton, Kentucky 42041                  and owns all of the outstanding
(502) 472-3300                          shares of common stock of the Bank.
                                        As of June 30, 1995, City National
                                        had total assets of approximately
                                        $103 million and its ratio of total
                                        capital to risk-adjusted assets was
                                        16.87%.  See "DESCRIPTION OF CITY
                                        NATIONAL".


THE AFFILIATION:

Description of the                      The Affiliation involves the merger
Affiliation                             of City National with and into ONB
                                        ("Merger").  ONB will be the
                                        surviving corporation in the Merger
                                        and, upon consummation of the Merger,
                                        the separate corporate existence of
                                        City National will cease.  Following
                                        the Affiliation, the Bank will be a
                                        wholly-owned subsidiary of ONB.

Exchange of City National               At the effective time of the
Common Stock                            Affiliation, each outstanding share
                                        of City National Common Stock will be
                                        converted into the right to receive
                                        11.5 shares of ONB Common Stock,
                                        subject to adjustment, if any, in
                                        accordance with the terms of the
                                        Agreement.  No fractional shares of
                                        ONB Common Stock will be issued and
                                        ONB will pay cash for any fractional
                                        share interests resulting from the
                                        exchange ratio in accordance with the
                                        terms of the Agreement.  The price at
                                        which ONB Common Stock traded on
                                        September 26, 1995, as reported by
                                        the NASDAQ National Market System,
                                        was $34.25 per share.  See "PROPOSED
                                        AFFILIATION -- Exchange of City
                                        National Common Stock" and Appendix A
                                        to this Proxy Statement.

Reasons for the                         In considering the affiliation with
Affiliation                             ONB, the Board of Directors of City
                                        National collected and evaluated a
                                        variety of economic, financial and
                                        market information regarding ONB and
                                        its affiliate banks, their respective
                                        businesses and ONB's reputation and
                                        future prospects.  In
                                        the opinion of the Board of Directors of City National, favorable factors included ONB's strong earnings and stock performance, its management, the compatibility of its markets to those of the Bank and the attractiveness of ONB's offer from a financial perspective.
                                        Consideration was further given to the
                                        potential benefits of ownership of ONB
                                        Common Stock, which is traded in the
                                        over-the-counter market and reported on
                                        the NASDAQ National Market System, as
                                        compared to City National Common Stock,
                                        which has no established public trading
                                        market.  In addition, the Board
                                        considered the opinion of Southard
                                        Financial ("Southard"), the financial
                                        advisor to City National, indicating
                                        that the consideration to be received by City National's shareholders under the
                                        Agreement is fair from a financial
                                        perspective.  The Board of Directors of
                                        City National also determined that the
                                        Affiliation would have a positive, long-term impact on the Bank's customers and employees and the communities served by the Bank. See "PROPOSED AFFILIATION --
                                        Background of and Reasons for the
                                        Affiliation".

Recommendation of the                   In the opinion of the Board of
Board of Directors of                   Directors of City National, the
City National                           Affiliation is in the best interests
                                        of the shareholders of City National
                                        and the employees and customers of
                                        the Bank and the communities which it
                                        serves.  Accordingly, the Board of
                                        Directors of City National
                                        unanimously recommends that its
                                        shareholders approve the Agreement
                                        and the Affiliation provided for
                                        therein.  See "PROPOSED AFFILIATION
                                        -- Recommendation of the Board of
                                        Directors".

Conditions to the                       Consummation of the Affiliation is
Affiliation                             subject to certain conditions which
                                        include, among others, (1) approval
                                        of the Agreement by the affirmative
                                        vote of the holders of at least a
                                        majority of the outstanding shares of
                                        City National Common Stock, (2)
                                        receipt of certain regulatory
                                        approvals,  (3) receipt of an opinion
                                        of counsel with respect to certain
                                        income tax matters, and (4) receipt
                                        by City National of an updated
                                        fairness opinion from Southard
                                        Financial.  See "PROPOSED AFFILIATION
                                        -- Conditions to Consummation".

Termination of the                      The Agreement may be terminated
Affiliation                             before the Affiliation becomes
                                        effective upon the occurrence of
                                        certain events which include, among
                                        others, (1) a misrepresentation or
                                        breach of any warranty set forth in
                                        the Agreement by ONB or City
                                        National, (2) a breach of or failure
                                        to comply with any covenant set forth
                                        in the Agreement by ONB or City
                                        National, (3) the commencement or
                                        threat of certain claims, proceedings
                                        or litigation, (4) a material adverse
                                        change in ONB or City National since
                                        March 31, 1995, (5) the Affiliation
                                        not having been consummated by March 31, 1996, and (6) the 5 day average closing price of ONB Common Stock during the 10 day period immediately preceding either the Proxy Statement mailing date or the effective time is less than $32.00 or greater than $37.00 per share and ONB and City National are unable to renegotiate the Exchange Ratio pursuant to the request of either party. In the event of renegotiation of the Exchange Ratio, City National would resolicit proxies from the City National shareholders for use at the Special Meeting. See
                                        "PROPOSED AFFILIATION -- Termination".

Effective Time of the                   ONB and City National anticipate that
Affiliation                             the Affiliation will be completed during
                                        the fourth quarter of 1995.  See
                                        "PROPOSED AFFILIATION -- Effective
                                        Time".

Management, Personnel and               ONB will be the surviving corporation
Operations After the                    in the Affiliation and, upon
Affiliation                             consummation, City National's
                                        separate corporate existence will
                                        cease.  The Board of Directors and
                                        officers of the Bank serving at the
                                        effective time of the Affiliation
                                        will continue to serve in their
                                        respective capacities following the
                                        effective time of the Affiliation
                                        until otherwise determined by ONB.
                                        Following the Affiliation, employees
                                        of the Bank will receive benefits in
                                        accordance with the current policies
                                        and employee benefit plans of ONB.
                                        See "PROPOSED AFFILIATION --
                                        Description of the Affiliation",
                                        "--Management, Personnel and
                                        Operations After the Affiliation" and
                                        "DESCRIPTION OF CITY NATIONAL --
                                        Management".


Federal Income Tax                      ONB and City National will receive an
Consequences to Shareholders            opinion of counsel to the effect that
of City National                        the Affiliation should constitute a
                                        tax-free reorganization.  In general,
                                        shareholders of City National who
                                        receive solely ONB Common Stock in
                                        exchange for their shares of City
                                        National Common Stock will not
                                        recognize gain or loss as a result of
                                        the exchange. Shareholders receiving
                                        cash in exchange for their shares of
                                        City National Common Stock, either
                                        from fractional share interests in
                                        ONB Common Stock or pursuant to the
                                        exercise of dissenters' rights, will
                                        recognize capital gain or loss on
                                        such exchange.  Shareholders are
                                        urged to consult with their tax
                                        advisors with  respect to the tax
                                        consequences of the Affiliation to
                                        them.  See "FEDERAL INCOME TAX
                                        CONSEQUENCES".


Dissenters' Rights                      Shareholders of City National have
                                        dissenters' rights established by
                                        Kentucky law which entitle them to
                                        receive cash for their shares of City
                                        National Common Stock.  In general,
                                        to exercise these rights a shareholder
                                        must (1) deliver to City National,
                                        before the vote on the Agreement is
                                        taken, a written demand for payment of
                                        the shares of City National Common Stock owned by the shareholder, (2) not vote in favor of the Agreement, and (3) follow all other requirements of
                                        Kentucky law. In the event that holders of greater than 10% of the outstanding shares of City National Common Stock become entitled, by exercise of dissenters' rights or otherwise, to receive cash instead of ONB Common
                                        Stock, the Affiliation will not qualify
                                        as a pooling-of-interests transaction
                                        for accounting purposes and ONB would
                                        have the right to terminate the
                                        Agreement.  Shareholders of City
                                        National
                                        wishing to exercise such rights must
                                        follow certain statutory procedures. See
                                        "PROPOSED AFFILIATION -- Rights of
                                        Dissenting Shareholders of City
                                        National," " -- Termination" and
                                        Appendix B to this Proxy Statement.

Resale of ONB                           Certain resale restrictions apply to the
Common Stock                            sale or transfer of shares of ONB Common
                                        Stock issued to directors, executive
                                        officers and 10% shareholders of City
                                        National in exchange for their shares of City National Common Stock. See
                                        "PROPOSED AFFILIATION -- Resale of ONB
                                        Common Stock by Affiliates of City
                                        National".

Comparative Shareholder                 The rights of shareholders of ONB and
Rights                                  City National differ in some
                                        respects.  Upon consummation of the
                                        Affiliation, shareholders of City
                                        National who receive ONB Common Stock
                                        will take such stock subject to its
                                        terms and conditions.  The Articles
                                        of Incorporation of ONB contain
                                        certain anti-takeover measures which
                                        may discourage or render more
                                        difficult a subsequent takeover of
                                        ONB by another corporation.  See
                                        "COMPARISON OF COMMON STOCK".

Trading Market for Common               There is presently no established
Stock                                   public trading market for shares of
                                        City National Common Stock.  Shares
                                        of ONB Common Stock are traded in the
                                        over-the-counter market and stock
                                        prices are reported on the NASDAQ
                                        National Market System.  The closing
                                        price of ONB Common Stock, as reported
                                        by the NASDAQ National Market System,
                                        was $34.25 per share on April 24, 1995,
                                        the business day before the Affiliation
                                        was publicly announced, and was $34.25
                                        per share on September 26, 1995.
                                        Assuming the Affiliation had been
                                        consummated on September 26, 1995, City
                                        National shareholders entitled to
                                        receive ONB Common Stock would have
                                        received, in exchange for all of the
                                        shares of City National Common Stock,
                                        shares of ONB Common Stock having a
                                        total cash value of $18,892,214.37,
                                        which represents $393.87 per share of
                                        City National Common Stock (including
                                        cash received in lieu of any fractional
                                        share interest). See "COMPARATIVE PER
                                        SHARE DATA".

                   SUMMARY OF SELECTED FINANCIAL DATA -- ONB
            (UNAUDITED - DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The following summary sets forth selected consolidated financial information relating to ONB. This information should be read in conjunction with the financial statements and notes incorporated herein by reference.

                                                               Twelve Months ended December 31,
                                                ---------------------------------------------------------------
                                                   1994         1993         1992         1991         1990
                                                -----------  -----------  -----------  -----------  -----------
Results of Operations
---------------------
(Taxable equivalent basis)
  Interest income                               $  308,636   $  302,728   $  315,087   $  348,575   $  356,156
  Interest expense                                 126,109      124,958      144,908      190,721      210,573
                                                ----------   ----------   ----------   ----------   ----------
  Net interest income                              182,527      177,770      170,179      157,854      145,583
  Provision for loan losses                          6,241        9,989       11,731       11,514       10,025
                                                ----------   ----------   ----------   ----------   ----------
  Net interest income after
    provision for loan losses                      176,286      167,781      158,448      146,340      135,558
  Noninterest income                                33,656       32,451       28,082       25,452       22,935
  Noninterest expense                              134,774      125,525      113,548      108,022      101,773
                                                ----------   ----------   ----------   ----------   ----------
  Income before income taxes                        75,168       74,707       72,982       63,770       56,720
  Income taxes                                      27,190       28,534       28,245       23,918       21,365
                                                ----------   ----------   ----------   ----------   ----------
  Net income                                    $   47,978   $   46,173   $   44,737   $   39,852   $   35,355
                                                ==========   ==========   ==========   ==========   ==========

Year-End Balances
-----------------
  Total assets                                  $4,386,839   $4,233,780   $3,949,725   $3,917,024   $3,857,020
  Total loans--net of unearned income            2,718,041    2,456,946    2,279,245    2,264,064    2,244,545
  Total deposits                                 3,469,753    3,484,294    3,343,146    3,223,359    3,200,193
  Shareholders' equity                             391,223      383,367      356,890      329,892      314,378

Per Share Data (1)
------------------
  Net income - primary                          $     2.03   $     1.95   $     1.88   $     1.67   $     1.43
  Net income - fully diluted (2)                      1.98         1.90         1.82         1.62         1.43
  Cash dividends paid                                 0.88         0.76         0.72         0.69         0.66
  Book value at year-end                             16.75        16.18        15.00        13.72        12.65

Selected Performance Ratios
---------------------------
(based on averages)
  Return on assets                                    1.12%        1.12%        1.14%        1.04%        0.95%
  Return on equity                                   12.29        12.56        13.06        12.45        11.32
  Equity to assets                                    9.14         8.89         8.75         8.39         8.38
  Primary capital to assets                          10.12         9.83         9.65         9.23         9.21
  Net charge-offs to average loans                    0.31         0.27         0.35         0.41         0.55
  Allowance for loan losses to average loans          1.62         1.65         1.56         1.42         1.44

(1)  Restated for all stock dividends.
(2)  Assumes the conversion of ONB's subordinated debentures.
     In years prior to 1991, the assumed conversion would not be significant.

            (UNAUDITED - DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                Six Months ended June 30,
                                                               --------------------------
                                                                  1995            1994
                                                               ----------      ----------
Results of Operations
---------------------
(Taxable equivalent basis)
  Interest income                                              $  169,354      $  149,410
  Interest expense                                                 77,768          59,949
                                                               ----------      ----------
  Net interest income                                              91,586          89,461
  Provision for loan losses                                         2,183           3,018
                                                               ----------      ----------
  Net interest income after provision
    for loan losses                                                89,403          86,443
  Noninterest income                                               18,869          17,068
  Noninterest expense                                              68,247          64,796
                                                               ----------      ----------
  Income before income taxes                                       40,025          38,715
  Income taxes                                                     15,711          15,081
                                                               ----------      ----------
  Net income                                                   $   24,314      $   23,634
                                                               ==========      ==========

Period-End Balances
-------------------
  Total assets                                                 $4,429,994      $4,249,617
  Total loans--net of unearned income                           2,811,216       2,583,073
  Total deposits                                                3,595,004       3,434,838
  Shareholders' equity                                            394,517         391,134

Per Share Data (1)
------------------
  Net income - primary                                         $     1.05      $     1.00
  Net income - fully diluted (2)                                     1.02            0.97
  Cash dividends paid                                                0.46            0.44
  Book value at period-end                                          17.24           16.61

Selected Performance Ratios
---------------------------
(based on averages)
  Return on assets                                                   1.11%           1.12%
  Return on equity                                                  12.44           12.22
  Equity to assets                                                   8.95            9.15
  Primary capital to assets                                          9.97           10.24
  Net charge-offs to average loans                                   0.08            0.13
  Allowance for loan losses to average loans                         1.49            1.68

(1)  Restated for all stock dividends and stock splits.
(2)  Assumes the conversion of ONB's subordinated debentures.

               SUMMARY OF SELECTED FINANCIAL DATA - CITY NATIONAL
            (UNAUDITED - DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The following summary sets forth selected consolidated financial information relating to City National. This information should be read in conjunction with the financial statements and notes included elsewhere herein.

                                                Twelve Months Ended December 31,
                                       -------------------------------------------------
                                        1994 (3)    1993      1992      1991      1990
                                       --------   --------  --------  --------  --------
Results of Operations
---------------------
 Interest income                       $  6,193   $ 5,900   $ 6,231   $ 6,829   $ 6,882
 Interest expense                        (3,083)   (2,841)   (3,364)   (4,413)   (4,646)
                                       --------   -------   -------   -------   -------
 Net interest income                   $  3,110   $ 3,059   $ 2,867   $ 2,416   $ 2,236
 Provision for loan losses                  (60)     (100)      (60)      (70)       12
                                       --------   -------   -------   -------   -------
 Net interest income after
  provision for loan losses            $  3,050   $ 2,959   $ 2,807   $ 2,346   $ 2,248
 Noninterest income                         283       325       293       268       254
 Noninterest expense                     (2,023)   (1,924)   (1,768)   (1,701)   (1,608)
                                       --------   -------   -------   -------   -------
 Income before income taxes            $  1,310   $ 1,360   $ 1,332   $   913   $   894

 Income tax expense                        (255)     (316)     (324)     (189)     (218)
                                       --------   -------   -------   -------   -------

 Net income                            $  1,055   $ 1,044   $ 1,008   $   724   $   676
                                       ========   =======   =======   =======   =======

Year-End Balances
-----------------
 Total assets                          $103,659   $87,860   $83,902   $81,058   $77,367
 Total loans - net of
  unearned income                        38,418    36,018    28,630    27,726    27,236
 Total deposits                          90,153    73,720    74,330    73,717    69,962
 Shareholders' equity                     6,993     7,496     6,484     5,428     4,801

Per Share Data (1)
------------------
 Net income                            $  22.01   $ 21.81   $ 21.37   $ 17.56   $ 16.50
 Cash dividends declared                   2.00      2.00         0         0         0
 Book value at year-end                  145.79    156.28    150.16    133.16    115.06

Selected Performance Ratios
---------------------------
 Return on assets (2)                      1.15%     1.20%     1.22%      .91%      .91%
 Return on equity (2)                     14.35     14.94     16.92     14.16     15.40
 Equity to assets (2)                      7.62      8.64      7.85      6.86      6.43
 Net charge-offs to average
  loans                                     .04      -.01      -.06       .05       .10
 Allowance for loan losses
  to end of period loans                   1.28%     1.24%     1.20%      .96%      .77%

(1)  Restated for all stock dividends, stock purchases and reissuance of stock.
(2)  Based on averages.
(3) Increases in balances reflect the acquisition of certain loans and deposits from a branch of a savings and loan association in October, 1994.

           (UNAUDITED - DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   Six Months Ended June 30,
                                                   -------------------------
                                                    1995 (3)          1994
                                                   ---------        --------
Results of Operations
---------------------
  Interest income                                  $  3,695         $ 2,921
  Interest expense                                   (2,068)         (1,393)
                                                   --------         -------
  Net interest income                              $  1,627         $ 1,528
  Provision for loan losses                             (30)            (30)
                                                   --------         -------
  Net interest income after
   provision for loan losses                       $  1,597         $ 1,498
  Noninterest income                                    221             226
  Noninterest expense                                (1,188)           (986)
                                                   --------         -------
  Income before income taxes                       $    630         $   738

  Income tax expense                                   (129)           (170)
                                                   --------         -------

  Net income                                       $    501         $   568
                                                   ========         =======

Period-End Balances
-------------------
  Total assets                                     $103,469         $87,719
  Total loans - net of
   unearned income                                   39,559          36,891
  Total deposits                                     88,273          73,756
  Shareholders' equity                                8,782           7,449

Per Share Data (1)
------------------
  Net income (annualized)                          $  20.89         $ 23.68
  Cash dividends declared                                 0               0
  Book value at period-end                           183.10          155.31

Selected Performance Ratios
---------------------------
  Return on assets (annualized) (2)                     .97%           1.28%
  Return on equity (annualized) (2)                   12.70           15.20
  Equity to assets (2)                                 7.63            8.43
  Net charge-offs to average
   loans                                                .04           -.003
  Allowance for loan losses
   to end of period loans                              1.28%           1.29%

(1)  Restated for all stock dividends, stock purchases and reissuance of stock.
(2)  Based on averages.
(3) Increases in balances reflect the acquisition of certain loans and deposits from a branch of a savings and loan association in October, 1994.

     PROSPECTUS                                            PROXY STATEMENT
         OF                                                      OF
OLD NATIONAL BANCORP                                 CITY NATIONAL BANCORP, INC.

            -------------------------------------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                          CITY NATIONAL BANCORP, INC.

                        TO BE HELD ON OCTOBER 31, 1995

            -------------------------------------------------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to the shareholders of City National in connection with the solicitation by the Board of Directors of proxies for use at the Special Meeting of Shareholders to be held on October 31, 1995, at the main office of the Bank, located at 306 Lake Street, Fulton, Kentucky 42041. This Proxy Statement is first being mailed to shareholders of City National on October 2, 1995.

  The purposes of the Special Meeting of Shareholders are to (1) consider and vote upon the Agreement, under the terms of which City National will affiliate, through a merger, with ONB and each outstanding share of the City National Common Stock will be converted into the right to receive 11.5 shares of ONB Common Stock, subject to adjustment, if any, in accordance with the terms of the Agreement, and (2) transact such other business which may properly be presented at the Special Meeting or any adjournment thereof. See "PROPOSED AFFILIATION - Exchange of City National Common Stock".

  The affirmative vote of the holders of at least a majority of the outstanding shares of City National Common Stock is required for approval of the Agreement. Only holders of City National Common Stock of record at the close of business on September 26, 1995 ("Record Date") are entitled to notice of, and to vote at, the Special Meeting. There were 47,965 shares of City National Common Stock outstanding on the Record Date, which shares were held of record by approximately 102 shareholders. For each matter to be voted on at the Special Meeting, each share of City National Common Stock is entitled to one vote.

  The cost of soliciting proxies will be borne by City National. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and certain employees of City National, who will not be specially compensated for such soliciting.

  The shares represented by proxies properly signed and returned will be voted at the Special Meeting as instructed by the shareholders of City National giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Agreement described in this Proxy Statement and in accordance with the recommendation of the Board of Directors of City National with respect to any other matter which may properly be presented at the Special Meeting. See "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders of City National". Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends the Special Meeting. Revocation may be made by a later dated proxy delivered to City National, by written notice received by the Secretary of City National prior to the Special Meeting, or by written notice delivered to the Secretary of City National at the Special Meeting. To be effective, any revocation must be received before the proxy is exercised.


                              PROPOSED AFFILIATION

  At the Special Meeting, the shareholders of City National will consider and vote upon the Agreement, certain features of which are summarized below. The following summary of certain aspects of the Agreement does not purport to be a complete description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

DESCRIPTION OF THE AFFILIATION

  Under the terms of the Agreement, City National will affiliate with ONB through a statutory merger of City National into ONB under the laws of the State of Indiana. ONB will be the surviving corporation in the Merger and, at the effective time of the Affiliation, the separate corporate existence of City National will cease. At such time, the Bank will become a wholly-owned subsidiary of ONB.

  As of June 30, 1995, City National had consolidated assets of $103 million, consolidated deposits of $88 million, consolidated shareholders' equity of $8.7 million and consolidated net income for the six months then ended of $500,092. Based upon the pro forma financial information included elsewhere in this Proxy Statement and assuming that the Affiliation had been consummated on June 30, 1995, City National represented as of such date 2.3% of the consolidated assets of ONB, 2.4% of its consolidated deposits, 2.2% of its consolidated shareholders' equity and, for the six month period then ended, 2.0% of its consolidated net income. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

BACKGROUND OF AND REASONS FOR THE AFFILIATION

  Until 1985, Indiana banking laws prohibited banks located in Indiana from expanding outside of their home counties. The changes since that time have been swift, first permitting in-state acquisitions by bank holding companies, then permitting regional interstate acquisitions, and currently permitting virtual nationwide expansion opportunities. These developments stimulated aggressive acquisition activity among financial institutions located in Indiana and neighboring states, resulting in the entry of large bank holding companies into virtually every attractive market in the midwestern United States. Moreover, developments and deregulation in the financial services industry generally have led to further increases in competition for bank services. Compounded by the significant increase in bank regulatory burdens over the past decade, these competitive factors have created an environment in which it is increasingly difficult for community banks such as the Bank to achieve the economies of scale necessary to compete effectively.

  In response to these competitive and regulatory factors and after evaluation of financial, economic, legal and market considerations, the Board of Directors of City National approved the Affiliation as being in the best interests of City National and its shareholders. Discussions concerning whether to remain independent or whether to pursue an affiliation with another financial institution were a frequent topic among the directors of City National. Discussions regarding a possible affiliation between ONB and City National began in January, 1995, and continued intermittently through the following months. The Board of Directors of City National met on April 3, 1995, to consider a merger proposal from ONB. At such time, the Board of Directors authorized City National's management to negotiate the terms of a merger with ONB. On April 13, 1995, the parties executed a non-binding written letter of intent. After a business investigation by ONB and City National of each other, the parties executed a definitive merger agreement on June 30, 1995. In determining to pursue the Affiliation, the Board of Directors of City National specifically considered financial, managerial and other information regarding ONB and its affiliate banks. In particular, the Board of Directors of City National evaluated ONB's and City National's respective businesses, financial condition, reputations and future prospects. The earnings history and stock performance of ONB were carefully reviewed and discussed with financial experts with a view towards the investment potential for shareholders of City National.

  Among other items considered in this evaluation were the prospects of City National and ONB, as separate institutions and as combined; the compatibility of ONB's affiliate banks' markets to that of the Bank's market; the anticipated tax-free nature of the Affiliation to the shareholders of City National receiving solely ONB Common Stock in exchange for their shares of City National Common Stock; the possibility of increased liquidity through ownership of ONB Common Stock as compared to City National Common Stock because ONB Common Stock is traded in the over-the-counter market and share prices are reported on the NASDAQ National Market System; the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both; regulatory requirements; relevant price information involving recent comparable bank acquisitions which occurred in the midwest United States; and an analysis of alternatives to affiliating with ONB, including other potential acquirors.

  The Board of Directors of City National also considered the impact of the Affiliation on the Bank's customers and employees and the communities served by the Bank. ONB's historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of the Bank's employees within ONB or at one of its affiliates. The Board of Directors of City National examined ONB's continuing commitment to the communities served by institutions previously acquired by ONB. Further, from the standpoint of the Bank's customers, it was anticipated that more financial products and services would become available because of ONB's greater resources.

  Based upon the foregoing factors, the Board of Directors of City National concluded that it was advantageous to affiliate with ONB. The importance of the various factors relative to one another cannot be precisely determined or stated.

OPINION OF FINANCIAL ADVISOR TO CITY NATIONAL

  Southard Financial ("Southard") has delivered its written opinion to the Board of Directors of City National that as of June 30, 1995, the consideration provided for in the Agreement is fair, from a financial point of view, to the holders of City National Common Stock. Southard has provided the following disclosures to City National for inclusion in this Proxy Statement:

  City National retained Southard to act as City National's financial advisor and to render its opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Merger to the holders of City National Common Stock. In connection with this engagement, Southard evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific exchange ratio of City

National Common Stock for ONB Common Stock. The Exchange Ratio was determined by the ONB and City National Boards of Directors after arm's length negotiations.

  Southard was selected by City National as its financial advisor in conjunction with the Merger because of its expertise in the evaluation and valuation of community bank stocks in Kentucky and throughout the United States. Based in Memphis, Tennessee, Southard is engaged in the valuation of businesses, including banks and other financial institutions, and their securities in connection with mergers and acquisitions, management buyouts, and employee stock ownership plans. Southard specializes in valuing non-traded securities of banks, thrifts and other companies for these and other purposes. For rendering its opinion, City National has agreed to pay Southard a fee of $7,500, plus reasonable out-of-pocket expenses.

  Southard provided the Board of Directors of City National with a fairness opinion letter and supporting documentation ("Opinion"). THE FULL TEXT OF THE FAIRNESS OPINION LETTER OF SOUTHARD, DATED SEPTEMBER 19, 1995, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW PERFORMED, IS ATTACHED HERETO AS APPENDIX C. THE SUMMARY OF THE OPINION OF SOUTHARD SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL OPINION.

  In arriving at its Opinion, Southard reviewed the documents indicated in its Opinion. Southard did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its Opinion. Southard did not, and was not requested to, solicit third party indications of interest in acquiring any or all the assets of City National. Further, Southard did not make an independent determination of the value of the assets of City National or ONB, nor was it furnished with any such determinations of value.

  In connection with rendering its Opinion, Southard performed a variety of financial analyses, which are summarized below. Southard believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying Southard's Opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not susceptible to partial analyses. In its analyses, Southard made numerous assumptions, many of which are beyond the control of City National and ONB. Any estimates contained in the analyses prepared by Southard are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard was assigned a greater significance by Southard than any other.

    DIVIDEND YIELD ANALYSIS:
    ------------------------

  In evaluating the impact of the proposed Merger on the shareholders of City National, Southard reviewed the dividend paying histories of City National and ONB. Based upon Southard's review, it is reasonable to expect that the shareholders of City National, in total, will receive dividends at or above the level currently paid by City National after the Merger is consummated (defined as post Merger dividends per share times the Exchange Ratio). This is predicated on the assumption that ONB will continue per share dividends at or above current levels.

    FUNDAMENTAL ANALYSIS:
    ---------------------

  Southard reviewed the financial characteristics of ONB and City National with respect to profitability, capital ratios, liquidity, asset quality and other factors. Southard compared ONB and City National to a universe of publicly traded banks/bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council. Southard found that the post-Merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the Federal Financial Institutions Examination Council peer group (predominantly non-publicly traded banks).

    EARNINGS YIELD ANALYSIS:
    ------------------------

  In evaluating the impact of the proposed Merger on the shareholders of City National, Southard analyzed the proforma combined performance for the six month period ended June 30, 1995. Based upon the proposed Exchange Ratio, the shareholders of City National would have seen an increase in their share of earnings (defined as post-Merger combined earnings per share times the Exchange Ratio). The analysis also suggests expected higher earnings yields for City National shareholders in subsequent years if the Merger is consummated.

    ALTERNATIVES:
    -------------

  In evaluating the fairness of the proposed Merger to the shareholders of City National, Southard reviewed with management another offer received for the purchase/merger of City National. Further, Southard considered recent merger pricing information.

  The summary of the Opinion set forth herein does not purport to be a complete description of the analyses performed by Southard. The analyses performed by Southard are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses.

  THE FULL TEXT OF SOUTHARD'S WRITTEN FAIRNESS OPINION DATED SEPTEMBER 19, 1995, WHICH SETS FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX C. CITY NATIONAL SHAREHOLDERS ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF CITY NATIONAL HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CITY NATIONAL APPROVE THE AGREEMENT.

EXCHANGE OF CITY NATIONAL COMMON STOCK

  Under the terms of the Agreement, shareholders of City National of record upon consummation of the Affiliation will be entitled to receive 11.5 shares of ONB Common Stock ("Exchange Ratio"), subject to adjustment, if any, for stock splits, stock dividends or any similar recapitalization of ONB, and subject further to renegotiation in the event either ONB or City National so request following a change in the 5 day average closing price of ONB Common Stock to below $32.00 or above $37.00 per share prior to either the Proxy Statement mailing date or the effective time. As of September 26, 1995, the closing price of ONB Common Stock was $34.25 per share, as reported by the NASDAQ National

Market System. If the Affiliation had been consummated on that date, the number of shares of ONB Common Stock exchanged in the Affiliation would have been 551,597, with an aggregate value of approximately $18,892,214.37. See "PROPOSED AFFILIATION -- Termination".

  No fractional shares of ONB Common Stock will be issued to shareholders of City National in connection with the Affiliation. Each shareholder of City National who otherwise would be entitled to a fractional interest in a share of ONB Common Stock as a result of the Exchange Ratio will be paid a cash amount equal to such fractional interest multiplied by the average of the per share closing prices of ONB Common Stock as reported on the NASDAQ National Market System for the first five (5) business days on which shares of ONB Common Stock are traded within the ten (10) calendar days immediately preceding the effective time of the Affiliation.

  After the effective time of the Affiliation, stock certificates previously representing City National Common Stock will represent only the right to receive shares of ONB Common Stock and cash for any fractional shares. Following the effective time of the Affiliation and prior to the surrender by shareholders of City National of their stock certificates to ONB in exchange for ONB Common Stock, such shareholders will not be entitled to receive payment of dividends or other distributions declared on shares of ONB Common Stock. Upon the subsequent exchange of such certificates, however, any accumulated dividends or other distributions previously declared and withheld on the shares of ONB Common Stock will be paid, without interest. At the effective time of the Affiliation, the stock transfer books of City National will be closed and no transfers of shares of City National Common Stock will thereafter be made. If, after the effective time of the Affiliation, certificates representing shares of City National Common Stock are presented for registration or transfer, they will be canceled and exchanged for shares of ONB Common Stock, or cash with respect to fractional share interests or pursuant to the exercise of dissenters' rights.

  Distribution of stock certificates representing shares of ONB Common Stock and any cash payment for fractional shares of ONB Common Stock (without interest) will be made, after the effective time of the Affiliation, to each former shareholder of City National within ten (10) business days following the shareholder's delivery to ONB of his or her certificate(s) representing shares of City National Common Stock. Instructions as to delivery of stock certificates of City National to ONB will be sent to each shareholder of City National within twenty (20) days following the effective time of the Affiliation.

DISSENTERS' RIGHTS

  Kentucky law provides shareholders of merging corporations with certain dissenters' rights. The dissenters' rights of City National shareholders are set forth in Kentucky Revised Statutes ("KRS") Subtitle 271B.13, a copy of which is attached to this Proxy Statement-Prospectus as Appendix B. Shareholders of City National will be entitled to dissenters' rights only upon strict compliance with the procedures of KRS Subtitle 271B.13.

  KRS Subtitle 271B.13 provides that shareholders of City National have the right to demand payment for the fair value of their shares of City National Common Stock immediately before the Affiliation becomes effective, excluding any appreciation or depreciation in value in anticipation of the Affiliation, unless a court determines that such exclusion would be inequitable. To claim this right, the shareholder must first:

  (1) deliver to City National, before the vote is taken, written notice of the shareholder's intent to demand payment in cash for the shareholder's shares if the Affiliation is consummated, and

  (2) not vote in favor of the Affiliation in person or by proxy.

  Statutory dissenter's rights are not available unless the requirements described in (1) and (2) above are satisfied. It is recommended that any notice to be delivered by mail be sent by registered or certified mail with return receipt requested. Dissenting shareholders may send their written notice to Kenneth E. Crews, President, City National Bancorp, Inc., 306 Lake Street, Fulton, Kentucky 42041.

  A SHAREHOLDER WHO DOES NOT COMPLY WITH THE PRELIMINARY CONDITIONS DESCRIBED ABOVE WILL BE CONSIDERED NOT TO BE ENTITLED TO DISSENTERS' RIGHTS UNDER KRS SUBTITLE 271B.13. SHAREHOLDERS WHO EXECUTE AND RETURN THE ENCLOSED PROXY BUT DO NOT SPECIFY A CHOICE ON THE AFFILIATION PROPOSAL WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE AFFILIATION AND ACCORDINGLY TO HAVE WAIVED THEIR DISSENTERS' RIGHTS, UNLESS THE SHAREHOLDER REVOKES THE PROXY PRIOR TO ITS BEING VOTED.

  If the Affiliation is approved by City National's shareholders, ONB will send notice of dissenters' rights to those shareholders satisfying the above conditions no later than ten (10) days after shareholder approval of the Affiliation has occurred. The notice will state the procedures the dissenting shareholder thereafter must follow to exercise dissenters' rights in accordance with Kentucky law, and will (1) supply a form for demanding payment for the dissenting shares, which form shall include the date of the first announcement to news media or to shareholders of the terms of the Affiliation and require that the holder of the dissenting shares certify whether or not beneficial ownership of the dissenting shares was acquired before such date; (2) state where the payment demand and certificates for shares of City National Common Stock must be sent; and (3) set a date by which City National must receive the payment demand and certificates representing the dissenting shares.

  A shareholder of City National who is sent such a notice must then (1) demand payment for the shareholder's shares of City National Common Stock, (2) certify whether beneficial ownership of the shares of City National Common Stock was acquired before the date set forth in such notice, and (3) deposit the shareholder's certificates representing shares of City National Common Stock in accordance with the terms of such notice. A City National shareholder who demands payment and deposits his or her certificates in accordance with the terms of the notice shall retain all other rights of a City National shareholder until those rights are canceled or modified by consummation of the Affiliation. City National shareholders who do not demand payment or deposit the shareholder's certificates representing shares of City National Common Stock as required and within the applicable time period are considered to have voted such shares of City National Common Stock in favor of the Affiliation and are not entitled to receive payment for such shares under KRS Subtitle 271B.13.

  A shareholder of City National may assert dissenter's rights as to fewer than all the shares of City National Common Stock registered in that shareholder's name only if the shareholder dissents (in accordance with the provisions of KRS Subtitle 271B.13) with respect to all of the shares of City National Common Stock beneficially owned by any one person and notifies City National in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters' rights.

  A beneficial shareholder of City National Commons Stock may assert dissenters' rights as to shares of City National Common Stock held on the shareholder's behalf only if (1) the beneficial shareholder submits to City National the record shareholder's written consent to the dissent no later than the time the beneficial shareholder asserts dissenters' rights and (2) the beneficial shareholder asserts dissenters' rights (in accordance with the provisions of KRS Subtitle 271B.13) with respect to all of the beneficial shareholders' shares of City National Common Stock over which the beneficial shareholder has the power to direct the vote.

  Upon consummation of the Affiliation, ONB will pay each dissenting shareholder who has fully complied with all statutory requirements and ONB's notice, and who was the beneficial owner of City National Common Stock prior to April 24, 1995 (the date that the Affiliation was first publicly announced), ONB's estimate of the fair value of each share of City National Common Stock as of the time immediately prior to consummation of the Affiliation, excluding any appreciation in value in anticipation of the Affiliation.

  Dissenting shareholders who comply with the above procedures can object to the fair value established by ONB by stating their estimate of the fair value of their shares of City National Common Stock and demanding payment of the additional amount claimed as fair value. ONB can elect to agree to the dissenter's fair value demand or can commence an action in the Fulton County, Kentucky Circuit or Superior Court ("Court") for a judicial determination of the fair value. The Court may appoint appraisers to determine the fair value. The Court may assess fees and expenses of counsel and experts against either ONB or the dissenting shareholder if the Court finds that the party against whom the fees and expenses are asserted acted arbitrarily, vexatiously, or not in good faith. In addition, if the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against ONB, the Court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefitted from such services. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by ONB.

  KRS Subtitle 271B.13 also provides that a shareholder who is entitled to dissent to a particular corporate transaction, such as the Affiliation contemplated by the Agreement, is not entitled to otherwise challenge that transaction.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS ADDRESSES ALL MATERIAL FEATURES OF THE APPLICABLE DISSENTERS' RIGHTS STATUTES UNDER THE LAWS OF THE COMMONWEALTH OF KENTUCKY BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED HERETO AS APPENDIX B.

  A SHAREHOLDER'S FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WILL RESULT IN A LOSS OF SUCH RIGHTS, AND SHAREHOLDERS WHO MAY WISH TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSIDER SEEKING LEGAL COUNSEL.

RESALE OF ONB COMMON STOCK BY AFFILIATES OF CITY NATIONAL

  No restrictions on the sale or transfer of the shares of ONB Common Stock issued pursuant to the Affiliation will be imposed solely as a result of the Affiliation, other than restrictions on the transfer of such shares issued to any shareholder of City National who may be deemed to be an "affiliate" of City National for purposes of Rule 145 under the Securities Act. Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

  The Agreement provides that City National will provide ONB with a list identifying each affiliate of City National. The Agreement also requires that each affiliate of City National deliver to ONB, prior to the effective time of the Affiliation, a written agreement to the effect that such affiliate (1) has not sold, pledged, transferred, disposed of or otherwise reduced the affiliate's market risk with respect to the shares of City National Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the effective time of the Affiliation and (2) will not sell, pledge, transfer or otherwise dispose of or reduce the affiliate's market risk with respect to the shares of ONB Common Stock to be received by such person pursuant to the Agreement (i) until such time as financial results covering at least thirty (30) days of combined operations of City National and ONB have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies and (ii) unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act. The certificates representing ONB Common Stock issued to affiliates of City National in the Affiliation may contain a legend indicating these resale restrictions.

  This is only a general statement of certain restrictions regarding the sale or transfer of the shares of ONB Common Stock to be issued in the Affiliation. Therefore, those shareholders of City National who may be deemed to be affiliates of City National should consult with their legal counsel regarding the resale restrictions that may apply to them.

CONDITIONS TO CONSUMMATION

  Consummation of the Affiliation is conditioned upon, among other items, (1) approval of the Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of City National Common Stock, (2) receipt by ONB and City National of all applicable regulatory approvals required for the Affiliation, (3) receipt of an opinion of counsel with respect to certain federal income tax matters, (4) receipt by ONB of certain undertakings from affiliates of City National, (5) receipt by ONB and City National of certain officers' certificates and other legal opinions, (6) the accuracy at the effective time of the Affiliation of representations and warranties contained in the Agreement, (7) the fulfillment of certain covenants set forth in the Agreement, and (8) receipt by City National from Southard of an updated Opinion. The conditions to consummation of the Affiliation, which are more fully enumerated in the Agreement, are requirements subject to unilateral waiver by the party entitled to the benefit of such conditions, as set forth in the Agreement. See "PROPOSED AFFILIATION -- Resale of ONB Common Stock by City National Affiliates", "-- Regulatory Approvals", "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

TERMINATION

  The Agreement may be terminated before consummation of the Affiliation by either ONB or City National (as specified in the Agreement) if, among other reasons, (1) there has been a misrepresentation or a breach of any warranty set forth in the Agreement by ONB or City National which has had or could be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB or City National, (2) ONB or City National has breached or failed to comply with any covenant set forth in the Agreement, (3) consummation of the Affiliation has become inadvisable or impracticable due to the commencement or threat of any claim, litigation or proceeding against ONB or City National or any subsidiary of ONB relating to the Agreement or which is likely to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB or City National, (4) there has been a material adverse change in the financial condition, results of operations, business, assets or capitalization of ONB or City National as of the effective time of the Affiliation as compared to that in existence as of March 31, 1995, (5) ONB cannot utilize the pooling-of-interests method of accounting for the Affiliation, (6) noncompliance by City National with certain environmental covenants contained in the Agreement, (7) consummation of the Affiliation has not occurred by March 31, 1996, or (8) the 5 day average closing price of ONB Common Stock during the 10 day period immediately preceding either the Proxy Statement mailing date or the effective time is less than $32.00 or greater then $37.00 per share and ONB and City National are unable to renegotiate the Exchange Ratio pursuant to the request of either party. In the event of renegotiation of the Exchange Ratio, City National would resolicit proxies from the City National shareholders for use at the Special Meeting. Upon termination for any of these reasons, the Agreement will be of no further force or effect. See Appendix A.

RESTRICTIONS AFFECTING CITY NATIONAL

  The Agreement contains a number of restrictions regarding the conduct of business of City National pending consummation of the Affiliation. Among other items, City National may not, without the prior written consent of ONB, (1) change its capital stock accounts, (2) distribute or pay any dividends, except that City National may pay a quarterly cash dividend to its shareholders until consummation of the Affiliation in an amount per quarter not to exceed 25% of City National's net income, (3) amend its Articles of Incorporation or By-Laws,
(4) carry on its business other than substantially in the manner as conducted as of the date of the Agreement and in the ordinary course of business, or (5) merge, combine or sell City National, except under certain limited circumstances. See Appendix A.

REGULATORY APPROVALS

  The Affiliation requires the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and the Kentucky Department of Financial Institutions ("KDFI") under the Kentucky Business and Financial Institutions Law, as amended. The Federal Reserve and the KDFI have granted their approval of the Affiliation.

  Approval of the Affiliation by the Federal Reserve and the KDFI is not to be interpreted as the opinion of these regulatory authorities that the Affiliation is favorable to the shareholders of City National from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the Affiliation. An approval by the Federal Reserve or the KDFI in no way constitutes an endorsement or a recommendation of the Affiliation by such regulatory authorities.

ACCOUNTING TREATMENT FOR THE AFFILIATION

  It is anticipated that the Affiliation will be accounted for as a "pooling-of-interests" transaction. Under this method of accounting, shareholders of ONB and City National will be deemed to have combined their existing voting common stock interests. See "SUMMARY OF SELECTED FINANCIAL DATA" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

  In order for the Affiliation to qualify for pooling-of-interests accounting treatment, among other items, 90% or more of the outstanding shares of City National Common Stock must be exchanged for ONB Common Stock. In the event the holders representing more than 10% of the outstanding shares of City National Common Stock become entitled by the exercise of dissenters' rights or otherwise to receive cash instead of ONB Common Stock, the Affiliation would not qualify for pooling-of-interests method of accounting and ONB would have the right to terminate the Agreement. See "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders" and "PROPOSED AFFILIATION --Termination".

EFFECTIVE TIME

  The Affiliation will become effective at the close of business on the day specified in the Articles of Merger of City National with and into ONB as filed with both the Indiana Secretary of State and the Kentucky Secretary of State. The effective time of the Affiliation will occur on the last business day of the month following (1) the fulfillment of all conditions precedent to the Affiliation set forth in the Agreement and (2) the expiration of all waiting periods in connection with the bank regulatory applications filed for approval of the Affiliation, unless otherwise mutually agreed to by ONB and City National.

  ONB and City National currently anticipate that Affiliation will be consummated during the fourth quarter of 1995.

MANAGEMENT, PERSONNEL AND OPERATIONS AFTER THE AFFILIATION

  ONB will be the surviving corporation in the Affiliation and, upon consummation of the Affiliation, the separate corporate existence of City National will cease. Consequently, the directors and officers of City National will no longer serve in such capacities after the effective time of the Affiliation.

  Upon consummation of the Affiliation, the Bank will become a wholly-owned subsidiary of ONB. The Board of Directors of the Bank serving at the effective time of the Affiliation will continue as the Board of Directors of the Bank after the effective time of the Affiliation. Following the effective time of the Affiliation, ONB, as the sole shareholder of the Bank, will have the ability to elect the Board of Directors of the Bank. The officers of the Bank serving at the effective time of the Affiliation will continue in their respective positions after the effective time, until the Board of Directors of the Bank determines otherwise.

  In general, employees of the Bank will receive benefits in accordance with the policies and programs of ONB following the Affiliation. In particular, those persons who are full-time officers or employees of the Bank as of the effective date of the Affiliation, who continue as full-time officers or employees of the Bank or any other subsidiary of ONB after such time, will receive substantially the same employee benefits on substantially the same terms and conditions that ONB may offer to similarly situated officers and employees of its banking subsidiaries from time to time, including participation in the ONB Employees' Retirement Plan ("ONB Pension Plan") and the ONB Employees' Savings and Profit Sharing Plan ("ONB Profit Sharing Plan"). In addition, years of service of an officer or employee of the Bank prior to the effective date of the Affiliation will be credited to each such officer or employee for purposes of eligibility under ONB's employee welfare benefit plans and for purposes of eligibility and vesting, but not for benefit accrual or contributions, under the ONB Pension Plan and the ONB Profit Sharing Plan. Until the employees and officers of the Bank become covered by the welfare benefit plans sponsored by ONB, such employees and officers shall remain covered by the welfare benefit plans sponsored by the Bank.

  Those officers and employees of the Bank who otherwise meet the eligibility requirements of the ONB Profit Sharing and Pension Plans, based upon their age and years of service for the Bank, will become participants thereunder as of the January 1st which coincides with or next follows the effective date of the Affiliation. Those officers and employees who do not meet the eligibility requirements of the ONB Pension Plan or ONB Profit Sharing Plan on such dates will become participants thereunder on the first "plan entry date" (as defined in the ONB Pension Plan or the ONB Profit Sharing Plan, as the case may be) which coincides with or next follows the date on which such eligibility requirements are satisfied.

  In connection with effecting the changes from the benefit plans sponsored by City National and the Bank to ONB plans, City National's Employee Stock Ownership Plan will be terminated as of the last day of the month in which the effective date of the Affiliation occurs. Benefits under the ESOP will be distributed to participants in a lump sum or by direct rollover to the ONB Profit Sharing Plan (without any separate or segregated account for the transferred assets) or into individual retirement accounts. In addition, the defined benefit and "401(k)" plans sponsored by the Bank will be merged with and into the ONB Pension Plan and the ONB Profit Sharing Plan, respectively. The mergers shall be effective as of the last day of the month in which the effective date of the Affiliation occurs.

  The Executive Supplemental Income Contracts between City National and certain of its executive officers who constitute members of a select group of management or are highly compensated employees will be maintained by ONB after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

  ONB has agreed to provide as of the effective time indemnification to the same extent provided by City National to directors and officers of the Bank who were directors and officers of City National or Bank at such time against any and all losses in connection with or arising out of any claim which is based upon any actual or alleged act or omission occurring at or prior to the effective time. Indemnification of officers and directors follow the effective time will be provided to the same extent it is provided to individuals working in similar capacities for ONB or its subsidiaries. In addition, ONB has agreed for a period of one year after the effective time to use all reasonable efforts to cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by City National with respect to claims arising from facts or events which occurred before the effective time of the Affiliation. Following the effective time, ONB will provide City National or Bank employees who become officers of ONB or any of its subsidiaries with the same directors' and officers' liability insurance coverage that ONB provides to other similarly situated directors and officers of ONB and its bank subsidiaries.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain federal income tax aspects of the Affiliation. This discussion does not purport to cover all federal income tax consequences relating to the Affiliation and does not contain any information with respect to state, local or other tax laws.

TAX OPINION

  ONB and City National have requested the law firm of Krieg DeVault Alexander & Capehart to render an opinion that the Affiliation constitutes a tax-free reorganization and, with respect to certain federal income tax consequences of the Affiliation, substantially to the effect that the Merger to be effected pursuant to the Affiliation constitutes a tax-free reorganization under the Internal Revenue Code of 1986, as amended ("Code") to each party thereto and to the shareholders of City National, except with respect to cash received by City National's shareholders (i) for fractional share interests of ONB Common Stock or (ii) pursuant to the exercise of dissenters' rights.

  The opinion rendered by Krieg DeVault Alexander & Capehart will be based upon the assumption of certain facts to be stated in the opinion. Under the Agreement, the obligations of each of ONB and City National to consummate the Affiliation is conditioned upon the receipt of an opinion of counsel substantially to the effect as set forth above.

TAX CONSEQUENCES TO ONB AND CITY NATIONAL

  The merger of City National with and into ONB constitutes a statutory merger under applicable law. Consequently, based upon the assumption of certain facts to be stated in the opinion, the merger of City National with and into ONB should constitute a tax-free reorganization. As a result, ONB and City National will recognize neither gain nor loss as a result of the Affiliation for federal income tax purposes.

TAX CONSEQUENCES TO CITY NATIONAL SHAREHOLDERS

  A.  City National Shareholders Receiving Solely ONB Common Stock
      ------------------------------------------------------------

  A City National shareholder who receives solely ONB Common Stock in exchange for all of the shares of City National Common Stock actually owned by the shareholder will not recognize any gain or loss upon such exchange for federal income tax purposes. See paragraph C. following for a discussion of the tax consequences of the receipt of cash in lieu of fractional share interests of ONB Common Stock.

  B.  Dissenting City National Shareholders Receiving Solely Cash
      -----------------------------------------------------------

  The transaction will result in income being recognized for federal income tax purposes for City National shareholders who dissent to the Affiliation and receive solely cash in exchange for their shares of City National Common Stock. A shareholder who receives solely cash for the shareholder's shares of City National Common Stock pursuant to the Affiliation through the exercise of dissenters' rights and, as a result of the surrender of all of the shareholder's shares of City National Common Stock, owns no City National Common Stock either directly or through the constructive ownership rules of Section 318 of the Code, would recognize capital gain or loss (assuming that the City National Common Stock is held by such shareholder as a capital asset) equal to the difference between the amount of the cash received and the shareholder's tax basis of its shares of City National Common Stock.

  C.  Cash Received in Lieu of Fractional Shares
      ------------------------------------------

  A City National shareholder who receives cash in lieu of a fractional share interest of ONB Common Stock will be treated as having received such fraction of a share of ONB Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of Section 302 of the Code.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE HAS NOT BEEN VERIFIED WITH THE INTERNAL REVENUE SERVICE, IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON THE FEDERAL INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT WITHOUT CONSIDERATION OF ANY STATE LAWS OR THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER OF CITY NATIONAL. THE ABOVE DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES ACQUIRED PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE RECEIVED AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES OF THE AFFILIATION TO THEM, INCLUDING THE EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND ANY OTHER TAX CONSEQUENCES.

                           COMPARATIVE PER SHARE DATA

NATURE OF TRADING MARKET

  Shares of ONB Common Stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol OLDB. On April 24, 1995, the business day immediately preceding the public announcement of the Affiliation, the closing price of ONB Common Stock reported by the NASDAQ National Market System was $34.25 per share. On September 26, 1995, the closing price of ONB Common Stock reported by the NASDAQ National Market System was $34.25 per share. The following table sets forth, for the periods indicated, the high and low per share closing prices of ONB Common Stock as reported by the NASDAQ National Market System. The prices shown below have been adjusted for all stock splits and stock dividends paid by ONB.

                              HIGH           LOW
                             -------       --------
              1992
              ----

           First Quarter     $26-5/8       $24-3/4
           Second Quarter     26-3/8        25-3/8
           Third Quarter      27-5/8        25-3/4
           Fourth Quarter     28-1/8        26-5/8

              1993
              ----

           First Quarter     $30-3/8       $27-5/8
           Second Quarter     31-1/2        29-5/8
           Third Quarter      33-5/8        30-7/8
           Fourth Quarter     36-1/8        33-1/4

             1994
             ----

           First Quarter     $35-7/8   $34-1/2
           Second Quarter     34-3/4    34-1/4
           Third Quarter      35-1/2    34-1/4
           Fourth Quarter     35-1/4    34-3/4

             1995
             ----

           First Quarter     $35-7/8   $34-1/2
           Second Quarter     34-3/4    34
           Third Quarter      34-1/2    34-1/4

  There is no established public trading market for shares of City National Common Stock and shares of City National Common Stock are traded in limited quantities in private transactions. Since there are no market makers for City National Common Stock and no recognized exchanges on which shares of City National Common Stock are traded, there is no published source of prices relating to transactions in City National Common Stock. Most trades occur as a result of private negotiations in isolated transactions, with the result that management of City National Common Stock is not directly informed of the number of trades or prices at which shares of City National Common Stock are traded. Because of the limited market for shares of City National Common Stock, the actual per share trade prices shown below may not necessarily be indicative of the value of a share of City National Common Stock.

  The table below sets forth, for the periods indicated, the high and low trade prices for shares of City National Common Stock, the number of shares traded and the number of trades of City National Common Stock, based upon information received by management of City National. The last trade of City National Common Stock, the terms of which management of City National is aware, occurred on or about June 24, 1995 and involved the sale of ten (10) shares at a price of approximately $390.00 per share. As of the Record Date, there were approximately 102 holders of City National Common Stock.

  Management of City National has not verified the accuracy of the following share prices. Further, these prices may not be a reliable indicator of the price at which more than a limited number of shares of City National Common Stock would trade, and there may have been additional shares of City National Common Stock traded at higher or lower prices of which the management of City National is unaware.

                                                NUMBER     TOTAL
                                              OF SHARES    NUMBER
                          HIGH       LOW       TRADED     OF TRADES
                       ---------    ------    ---------   ---------
           1992          $135        $110     3,433.80        26
           ----

           1993          $150        $135     5,762.45        12
           ----

           1994          $150        $150          250         1
           ----

           1995          $390        $390           10         1
           ----
           (through
           June 24,
           1995)

DIVIDENDS

  The following table sets forth the per share cash dividends paid on shares of ONB Common Stock and City National Common Stock since January 1, 1992. All dividends have been adjusted to give effect to their respective stock dividends and stock splits (if any).

                                   ONB          CITY NATIONAL
                             COMMON STOCK (1)  COMMON STOCK (2)
                             ----------------  ----------------
           1992
           ----

         First Quarter             $.18            none (3)
         Second Quarter             .18            none
         Third Quarter              .18            none
         Fourth Quarter             .18            none

           1993
           ----

         First Quarter             $.19            none (3)
         Second Quarter             .19            none
         Third Quarter              .19            none
         Fourth Quarter             .19            none

           1994
           ----

         First Quarter             $.22            $2.00
         Second Quarter             .22              -0-
         Third Quarter              .22              -0-
         Fourth Quarter             .22              -0-

           1995
           ----

         First Quarter             $.23            $2.00
         Second Quarter             .23              -0-
         Third Quarter              .23             1.15

(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of ONB Common Stock since dividend policies are subject to the discretion of the Board of Directors of ONB, general business conditions and dividends paid to ONB by its affiliate banks. For certain restrictions on the payment of dividends on shares of ONB Common Stock, see "COMPARISON OF COMMON STOCK -- Dividend Rights".

(2) The Agreement provides City National may make a quarterly cash dividend to its shareholders until consummation of the Affiliation in an amount per dividend not to exceed 25% of City National's net income for such quarterly period. City National may not pay a dividend to its shareholders during the calendar quarter in which the Affiliation is consummated if City National's shareholders will become entitled to receive a dividend on their shares of ONB Common Stock received pursuant to the Agreement.

(3) In lieu of a cash dividend, City National declared and issued a 5% stock dividend on February 21, 1992 and a 10% stock dividend on January 29, 1993.

EXISTING AND PRO FORMA PER SHARE INFORMATION

  The following table sets forth historical, pro forma and equivalent information, giving effect to the pending affiliations with First United and Shawnee Bancorp. The data on historical financial statements and the pro forma financial information included on pages 19 through 25 and has been restated to give effect to all stock dividends, including the 5% stock dividend issued by ONB on February 10, 1995. Equivalent per share data is calculated by multiplying the pro forma ONB information by the Exchange Ratio under the Agreement.

                                             As Reported
                             ------------------------------------------
                             Net Income       Cash        Book Value at
         ONB                   (Loss)       Dividends      Period End
         ---                 ----------     ---------     -------------
Six Months ended
   June 30, 1995               $ 1.05        $  0.46         $ 17.24

Year Ended December 31,
   1994                          2.03           0.88           16.76
   1993                          1.95           0.76           16.18
   1992                          1.88           0.72           15.00

                                            As Reported
                             ------------------------------------------
                             Net Income       Cash        Book Value at
     City National             (Loss)       Dividends      Period End
     -------------           ----------     ---------     -------------
Six Months ended
   June 30, 1995               $10.45        $  0.00         $183.10


Year Ended December 31,
   1994                         22.01           2.00          145.79
   1993
   1992
                                21.81           2.00          156.28
                                21.37           0.00          150.16

                                              Net Income
                                            --------------
                               ONB          City National       ONB          City National
                            Pro Forma (1)   Equivalent (1)   Pro Forma (2)   Equivalent (2)
                            -------------   --------------   -------------   --------------
Six Months ended
   June 30, 1995               $ 1.05          $  0.00          $  1.03         $ 11.89


Year Ended December 31,
   1994                          2.03             0.00             1.90           21.85
   1993                          1.95             0.00             1.93           22.20
   1992                          1.88             0.00             1.84           21.16

                                                    Cash Dividends
                           -----------------------------------------------------------------
                               ONB          City National         ONB          City National
                           Pro Forma (1)    Equivalent (1)    Pro Forma (2)    Equivalent(2)
                           -------------    --------------    -------------    -------------
Six Months ended
   June 30, 1995              $ 0.46           $  5.29           $  0.46          $  5.29

Year Ended December 31,
   1994                         0.88              0.00              0.88            10.12
   1993                         0.76              0.00              0.76             8.74
   1992                         0.72              8.28              0.72             8.28

                                                 Shareholders' Equity
                           -----------------------------------------------------------------
                                ONB         City National         ONB          City National
                           Pro Forma (1)    Equivalent (1)    Pro Forma (2)    Equivalent (2)
                           -------------    --------------    -------------    --------------
As of June 30, 1995           $17.20           $197.80           $ 17.20           $197.80

As of December 31, 1994        16.74            192.51             16.61            191.02

                                      Market Value of Common Stock
                                      ----------------------------
                                             City National
                                           -----------------
                               ONB           Historical(4)      Equivalent
                             -------         -------------      ----------
As of April 24, 1995          $34.50            183.09           $396.75

(1) Considers the pending merger with City National. See PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

(2) Considers the pending merger with City National as well as the pending mergers with First United and Shawnee Bancorp. See PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

(3) Represents the last business day prior to the public announcement of the proposed Merger with City National.

(4) Based upon the per share book value of City National Common Stock as of June 30, 1995.

                              OLD NATIONAL BANCORP
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The accompanying financial statements present a Pro Forma Condensed Combined Balance Sheet of ONB as of June 30, 1995 and Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1995 and for the years ended December 31, 1994, 1993 and 1992.

     The Pro Forma Condensed Combined Balance Sheet as of June 30, 1995 is presented giving effect to the mergers pending as of June 30, 1995 with First United and Shawnee Bancorp. The Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1995 and the years ended December 31, 1994, 1993 and 1992 are presented giving effect to each of these pending mergers as of January 1 of each of the years presented.

     The pro forma information is based upon historical financial statements. The assumptions give effect to the proposed mergers under the pooling-of-interests method of accounting. The information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparative purposes only. The information does not purport to be indicative of the results that actually would have occurred had the mergers been effected on January 1 of the years presented.

                                            PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                        AS OF JUNE 30, 1995
                                (UNAUDITED--DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                 Shawnee
                                                                                                 -------
ASSETS                           ONB      City National  Adjustments  Pro Forma   First United   Bancorp   Adjustments   Pro Forma
------                           ---      -------------  -----------  ---------   ------------   -------   -----------   ---------
Cash and due from banks....  $   179,590    $  2,507                 $   182,097    $    879     $ 1,270                $   184,246
Money market investments...        5,324       3,150                       8,474       5,614                                 14,088
Investment securities......    1,318,535      54,711                   1,373,246       5,327      13,413                  1,391,986
Loans......................    2,811,216      39,559                   2,850,775     122,457      13,432                  2,986,664
Reserve for loan losses....      (40,953)       (505)                    (41,458)       (863)       (235)                   (42,556)
Excess cost over assets
 acquired..................                      312                         312                     206                        518
Other intangibles..........                        0                           0                                                  0
Premises and equipment.....                    1,073                       1,073       1,514         716                      3,303
Other assets...............      156,282       2,662                     158,944       7,112         469                    166,525
                             -----------    --------        ----     -----------    --------     -------      -----     -----------
                             $ 4,429,994    $103,469        $  0     $ 4,533,463    $142,040     $29,271      $   0     $ 4,704,774

LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits...................    3,595,004      88,273                   3,683,277     112,343      24,082                  3,819,702
Medium term notes..........       32,000           0                      32,000           0           0                     32,000
Subordinated debentures....       31,545           0                      31,545           0           0                     31,545
Other borrowings...........      332,114       5,616                     337,730      19,000       2,795                    359,525
Other liabilities..........  $    44,814         798                      45,612       1,456         360                     47,428
                             -----------    --------        ----     -----------    --------     -------      -----     -----------
Total liabilities..........    4,035,477      94,687           0       4,130,164     132,799      27,237          0       4,290,200
Common stock...............       22,890         479          73          23,442           6          59        592          24,099
Capital surplus............      209,631           0         (73)        209,558       4,956       1,357       (592)        215,279
Retained earnings..........      160,778       8,477                     169,255       4,279         614                    174,148
Net unrealized loss........        1,218        (174)                      1,044                       4                      1,048
 Total shareholders' equity      394,517       8,782           0         403,299       9,241       2,034          0         414,574
                             $ 4,429,994    $103,469        $  0     $ 4,533,463    $142,040     $29,271      $   0     $ 4,704,774

Outstanding common shares     22,890,065                              23,441,662                                         24,099,475

Shareholders' equity per share     17.24                                   17.20                                              17.20

See Notes to Pro Forma Financial Information.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1995
     (UNAUDITED -- DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                   As Reported                                 As Reported
                                                   -----------                                 -----------

                                            ONB        City National    Pro Forma    First United    Shawnee Bancorp     Pro Forma
                                            ---        -------------    ---------    ------------    ---------------     ---------
Interest income...................      $   162,966        $3,695      $   166,661        $5,095          $1,089        $   172,845
Interest expense..................           77,768         2,068           79,836         3,166             549             83,551
                                        -----------        ------      -----------        ------          ------        -----------
Net interest income...............           85,198         1,627           86,825         1,929             540             89,294
Provision for loan losses.........            2,183            30            2,213           186              (2)             2,397
Net interest income after
 provision for loan losses........           83,015         1,597           84,612         1,743             542             86,897
Noninterest income................           18,869           221           19,090           355              56             19,501
Noninterest expense...............           68,247         1,188           69,435         1,933             498             71,866
                                        -----------        ------      -----------        ------          ------        -----------
Income (loss) before
 income taxes.....................           33,637           630           34,267           165             100             34,532
Provision for income taxes........            9,323           129            9,452            53              38              9,543
                                        -----------        ------      -----------        ------          ------        -----------
Net income (loss).................      $    24,314        $  501      $    24,815        $  112          $   62        $    24,989
                                        ===========        ======      ===========        ======          ======        ===========
Net income per common share: (d)
  Assuming no dilution............            $1.05                          $1.05                                            $1.03
                                        ===========                    ===========                                      ===========
  Assuming full dilution..........            $1.02                          $1.02                                            $1.00
                                        ===========                    ===========                                      ===========
Weighted average common shares
  outstanding: (d)
  Assuming no dilution............       23,140,212                     23,691,809                                       24,349,622
                                        ===========                    ===========                                      ===========
  Assuming full dilution..........       24,481,411                     25,033,008                                       25,690,821
                                        ===========                    ===========                                      ===========

See Notes to Pro Forma Financial Information.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1994
     (UNAUDITED -- DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                         As Reported                              As Reported
                                                         -----------                              -----------
                                                                                                             Shawnee
                                                    ONB        City National    Pro Forma    First United    Bancorp     Pro Forma
                                                    ---        -------------    ---------    ------------    -------     ---------
Interest income.......................          $   295,946        $6,193      $   302,139     $ 8,646        $1,859   $   312,644
Interest expense......................              126,109         3,083          129,192       5,266           874       135,332
                                                -----------        ------      -----------     -------        ------   -----------
Net interest income...................              169,837         3,110          172,947       3,380           985       177,312
Provision for loan losses.............                6,241            60            6,301         619             2         6,922
                                                -----------        ------      -----------     -------        ------   -----------
Net interest income after
  provision for loan losses...........              163,596         3,050          166,646       2,761           983       170,390
Noninterest income....................               33,656           283           34,042         524           177        34,743
Noninterest expense...................              134,774         2,023          136,900       6,505           853       144,258
                                                -----------        ------      -----------     -------        ------   -----------
Income (loss) before income taxes.....               62,478         1,310           63,788      (3,220)          307        60,875
Provision for income taxes............               14,500           255           14,755      (1,138)           67        13,684
                                                -----------        ------      -----------     -------        ------   -----------
Net income (loss).....................          $    47,978        $1,055      $    49,033     $ 2,082        $  240   $    47,191
                                                ===========        ======      ===========     =======        ======   ===========
Net income per common share: (d)
  Assuming no dilution................                $2.03                          $1.90                                   $1.84
                                                ===========                    ===========                             ===========
  Assuming full dilution..............                $1.98                          $1.86                                   $1.80
                                                ===========                    ===========                             ===========
Weighted average common shares
  outstanding: (d)
  Assuming no dilution................           23,595,468                     24,147,065                              24,804,878
                                                ===========                    ===========                             ===========
  Assuming full dilution..............           25,213,197                     25,764,794                              26,422,607
                                                ===========                    ===========                             ===========

See Notes to Pro Forma Financial Information.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1993
     (UNAUDITED -- DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                As Reported                                    As Reported
                                                -----------                                    -----------
                                                                                                           Shawnee
                                                                                                           -------
                                           ONB         City National      Pro Forma      First United      Bancorp       Pro Forma
                                       -----------     -------------     -----------     -------------     --------     -----------
Interest income...............         $   291,077            $5,900     $   296,977           $9,045       $1,779      $   307,801
Interest expense..............             124,958             2,841         127,799            5,841          844          134,484
                                       -----------            ------     -----------           ------       ------      -----------
Net interest income...........             166,119             3,059         169,178            3,204          935          173,317
Provision for loan losses.....               9,989               100          10,089              106           (6)          10,189
                                       -----------            ------     -----------           ------       ------      -----------
Net interest income after
   provision for loan losses..             156,130             2,959         159,089            3,098          941          163,128
Noninterest income............              32,451               325          32,776              640          183           33,599
Noninterest expense...........             125,525             1,924         127,449            2,813          835          131,097
                                       -----------            ------     -----------           ------       ------      -----------
Income (loss) before income
 taxes........................              63,056             1,360          64,416              925          289           65,630
Provision for income taxes....              16,883               316          17,199              329           71           17,599
                                       -----------            ------     -----------           ------       ------      -----------
Net income (loss).............         $    46,173            $1,044     $    47,217           $  596       $  218      $    48,031
                                       ===========            ======     ===========           ======       ======      ===========
Net income per common share: (d)
     Assuming no dilution.....               $1.95                             $1.95                                          $1.93
                                       ===========                       ===========                                    ===========
     Assuming full dilution...               $1.90                             $1.90                                          $1.88
                                       ===========                       ===========                                    ===========
Weighted average common shares
     outstanding: (d)
     Assuming no dilution.....          23,632,680                        24,184,277                                     24,842,090
                                       ===========                       ===========                                    ===========
     Assuming full dilution...          25,335,954                        25,887,551                                     26,545,364
                                       ===========                       ===========                                    ===========

See Notes to Pro Forma Financial Information.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1992
     (UNAUDITED -- DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                As Reported                                    As Reported
                                                -----------                                    -----------
                                                                                                           Shawnee
                                                                                                           -------
                                          ONB          City National      Pro Forma      First United       Bancorp      Pro Forma
                                      -----------      -------------     -----------     -------------      --------    -----------
Interest income...............        $   304,695         $6,231         $   310,926         $9,712          $1,839     $   322,477
Interest expense..............            144,908          3,364             148,272          6,785             999         156,056
                                      -----------         ------         -----------         ------          ------     -----------
Net interest income...........            159,787          2,867             162,654          2,927             840         166,421
Provision for loan losses.....             11,731             60              11,791             93             (44)         11,840
                                      -----------         ------         -----------         ------          ------     -----------
Net interest income after
  provision for loan losses...            148,056          2,807             150,863          2,834             884         154,581
Noninterest income............             28,082            293              28,375            598             179          29,152
Noninterest expense...........            113,548          1,768             115,316          3,473             858         119,647
                                      -----------         ------         -----------         ------          ------     -----------
Income (loss) before income
 taxes........................             62,590          1,332              63,922            (41)            205          64,086
Provision for income taxes....             17,853            324              18,177           (127)             61          18,111
                                      -----------         ------         -----------         ------          ------     -----------
Net income (loss).............        $    44,737         $1,008         $    45,745         $   86          $  144     $    45,975
                                      ===========         ======         ===========         ======          ======     ===========
Net income per common share: (d)
     Assuming no dilution.....              $1.88                              $1.88                                          $1.84
                                      ===========                        ===========                                    ===========
     Assuming full dilution...              $1.82                              $1.82                                          $1.79
                                      ===========                        ===========                                    ===========
Weighted average common shares
 outstanding: (d)
     Assuming no dilution.....         23,772,874                         24,324,471                                     24,982,284
                                      ===========                        ===========                                    ===========
     Assuming full dilution...         25,781,590                         26,333,187                                     26,991,000
                                      ===========                        ===========                                    ===========

See Notes to Pro Forma Financial Information.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(a) Exchange of 100% of City National common stock for 551,597 shares of ONB Common Stock.

(b) Exchange of 100% of First United common stock for 519,613 shares of ONB Common Stock.

(c) Exchange of 100% of Shawnee Bancorp common stock for 138,200 shares of ONB Common Stock.

(d) Net income per share on a fully diluted basis assumes the conversion of ONB's convertible subordinated debentures.



                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                              DESCRIPTION OF ONB

BUSINESS

          ONB is a multi-bank holding company with 23 affiliate banks located in the tri-state area comprised of Indiana and neighboring portions of Illinois and Kentucky. With total consolidated assets of $4.4 billion as of June 30, 1995, ONB is the largest independent bank holding company headquartered in the State of Indiana. Since 1985, ONB has acquired 32 financial institutions, 9 of which were combined with existing affiliate banks, and has increased its banking offices to 112.

          ONB is implementing plans for future expansion through pending affiliations with First United and Shawnee Bancorp. ONB anticipates that it will continue its policy of geographic expansion through strategic affiliations with additional commercial banks and thrifts. See "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliations".

          The principal activity of ONB is to own, manage and supervise its affiliate banks and its non-bank subsidiaries, each of which is held by ONB as a separate wholly-owned subsidiary. The primary source of ONB's revenue is dividends and fees received from its subsidiaries. There are various legal limitations on the extent to which the affiliate banks may finance, pay dividends to or otherwise supply funds to ONB. See "REGULATORY CONSIDERATIONS" and "COMPARISON OF COMMON STOCK -- Dividend Rights".

          ONB's affiliate banks engage in a wide range of commercial and consumer banking activities and provide other services relating to the general banking business. Set forth below is a list of ONB's affiliate banks by state.

Indiana                                         Kentucky                      Illinois
-------                                         --------                      --------
 Bank of Western Indiana              Farmers Bank & Trust               First National Bank
    (Covington)                          Company (Henderson)                (Harrisburg)
 Citizens National Bank               Farmers Bank & Trust               First National Bank
    (Tell City)                          Company (Madisonville)             (Oblong)
 Clinton State Bank                   First State Bank (Greenville)      Palmer-American
 Dubois County Bank (Jasper)          Morganfield National Bank             National Bank
 First-Citizens Bank &                                                      (Danville)
   Trust Company (Greencastle)                                           Security Bank &
 Gibson County Bank (Princeton)                                             Trust Company
 Indiana State Bank (Terre Haute)                                           (Mt. Carmel)
 Merchants National Bank                                                 Peoples National Bank
   (Terre Haute)                                                            (Lawrenceville)
 Old National Bank (Evansville)
 Orange County Bank (Paoli)
 People's Bank & Trust
   Company (Mt. Vernon)
 Rockville National Bank
 Security Bank & Trust Company
   (Vincennes)
 United Southwest Bank (Washington)

          In addition to these affiliate banks, ONB has six (6) non-bank affiliates. Indiana Old National Insurance Company reinsures credit life, accident and health insurance of installment consumer borrowers of ONB's affiliate banks; Old National Realty Company, Inc. owns real properties which are incidental to ONB's operations; and Old National Service Corporation provides data processing services to ONB's affiliate banks and to third parties. ONB's other three (3) non-banking subsidiaries include Old National Trust Company, Old National Trust Company -- Illinois and Old National Trust Company -- Kentucky, all of which provide trust services in their respective states.

ACQUISITION POLICY AND PENDING TRANSACTIONS

          ONB anticipates that it will continue its policy of geographic expansion through consideration of acquisitions of financial institutions located in Indiana, Kentucky and Illinois. Management of ONB currently is reviewing and analyzing potential acquisitions, as well as engaging in discussions or negotiations preliminary to letters of intent or agreements in principle concerning potential acquisitions. There can be no assurance that any of these discussions or negotiations will result in definitive agreements or consummated transactions.

          As of the date of this Proxy Statement, ONB is a party to definitive agreements to acquire First United and Shawnee Bancorp. Under these agreements, ONB proposes to issue approximately 657,813 shares of ONB Common Stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The foregoing information concerning ONB does not purport to be complete. For additional information, see the documents filed by ONB and listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" in this Proxy Statement which are specifically incorporated herein by reference.

                          DESCRIPTION OF CITY NATIONAL

BUSINESS

          City National is a Kentucky corporation and a bank holding company headquartered in Fulton, Kentucky. City National was chartered in Kentucky on August 25, 1983. City National owns all of the issued and outstanding shares of common stock of the Bank, and its business consists primarily of the ownership, supervision and control of the Bank. The common stock of the Bank is City National's principal asset and dividends paid to it by the Bank is City National's principal source of income.

          The Bank is a national banking association originally organized and chartered as a Kentucky state bank on October 2, 1897, and converted to a national bank charter on March 15, 1902. The Bank has been in continuous operation since that date. The Bank provides commercial and retail banking services to Fulton County, Kentucky and the surrounding areas. These services include accepting demand, savings and time deposits; making agricultural, commercial, industrial, consumer and real estate loans; and providing other services relating to the general commercial banking business.

          City National is subject to vigorous competition from major banking institutions, as well as other financial institutions in its principal service area, such as savings and loan associations, insurance companies, and finance companies.

PROPERTIES

          City National's principal office and the Bank's main banking office is located at 306 Lake Street, Fulton, Kentucky 42041. The Bank also operates branch facilities at the Carr Plaza Shopping Center on Highway 45 By-Pass, and at 101 Main Street, both in Fulton, Kentucky. City National owns the land and buildings of all of the Bank's offices free and clear of any major encumbrances.

LITIGATION

          There is no pending litigation of a material nature in which City National is a party or to which any of its property is subject. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or affiliate of City National, or any associate of any such director, executive officer, principal shareholder or affiliate is a party or has a material interest adverse to City National. None of the ordinary routine litigation in which City National is involved is expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of City National.

EMPLOYEES

          City National has no employees. As of June 30, 1995, the Bank had thirty-seven (37) full-time and eight (8) regular or seasonal part-time employees to whom the Bank provides a variety of benefits. Management of the Bank considers relations with its employees to be good.

MANAGEMENT

          The following table contains certain information about each director and executive officer of the Bank and City National as of the date of this Proxy
Statement:

DIRECTORS:
----------
                                                 SERVED AS
                                                DIRECTOR OF
                                               CITY NATIONAL
                                            PRINCIPAL OCCUPATION                   CONTINUOUSLY
NAME                       AGE              DURING PAST 5 YEARS                        SINCE
----                     --------           --------------------                 -----------------
R. Ward Bushart, II         49          Principal, Fulton City High                    1986
                                        School

Kenneth E. Crews            60          President of City National and                 1983
                                        the Bank

Kent Hutchins               37          President, Hornbeak Funeral                    1990
                                        Chapel, Inc.

Roger Kephart               50          Partner, Fall & Fall Insurance                 1986
                                        Agency

Louis M. McBride            70          Chairman of the Board of                       1983
                                        City National, Investment Officer
                                        of the Bank

Rodney A. Miller, Sr.       70          Retired Attorney                               1983

EXECUTIVE OFFICERS:
-------------------

      NAME                  AGE         OFFICE AND BUSINESS EXPERIENCE
      ----                 -----        ------------------------------

Louis M. McBride            70          Chairman of the Board of City National since 1983;
                                        Investment Officer of the Bank

Kenneth E. Crews            60          President of City National and the Bank since 1985


       All of the directors and the executive officers of City National hold office for a term of one (1) year. There are no arrangements or understandings between any of the directors, executive officers or any other persons pursuant to which any of City National's directors or executive officers have been selected for their respective positions. See "PROPOSED AFFILIATION -- Interests of Certain Persons in the Affiliation".

SECURITY OWNERSHIP OF MANAGEMENT

       The table below sets forth as of the Record Date the total number of shares of City National Common Stock beneficially owned by each director and executive officer of City National and by all of its directors and executive officers as a group.

                                         CITY NATIONAL
                                         COMMON STOCK
                                         BENEFICIALLY                PERCENT OF
NAME OF BENEFICIAL OWNER                  OWNED (1)                   CLASS (2)
------------------------               ----------------              -----------
R. Ward Bushart, II (3)                      1,830                       3.81%

Kenneth E. Crews (3)(4)                   2,331.17                       4.86

Kent Hutchins                                1,046                       2.18

Roger Kephart                                  126                       0.26

Louis M. McBride (3)                         1,899                       3.95

Rodney A. Miller, Sr.                          969                       2.02

     All directors and executive
     officers as a group (6)              8,201.17                      17.10%
      individuals

(1) The number of shares shown as being beneficially owned are those over which the director or executive officer has either sole or shared voting or investment power. The information contained in this column is based upon shareholder records of City National and information furnished to City National by the individuals listed.

(2) Calculated based upon 47,965 shares of City National Common Stock outstanding as of the Record Date.

(3) Messrs. Bushart, Crews and McBride are joint trustees of the City National Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"), which beneficially owns 2,699 shares of City National Common Stock in trust for the individual employees of the Bank who participate in the ESOP. The trustees vote such shares pursuant to the direction of the participants in the ESOP.

(4) Includes 306.17 shares of City National Common Stock held in the ESOP, in which shares Mr. Crews is 100% vested.

PRINCIPAL SHAREHOLDERS

       The following table sets forth, as of the Record Date, certain information about each person known to the management of City National to be beneficial owners of more than 5% of the outstanding shares of City National Common Stock. City National has no class of stock authorized, issued or outstanding other than the City National Common Stock.

NAME AND ADDRESS                       AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS (2)
-------------------                  ------------------------      --------------------
Joe Follis Bennett                            4,037                       8.41%
209 Second Street
Fulton, Kentucky 42041

The City National Bancorp, Inc.               2,699                       5.62%
Employee Stock Ownership Plan (3)
306 Lake Street
Fulton, Kentucky 42041

Bushart Family Members (4)                    7,136                      14.87%
c/o R. Ward Bushart, II
214 Third Street
Fulton, Kentucky 42041

(1) The number of shares shown as being beneficially owned are those shares over which the shareholder has either sole or shared voting or investment power. The information contained in this column is based upon information obtained from shareholder records of City National and information furnished to City National by the person listed.

(2) Calculated based upon 47,965 shares of City National Common Stock outstanding as of the Record Date.

(3) Held in trust for the benefit of 36 employees of City National who participate in the ESOP. R. Ward Bushart, Kenneth E. Crews and Louis M. McBride, all of whom are currently Directors of City National, are the joint trustees of the ESOP.

(4) Includes individual members of the Bushart Family who are brothers and sisters, including R. Ward Bushart, Tom Bushart, Susan Cardwell, Lynn B. Hyland and Nelda C. Bushart, who beneficially own in their individual names these shares of City National Common Stock. There is no voting trust agreement, understanding or arrangement pursuant to which these shares are voted as a block.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Directors and executive officers of City National and their associates are customers of and have had transactions with the Bank from time to time in the ordinary course of business. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future.


              CITY NATIONAL MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

          The following discussion is intended to provide an insight into the results of operations and financial condition of City National and the Bank on a consolidated basis. This discussion should be read in conjunction with the consolidated financial statements of City National and accompanying notes presented elsewhere in this Proxy Statement. See "INDEX TO FINANCIAL STATEMENTS". For a presentation of financial information which gives effect to the Merger, see "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

RESULTS OF OPERATIONS

          Net income was $1,055,000 in 1994, compared with $1,044,000 for 1993 and $1,008,000 in 1992. Net income in 1994 increased 1.0% from that in 1993 and net income in 1993 increased 3.67% from that in 1992.

          Return on average assets was 1.15% in 1994, compared to 1.20% in 1993 and 1.22% in 1992. Return on average shareholders' equity was 14.35% in 1994, 14.94% in 1993 and 16.92% in 1992.

NET INTEREST INCOME

          Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Taxable equivalent net interest income for 1994 was $3,381,000 compared with $3,320,000 in 1993 and $3,085,000 in 1992. The tax equivalent adjustment (which is net of the effect of the non-deductible portion of interest expense) reflected in the following table is based on a federal income tax rate of 34%. The discussion of factors influencing net interest income that follows is based on taxable equivalent data.

                         SUMMARY OF NET INTEREST INCOME
                  (In thousands on a taxable equivalent basis)

                             1994   1993   1992
                             -----  -----  -----
Interest income              6,193  5,900  6,231
Tax equivalent adjustment      271    261    218
                             -----  -----  -----
                             6,464  6,161  6,449
Interest expense             3,083  2,841  3,364
                             -----  -----  -----
Net interest income          3,381  3,320  3,085

          In 1994, tax equivalent net interest income increased $61,000 or 1.84% over 1993. The increase in 1993 over 1992 was $235,000 or 7.62%. The accompanying analysis of changes in net interest income in the following table shows the relationships of the volume and rate portions of these increases for 1994 and 1993.

          City National's tax equivalent net interest spread for the year ended December 31, 1994 was 3.35% compared to 3.63% for the year 1993. This decrease was caused by a 12 basis point decrease in the rate on interest-earning assets and a 16 basis point increase in the rate on interest-bearing liabilities. City National's net interest spread increased 15 basis points in 1993 from 3.48% in 1992. This increase was due to a 78 basis point decrease in the rate on interest-earning assets which was offset by a 93 basis point decrease in the rate on interest-bearing liabilities. Net interest spread is the difference between the average rate of interest earned on interest-earning assets and the average rate of interest expense on interest-bearing liabilities.

          Average earnings assets increased $5.4 million or 6.62% for 1994 compared to 1993. Interest-bearing liabilities averaged $75.6 million for 1994, an increase of $3.0 million or 4.11% over 1993. Average earning assets increased $4.2 million or 5.48% for 1993 compared to 1992. Interest-bearing liabilities averaged $72.7 million for 1993, an increase of 4.48% over 1992.

                  ANALYSIS OF CHANGES IN NET INTEREST INCOME
                  (In thousands on a taxable equivalent basis)

                                                         1994 vs. 1993                            1993 vs. 1992
                                                         -------------                            -------------

                                              Increase (decrease) due to change in     Increase (decrease) due to change in
                                              ------------------------------------     ------------------------------------

                                              Volume         Rate       Net Change     Volume         Rate       Net Change
                                              ------         ----       ----------     -------        ----       ----------
Interest Income
  Loans                                         415          (62)           353           387         (243)          144
  Investment securities                        (186)         168            (18)         (521)         170          (351)
  Federal funds sold and securities
      purchased under agreements
      to resell                                 (47)          47              0           (38)         (28)          (66)
  Deposits with banks                           (30)          (2)           (32)          (12)          (3)          (15)
   Total interest income                        152          151            303          (184)        (104)         (288)
Interest expense
Deposits
Demand                                            9           35             44            66          (95)          (29)
Savings                                          19            5             24            43          (26)           17
Negotiable certificates of
    deposit and other time                       58           78            136          (195)        (538)         (733)
FHLB advance                                    104           (7)            97           242            7           249
  Long-term borrowings                          (59)           0            (59)          (24)          (3)          (27)
    Total interest expense                      131          111            242           132         (655)         (523)
      Net interest income                        21           40             61          (316)         551           235

       Note: Changes in interest income and expense due to both rate and volume are allocated prorata.

         AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                 1992                          1993                           1994
                                          ------------------------------------------------------------------------------------------
                                          Average             Average   Average             Average    Average              Average
                                          Balance   Interest    Rate    Balance   Interest    Rate     Balance    Interest    Rate
                                          --------  --------  --------  --------  --------  --------  ----------  --------  --------
  ASSETS
Interest-earning assets
  Investment securities:/(1)/
     U. S. Treasury and Federal
      Agency Securities                    36,854      2,806     7.61%   36,484      2,319     6.36%      37,990     2,258     5.94%
 States and municipal Obligations           6,000        424     7.07%    7,516        507     6.75%       8,200       526     6.41%
     Other securities                         280         13     4.64%      503         23     4.57%         661        37     5.60%
        Total investment securities        43,134      3,243     7.52%   44,503      2,849     6.40%      46,851     2,821     6.02%
     Tax equivalent adjustment                           218                           261                             271
     Tax equivalent total                              3,461                         3,110                           3,092

    Federal funds sold                      5,630        197     3.50%    4,435        131     2.95%       3,098       131     4.23%
    Interest-bearing deposits with            960         90     9.38%      828         75     9.06%         487        43     8.83%
     banks
  Loans, net of unearned income/(2)/       27,758      2,701     9.73%   31,962      2,845     8.90%      36,700     3,198     8.71%

Total Interest-earning assets              77,482      6,449     8.32%   81,728      6,161     7.54%      87,136     6,464     7.42%

Allowance for loan losses                     312                           378                              472
Cash and due from banks                     2,473                         2,622                            2,391
Premises and equipment                        928                           890                              908
Other assets                                1,100                         1,218                            1,379

    Total assets                           82,295                        86,836                           92,286

   LIABILITIES
Interest bearing deposits: NOW &
  SuperNOW, Money Market
  Investment accounts                      17,503        590     3.37%   19,604        561     2.86%      19,916       605     3.04%
Savings                                     4,526        160     3.54%    5,877        177     3.01%       6,478       201     3.10%
Certificates of deposit and other time     45,871      2,513     5.48%   42,059      1,780     4.23%      43,595     1,916     4.41%
   Total interest-bearing deposits         67,900      3,263     4.81%   67,540      2,518     3.73%      69,989     2,722     3.90%

FHLB advances                                 312         15     4.81%    4,179        264     6.32%       5,877       361     6.14%
Long-term debt                              1,355         86     6.35%      966         59     6.11%
   Total interest-bearing liabilities      69,567      3,364     4.84%   72,685      2,841     3.91%      75,866     3,083     4.07%

Non-interest bearing earning demand
  deposits                                  6,437                         6,904                            7,857
Other liabilities                             391                           207                              619
   Total liabilities                       76,395                        79,796                           84,342

Shareholders' Equity                        5,900                         7,040                            7,944/(3)/


Total liabilities and shareholders'        82,295                        86,836                           92,286
 equity

Average Equity to Average Total
  Assets Ratio                               7.17%                         8.11%                            8.61%/(3)/

Net interest spread                                              3.48%                         3.63%                           3.35%
Net interest margin                                              3.98%                         4.06%                           3.88%


(1)  Investment securities at amortized cost.
(2)  Includes loans on nonaccruing income status.
(3)  Excludes unrealized loss on securities available for sale.

PROVISION FOR LOAN LOSSES

          The provision for loan losses for 1994 was $60,000 compared to $100,000 for 1993, a decrease of $40,000. During 1994, net charge-offs were $14,000 compared to net recoveries of $2,000 in 1993, an increase of $16,000. The decrease in provision for loan losses in 1994 compared to 1993 is primarily attributable to a continuing low loan loss experience and a low percentage of nonperforming loans. Net charge-offs to average loans was .04% for year 1994, compared to .-01% for 1993.

          City National's allowance for loan losses totaled $491,000 at December 31, 1994, representing an increase of $46,000 over the amount reported December 31, 1993. The allowance for loan losses was 3.05 times the level of nonperforming loans on December 31, 1994. Nonperforming and restructured loans represented 0.42% of total outstanding loans on December 31, 1994 compared to 0.27% at December 31, 1993 and 1.04% at December 31, 1992.

          The provision for loan losses for 1993 was $100,000 compared to $60,000 for 1992. During 1993, net recoveries were $2,000 compared to net recoveries of $16,000 in 1992, a decrease in recoveries of $14,000. The increase in provision for loan losses in 1993 over 1992 is due primarily to an increase in loans of $7.3 million or 25.8%.

          In evaluating the allowance for loan losses, management considers the composition of the loan portfolio, historical loan loss experience, the overall quality of the loans, and an assessment of current economic conditions. At December 31, 1994, City National's allowance for loan losses was 1.28% of loans outstanding compared to 1.24% for 1993. Management believes the allowance for loan losses at year end 1994 is adequate to cover inherent credit losses within the portfolio.

NONINTEREST INCOME AND EXPENSE

          Noninterest income was $283,000 in 1994, a decrease of $42,000 from 1993. The decrease resulted from security losses of $103,000 realized by City National in 1994 due to a restructuring of its investment portfolio.

          Noninterest expense increased $99,000 to $2,023,000 in 1994, or 5.15%. The largest category of noninterest expense is salaries and employee benefits, which represents approximately 50.4% of total noninterest expense in 1994. Salaries and employee benefits were $1,020,000 in 1994, an increase of $32,000, or 3.2%, compared to 1993. The increase was due to normal salary increases and an increase in full time equivalent employees from 37 at December 31, 1993 to 40 at December 31, 1994. The increase in full time equivalent employees was due primarily to the acquisition of the Security Trust Federal Savings and Loan branch.

          Occupancy expense remained stable in 1994 at $174,000, an increase of only $1,000 over 1993.

          Other noninterest expense, which is the second largest category of noninterest expense, includes communication, supplies, taxes and insurance, professional services, amortization and miscellaneous expenses.

          Other noninterest expense increased $66,000 from $763,000 in 1993 to $829,000 in 1994. The increases relate primarily to normal inflationary cost increases, increases in FDIC insurance of $6,000, amortization of intangibles of $5,000, and other operating costs associated with the Security Trust Federal Savings and Loan branch acquisition.

          City National is committed to efforts to develop fees and other income for services provided while holding operating expense to the minimum amount necessary to provide quality service.

          The following table is a summary of noninterest income and expense for the three year period indicated.


                        NON-INTEREST INCOME AND EXPENSE
                                (IN THOUSANDS)

                                             1994      1993      1992
                                            -----     -----     -----
Non-Interest Income:
Service charges                               283       258       225
Investment securities gains (losses)         (103)        1         0
Other                                         103        66        68
   Total other income                         283       325       293

Non-Interest Expense:
  Salaries and employee
   benefits                                 1,020       988       899
Occupancy                                     174       173       168
Other                                         829       763       701
   Total non-interest expense               2,023     1,924     1,768
Net non-interest expense as a percent of
     average assets                          1.88%     1.84%     1.79%

INCOME TAXES

         City National had an income tax expense of $255,000 in 1994, compared to an income tax expense of $316,000 in 1993, a decrease of $61,000. The decrease in 1994 is because of increased tax-exempt income and decreased net income before taxes. Income tax expense in 1993 decreased $8,000 from $324,000 in 1992. This represents an effective income tax rate of 19.5% for 1994, compared to 23.2% for 1993 and 24.3% for 1992. The difference between the effective tax rate and the statutory federal rate of 34% is due to tax exempt income on certain loans and investment securities.

                             BALANCE SHEET REVIEW

         Assets at year-end 1994 totaled $103.6 million, compared to $87.9 million at December 31, 1993, and $83.9 million at the end of 1992. Average total assets increased $5.4 million in 1994 to $92.3 million, and $4.5 million in 1993 to $86.8 million. The increase in 1994 is related primarily to the acquisition in October 1994 of approximately $13.1 million of deposits from a branch of a federal savings and loan.

LOANS

          Total loans, net of unearned income, averaged $36.7 million in 1994, compared with $31.9 million in 1993. At year-end 1994, loans net of unearned income totaled $38.4 million, compared to $36.0 million at December 31, 1993, and $28.6 million at December 31, 1992. Increases in 1994 and 1993 are primarily the result of increased residential mortgage demand due to generally low mortgage interest rates.

          The following table represents a summary of City National's loan portfolio by category for each of the last five years. Other than the categories noted, there is no concentration of loans in any industry greater than 5% in the portfolio. City National has no foreign loans or highly leveraged transactions in its loan portfolio.

                               LOANS OUTSTANDING
                            (Dollars in thousands)

                                                                                    December 31
                                                      ----------------------------------------------------------------------
                                                       1994            1993            1992             1991            1990
                                                       ----            ----            ----             ----            ----
Commercial                                             4,471           4,393           2,993           3,153           3,081
Real estate construction                                 318             264             179             276             234
Real estate mortgage                                  21,291          20,148          16,042          15,891          15,410
Agricultural                                           2,620           3,057           2,366           1,597           1,477
Installment                                            8,396           7,086           6,001           5,828           5,876
Other                                                  1,953           1,601           1,503           1,488           1,755
Total loans                                           39,049          36,549          29,084          28,233          27,833
Less unearned income                                    (631)           (531)           (454)           (507)           (597)
Total loans net of unearned income                    38,418          36,018          28,630          27,726          27,236

          The following table sets forth the maturity distribution and interest sensitivity of selected loan categories at December 31, 1994. Maturities are based upon contractual terms. City National's policy is to specifically review and approve any loan renewed; no loans are automatically rolled over.

                   LOAN MATURITIES AND INTEREST SENSITIVITY
                              December 31, 1994
                            (Dollars in thousands)

                                One Year  One Through     Over      Total
                                or Less   Five Years   Five Years   Loans
                                -------   ----------   ----------   -----
    Commercial                   $2,241     $1,600        $630      $4,471
    Real estate construction        196          0         122         318
      Total                       2,437      1,600         752       4,789
    Fixed rate loans                644        320         248       1,212
    Floating rate loans           1,793      1,280         504       3,577
      Total                       2,437      1,600         752       4,789

DEPOSITS

          Total deposits averaged $77.8 million in 1994, compared to $74.4 million in 1993, a 4.6% increase. At December 31, 1994, deposits totaled $90.2 million compared to $73.7 million at December 31, 1993. The increase is primarily attributable to the purchase of $13.1 million in deposits from the savings and loan branch acquisition in October, 1994. Excluding this branch acquisition, deposits increased $3.4 million or 4.6% from December 31, 1993 to December 31, 1994.

          Total deposits averaged $74.4 million in 1993, compared to $74.3 million for 1992. The lack of significant deposit growth in 1993 was due to the increased use of Federal Home Loan Bank advances rather than deposits to fund loan growth.

          The table below provides information on the maturities of time deposits of $100,000 or more at December 31, 1994.

                               MATURITY OF TIME
                         DEPOSITS OF $100,000 OR MORE
                               December 31, 1994
                                (in thousands)

    Maturing 3 months or less                                        $1,805
    Maturing over 3 months through 6 months                           1,034
    Maturing over 6 months through 12 months                            234
    Maturing over 12 months                                           1,885
                                                                     ------
                                                                     $4,958

LIQUIDITY AND INTEREST SENSITIVITY

          Liquidity risk is the possibility that City National may not be able to meet its cash requirements. Management of liquidity risk includes maintenance of adequate cash and sources of cash to fund operations and meet the needs of borrowers, depositors and creditors. Liquidity must be maintained at a level which is adequate but not excessive. Excess liquidity has a negative impact on earnings resulting from the lower yields on short-term assets.

          In addition to cash and cash equivalents, the securities portfolio provides an important source of liquidity. The total of securities maturing within one year and cash and cash equivalents was $25.4 million as of December 31, 1994. Additionally, securities available-for-sale with maturities greater than one year totaled $29.5 million at December 31, 1994. These securities are available to meet liquidity needs on a continuing basis.

          City National maintains a relatively stable base of customer deposits which has historically exhibited steady growth. This growth, when combined with other sources, is expected to be adequate to meet its demand for funds. Due to the nature of the markets served by City National, management believes that the majority of certificates of deposit of $100,000 or more are no more volatile than its core deposits. During a period of relatively low interest rates, these balances have remained relatively stable for 1993 and 1994. Certificates of deposits of $100,000 or more represented approximately 5% of total deposits for both years.

          City National also relies on Federal Home Loan Bank advances for both liquidity and asset/liability management purposes. These advances are used primarily to fund long-term fixed rate residential mortgage loans. FHLB advances decreased from $6.0 million in 1993 to $5.8 million in 1994.

          City National generally relies upon net cash inflows from financing activities, supplemented by net cash inflows from operating activities, to provide cash used in its investing activities. Significant financing activities include deposit gathering and Federal Home Loan Bank borrowings. City National's primary investing activities include purchases of investment securities and loan originations. Management believes that City National has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment.

          The interest rate sensitivity analysis at December 31, 1994, which accompanies this discussion, illustrates in summary form the information which is developed. Amounts are classified based on the earliest period in which they can be normally be expected to be repriced.

          As shown by the interest rate sensitivity analysis, the total amount of maturities of City National's interest-bearing liabilities exceed the total amount of maturities of its interest-earning assets during the first year. This position, which is normally termed a negative interest sensitivity gap, generally allows for enhanced net interest income during periods of decreasing interest rates. However, because the negative interest-sensitivity gap, which is within City National's internal policy guidelines, is not significant, City National has the ability to manage its interest sensitivity during periods of increasing interest rates. The following table provides an analysis of City National's interest rate sensitivity.

                      INTEREST RATE SENSITIVITY ANALYSIS
                               December 31, 1994

                                             90                     5         Over 5
                                            Days      1 Year      Years       Years       Total
                                          --------   --------    --------    --------    --------
Assets
  Loans, net of unearned income            $ 9,271    $ 5,907     $12,434     $10,806     $38,418
  Investment securities/(1)/                 5,486      8,994      18,279      19,358      52,117
  Other assets                               5,200       -           -            -         5,200
                                           -------    -------     -------     -------     -------
   Total interest-earning assets           $19,957    $14,901     $30,713     $30,164     $95,735

  Sources of Funds

  Interest bearing deposits                $23,477    $18,929     $17,164     $21,408     $80,978

  FHLB advances                                 68        212       1,305       4,168       5,753
                                           -------    -------     -------     -------     -------
    Total interest-bearing                 $23,545    $19,141     $18,469     $25,576     $86,731
     liabilities
    Interest sensitivity gap               $(3,588)   $(4,240)    $12,244     $ 4,588

  Cumulative interest sensitivity          $(3,588)   $(7,828)    $ 4,416     $ 9,004
  Cumulative interest sensitivity a
   a percentage of total assets              -3.75%     -8.18%       4.61%       9.41%

(1) Available for sale securities are recorded at fair value.

          A number of other techniques are used to measure the liquidity position, including the utilization of the ratios that are presented below. These ratios are calculated based on annual averages for each year.

                               LIQUIDITY RATIOS

                                    1994   1993   1992
                                   -----  -----  -----
Total loans/total deposits         47.3%  42.9%  37.3%
Net short-term borrowings/total       0      0      0
 assets

          This analysis shows that City National's loan to deposit ratios increased in 1994 compared to 1993 and 1992 due to an increase in loan demand that exceeded the increase in deposit activity. However, this increase does not result in any substantial liquidity risk.

ASSET QUALITY

     With respect to asset quality, management considers three categories of assets to merit constant scrutiny. These categories include (1) loans that are currently nonperforming, (2) other real estate, (3) loans that are currently performing but which management believes require special attention.

     City National discontinues the accrual of interest on loans that become 90 days past due as to principal or interest unless they are adequately secured and in the process of collection. A loan remains in a nonaccrual status until factors indicating doubtful collection no longer exist. A loan is classified as a restructured loan when the interest rate is materially reduced or the term is extended beyond the original maturity date because of the inability of the borrower to service the interest payments at market rates. Other real estate is recorded at the lower of cost or fair value less estimated costs to sell. A summary of the components of nonperforming assets, including several ratios using period-end data, is shown below:


                             NONPERFORMING ASSETS
                            (Dollars in thousands)

                                                            1994      1993      1992      1991      1990
                                                            ----      ----      ----      ----      ----
Nonaccrual Loans                                              87        57       268        43       165
Accruing loans which are contractually past due 90
 days or more                                                 74        41        30         7        57
Restructured Loans                                             0         0         0         0         0
Total nonperforming and restructured loans                   161        98       298        50       222
Other real estate                                              0         0        46       115       142
Total nonperforming and restructured loans and
 other real estate                                           161        98       344       165       364
Nonperforming and restructured loans as a
 percentage of net loans                                    0.42%     0.27%     1.04%     0.18%     0.82%
Nonperforming and restructured loans and other real
 estate as a percentage of total assets                     0.16%     0.11%     0.41%     0.20%     0.47%

     Nonperforming and restructured loans at December 31, 1994 were $161,000 compared to $98,000 at December 31, 1993 and $298,000 at December 31, 1992. At December 31, 1994, loans currently performing but which management believes require special attention were not significant. City National continues to follow its long-standing policy of not engaging in international lending and not concentrating lending activity in any one industry.

     The following table reflects interest income on non-accrual and restructured loans for the five years ended December 31, 1994.

             INTEREST INCOME ON NON-ACCRUAL AND RESTRUCTURED LOANS

                                             Year Ended December 31,
                                     ----------------------------------------
                                     1994     1993     1992     1991     1990
                                     ----     ----     ----     ----     ----

          Contractual interest      $    7   $    5   $   35   $    5   $   22
          Interest recognized       $    0   $    0   $    4   $    0   $    9

LOAN LOSSES

     The following table is a summary of City National's loan loss experience for each of the past five years.

                                                                 Year Ended December 31,
                                                     --------------------------------------------------
                                                     1994        1993        1992       1991       1990
                                                     ----        ----        ----       ----       ----
Balance at beginning of year                          445         343         267        210        250
Amounts charged off:
  Commercial                                            7           3          35          0          6
  Real estate  construction                             0           0           0          0          0
  Real estate mortgage                                  0           0          22          4         20
  Agricultural                                          0           0           0          0          0
 Consumer                                               9           6           8         12          4
Total loans charged off                                16           9          65         16         30
Recoveries on amounts previously charged off:
  Commercial                                            0           9          80          1          1
  Real estate construction                              0           0           0          0          0
  Real estate mortgage                                  0           0           0          0          0
  Agricultural                                          0           0           0          0          0
  Consumer                                              2           2           1          2          2
Total recoveries                                        2          11          81          3          3
Net charge-offs                                        14          -2         -16         13         27
Provision for loan losses                              60         100          60         70        -13
Balance at end of year                                491         445         343        267        210
Total loans, net of unearned income:
  Average                                          36,700      31,962      27,758     27,397     27,715
  At December 31                                   38,418      36,018      28,630     27,726     27,236
As a percentage of average loans:
  Net charge-offs                                     .04%       -.01%       -.06%       .05%       .10%
  Provision for loan losses                           .16%        .31%        .22%       .26%      -.05%
  Allowance as a percentage of year-end net loans    1.28%       1.24%       1.20%       .96%       .77%
  Allowance as a multiple of net charge-offs         35.07        N/M         N/M       20.54       7.78

ALLOWANCE FOR LOAN LOSSES

     The following tables set forth an allocation for the allowance for loan losses by category of loan and a percentage distribution of the allowance allocation. In making the allocation, consideration was given to such factors as management's evaluation of risk in each category, current economic conditions and charge-off experience. An allocation for the allowance for loan losses is an estimate of the portion of the allowance that will be used to cover future charge-offs in each loan category, but it does not preclude any portion of the allowance allocated to one type of loan being used to absorb losses of another loan type.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                          (DECEMBER 31, IN THOUSANDS)

                             1994   1993   1992   1991   1990
                             ----   ----   ----   ----   ----

Commercial                  $  43  $  43  $  48  $  32  $  13
Real estate construction        0      0      0      0      0
Real estate mortgage          339    304    218    179    148
Agricultural                   10     11      8      4      3
Consumer                       86     73     61     46     42
Other                          13     14      8      6      4
Total                       $ 491  $ 445  $ 343  $ 267  $ 210

               ALLOCATION OF YEAR-END ALLOWANCE FOR LOAN LOSSES
              AND PERCENTAGE OF EACH TYPE OF LOAN TO TOTAL LOANS

December 31,            1994                1993                1992                1991                1990
                        ----                ----                ----                ----                ----
                  Allowance   Loans   Allowance   Loans   Allowance   Loans   Allowance   Loans   Allowance   Loans
Commercial            8.73%  11.15%       9.59%  12.02%      14.00%  10.29%      11.97%  11.17%       6.07%  11.07%
Real estate              0     .82%          0     .72%          0     .62%          0     .98%          0     .84%
 construction
Real estate
 mortgage            68.97%  54.53%      68.32%  55.13%      63.53%  55.16%      67.20%  56.29%      70.37%  55.37%
Agricultural          2.15%   6.70%       2.60%   8.37%       2.30%   8.13%       1.35%   5.66%       1.70%   5.31%
Consumer             17.50%  21.50%      16.39%  19.39%      17.75%  20.64%      17.26%  20.64%      20.11%  21.11%
Other                 2.65%   5.00%       3.10%   4.37%       2.42%   5.16%       2.22%   5.26%       1.75%   6.30%
                     100.0%  100.0%      100.0%  100.0%      100.0%  100.0%      100.0%  100.0%      100.0%  100.0%

CAPITAL

     As displayed by the following table, City National's Tier 1 capital (as defined by the Federal Reserve under its risk-based capital guidelines) at December 31, 1994 increased $636,000 from the 1993 amount to $8.1 million. Total capital was $8.6 million at December 31, 1994. City National's risk-based capital and leverage ratios, also shown in the following table, exceed the 6% Tier 1, 10% total capital and 5% leverage minimums that are required for each ratio. The leverage ratio compares Tier 1 capital to total average assets less disallowed amounts of goodwill.


                         SELECTED CAPITAL INFORMATION
                 (In Thousands, except ratios, at December 31)

                                           1994     1993     Change
                                          -------  -------  --------

Shareholders' Equity/(1)/                  8,455    7,496      959
Less disallowed amount of goodwill           323        0      323
Tier I capital                             8,132    7,496      636
Allowance for loan losses                    491      445       46
Tier II capital                              491      445       46

Total capital                              8,623    7,941      682
Total risk-weighted assets                55,178   49,709    5,469
Ratios
Tier I capital to risk-weighted assets     14.74%   15.08%   (0.34%)
Total capital to risk-weighted assets      15.63%   15.97%   (0.34%)
Leverage                                    8.19%    8.46%   (0.27%)

(1)  Excluding net unrealized gains and losses on securities available for sale.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital categories for insured depository institutions under its Prompt Corrective Action Provisions. The bank regulatory agencies adopted regulations, which became effective in 1992, defining these five capital categories for banks they regulate. The categories vary from "well capitalized" to "critically undercapitalized". A "well capitalized" bank is defined as one with a total risk-based capital ratio of 10% or above, a Tier I risk-based capital of 6% or above, a leverage ratio of 5% or above and one not subject to any order, written agreement, capital directive, or prompt corrective action directive to meet or maintain a specific capital level. On December 31, 1994, City National's subsidiary had total risk-based capital, Tier I risk-based capital and leverage ratios that exceeded the minimum requirements established for the "well-capitalized" category.

SECURITIES, FEDERAL FUNDS SOLD AND RESALE AGREEMENTS

     Securities, including those classified as held to maturity and available for sale, increased from $44.3 million at December 31, 1993 to $54.3 million at year-end 1994. Securities increased from $44.0 million at December 31, 1992 to $44.3 million in 1993. Federal funds sold totaled $4,850,000 at December 31, 1994 compared to $1,300,000 at December 31, 1993, and $5,500,000 at December 31,
1992. Federal funds sold averaged $3.1 million in 1994, $4.4 million in 1993 and $5.6 million in 1992.

     City National adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", on January 1, 1994. Adoption of the Statement resulted in an increase in stockholders' equity of $346,000, which is net of deferred income taxes. The following tables present the carrying value of securities for each of the past three years and the maturities and yield characteristics of securities as of December 31, 1994.

                         CARRYING VALUE OF SECURITIES
                              (AT AMORTIZED COST)
                                  DECEMBER 31
                                (IN THOUSANDS)

                                              1994       1993        1992
                                              ----       ----        ----

U. S. Treasury securities:
  Available for sale                       $ 8,344    $     0     $     0
  Held to maturity                               0        997       4,003
U. S. federal agency securities:
  Available for sale                        22,230          0           0
  Held to maturity                               0     17,406      16,158
State and municipal obligations:

  Available for sale                             0             0        0
  Held to maturity                           8,204         7,842    6,645
Mortgage-backed agency securities:
  Available for sale                        14,872             0        0
  Held to maturity                               0        17,460   16,819
Other securities:
  Available for sale                             0             0        0
  Held to maturity                             683           649      361
Total securities:
  Available for sale                        45,446             0        0
  Held to maturity                           8,887        44,354   43,986
Total                                       54,333/(1)/   44,354   43,986

(1) $51,954 at market value.

                      MATURITY DISTRIBUTION OF SECURITIES
                               DECEMBER 31, 1994
                            (DOLLARS IN THOUSANDS)

                                                    Over One    Over Five                Asset-
                                                      Year        Years                  Backed
                                        One Year     Through     Through    Over Ten   and Equity            Market
                                         Or Less   Five Years   Ten Years     Years    Securities    Total   Value
                                        --------   ----------   ---------   --------   ----------   ------   ------

U. S. Treasury and Federal agencies:
  Available for sale                      13,466        9,652       6,006      1,450            0   30,574   29,170
  Held to maturity                             0            0           0          0            0        0        0
Mortgage-backed agency securities:
  Available for sale                           0            0           0          0       14,872   14,872   14,060
  Held to maturity                             0            0           0          0            0        0        0
State and municipal obligations:
  Available for sale                           0            0           0          0            0        0        0
  Held to maturity                           983        2,667       2,550      2,004            0    8,204    8,041
Equity securities:
  Available for sale                           0            0           0          0            0        0        0
  Held to maturity                             0            0           0          0          683      683      683
Total securities:
  Available for sale                      13,466        9,652       6,006      1,450       14,872   45,446   43,230
  Held to maturity                           983        2,667       2,550      2,004          683    8,887    8,724
Total                                     14,449       12,319       8,556      3,454       15,555   54,333   51,954
Percent of total                           26.59%       22.67%      15.75%      6.36%       28.63%  100.00%
Weighted average yield*                     6.36%        6.47%       5.72%      6.59%        6.34%    6.31%

ACCOUNTING AND REGULATORY MATTERS

     In December 1990, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 106 ("SFAS No. 106"), "Employers' Accounting for Post-Retirement Benefits Other Than Pensions". This Statement is effective for annual financial statements for fiscal years beginning after December 15, 1994. SFAS No. 106 establishes a standard of financial accounting and reporting for an employer that offers post-retirement benefits other than pensions to its employees. City National has no such post-retirement benefits and, accordingly, believes there will be no effect on the financial condition or results of operations of City National from the issuance of SFAS No. 106.

     In November 1992, FASB issued Statement of Financial Accounting Standards No. 112 ("SFAS No. 112"), "Employers' Accounting for Post-Retirement Benefits". SFAS No. 112 requires recognition of the obligations to provide post-employment benefits to former or inactive employees after employment, but before retirement. The effective date for SFAS No. 112 is for fiscal years beginning after December 15, 1993. City National has no such post-employment benefits and, accordingly, believes there will be no effect on City National's financial condition or results of operations from the issuance of SFAS No. 112.

     In May 1993, FASB issued Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan". The Statement requires that impaired loans that are within the scope of SFAS No. 114 be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, the loan's observable market price, with a fair value of the collateral if the loan is collateral dependent. Adoption of SFAS No. 114 is required in January 1995, with earlier adoption permitted. Adoption of SFAS No. 114 did not have a material effect on City National's financial condition or results of operations.

     Also, in May 1993, FASB issued SFAS No. 115 (discussed in "Securities, Federal Funds Sold and Resale Agreements"). The adoption of SFAS No. 115 did not have a material effect on City National's financial condition or results of operations.

     In May 1995, FASB issued Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights", which requires the allocation of the total cost of mortgage loans to the mortgage servicing rights and the loans based on their relative fair values if it is practicable to estimate those fair values. The Statement is effective for fiscal years beginning after December 15, 1995. City National plans to adopt this Statement, as required, on January 1, 1996. The effect of adopting this new Statement is not expected to be material to City National's financial condition or results of operations.

LEGAL PROCEEDINGS

     Legal proceedings involving City National and its subsidiary periodically arise in the ordinary course of business, including claims by debtors and their related interests against City National's subsidiary following initial collection proceedings. These legal proceedings sometimes can involve claims for substantial damages. Presently, neither City National nor its subsidiary is subject to a legal proceeding that if decided in a manner adverse or unfavorable to City National or its subsidiary would have a material adverse effect upon the consolidated financial statements of City National.

IMPACT OF INFLATION AND CHANGING PRICES

     The majority of City National's assets and liabilities are monetary in nature. Therefore, City National differs greatly from most commercial and industrial companies that have significant investments in nonmonetary assets, such as fixed assets and inventories. Inflation does have an important impact on the growth of assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other expenses, which tend to rise during periods of general inflation.

     Management believes the most significant impact on financial and operating results is City National's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against the effects of wide interest rate fluctuations.

                      DISCUSSION AND ANALYSIS FOR THE SIX
                   MONTH PERIOD ENDED JUNE 30, 1995 AND 1994

     Net income was $501,000 for the six month period ended June 30, 1995, compared to $568,000 for the comparable period in 1994.

     Return on average assets (annualized) was 0.97% for the six month period ended June 30, 1995, compared to 1.28% for the comparable period in 1994. Return on average shareholders' equity (annualized) was 12.70% for the six month period ended June 30, 1995, and 15.20% for the comparable period in 1994.

     Taxable equivalent net interest income for the six month period ended June 30, 1995 was $1,763,000, compared to $1,663,000 for the comparable period in 1994.

     The provision for loan losses was $30,000 for the six months ended June 30, 1995 and 1994. During the six month period ended June 30, 1995, net charge-offs were $16,000, compared to net recoveries of $1,000 for the comparable period in 1994.

     Noninterest income for the six month period ended June 30, 1995 was $221,000, compared to $226,000 for the comparable period in 1994. Service fees increased $47,000 in 1995 due primarily to the acquisition of deposit accounts of the Security Trust Federal Savings and Loan branch in October 1994. This increase was offset by a $45,000 decrease in gains on the sale of securities.

     Noninterest expense for the six month period ended June 30, 1995 was $1,188,000, compared to $986,000 for the comparable period in 1994. The increase is partially due to increases in the number of full time equivalent employees from 38 at June 30, 1994 to 42 at June 30, 1995, resulting in increased salary and benefit costs. The increase in the number of employees is primarily due to the Security Trust Federal Savings and Loan branch acquisition. Other increases include increased legal expense of $47,000, FDIC insurance of $10,000, occupancy of $12,000, and amortization of intangibles of $11,000.
These increases are primarily related to the costs associated with the Security Trust Federal Savings and Loan branch acquisition. Management expects noninterest expense to be lower in the second half of 1995 due to an anticipated decrease in FDIC insurance assessments and realization of economies of scale from the Security Trust Federal Savings and Loan branch acquisition.

     Income tax expense for the six month period ended June 30, 1995 was $129,000, compared to $170,000 for the comparable period in 1994.

     Total loans, net of unearned income, averaged $39.6 million for the six month period ended June 30, 1995, compared with $36.7 million for the year ended December 31, 1994. At the end of the six month period ending June 30, loans net of unearned income totaled $39.6 million for 1995, compared to $38.4 million at December 31, 1994. The increase in 1995 is primarily the result of normal loan growth and $308,000 in loans acquired in the Security Trust Federal Savings and Loan branch acquisition.

     At June 30, 1995, City National's interest-earning liabilities exceeded its interest-bearing assets during the first year, which created a negative interest sensitivity gap. The cumulative adjusted interest sensitivity gap as a percent of total assets at June 30, 1995 was (2.57%) for assets and liabilities maturing within 90 days, compared to (3.75%) for December 31, 1994 and (6.15%) for assets and liabilities maturing between 91 and 365 days, compared to (8.18%) for December 31, 1994.

     At June 30, 1995, City National's ratio of total loans to total deposits was 44.24%, compared to 42.61% at December 31, 1994.

     Total nonperforming assets at June 30, 1995 were $160,000, compared to $161,000 at December 31, 1994.

     At June 30, 1995, City National had total Tier I risk-based capital, total capital and leverage ratios that exceeded the minimum requirements established for the "well-capitalized" category under federal banking law. At June 30, 1995, City National's ratio of Tier I capital to risk-weighted assets was 15.94% (compared to 14.74% at December 31, 1994), its total capital to risk-weighted assets was 16.87% (compared to 15.63% at December 31, 1994), and its leverage ratio was 8.35% (compared to 8.19% at December 31, 1994).

                           REGULATORY CONSIDERATIONS

REGULATION OF ONB, CITY NATIONAL AND AFFILIATES

     ONB and City National Regulation. ONB and City National are registered as bank holding companies and are subject to the regulations of the Federal Reserve under the BHC Act. Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

     ONB and its affiliate banks and City National are subject to the Federal Reserve Act, which restricts financial transactions between banks and affiliated companies. The statute limits credit transactions between a depository institution and its executive officers and its affiliates, prescribes terms and conditions for affiliate transactions deemed to be consistent with safe and sound banking practice, and restricts the types of collateral security permitted in connection with an institution's extension of credit to an affiliate.

     Affiliate and Bank Regulation. The affiliate banks of ONB which are national banks, and the Bank, are supervised, regulated and examined by the Office of the Comptroller of the Currency ("OCC"). The affiliate banks of ONB which are state banks chartered in Indiana are supervised, regulated and examined by the Indiana Department of Financial Institutions. ONB's affiliate banks chartered in Kentucky are supervised, regulated and examined by the KDFI and those affiliate banks chartered in Illinois are supervised, regulated and examined by the Illinois Commissioner of Banks and Trust Companies. In addition, those ONB affiliate banks which are state banks and members of the Federal Reserve are supervised and regulated by the Federal Reserve and those which are not members of the Federal Reserve are supervised and regulated by the Federal Deposit Insurance Corporation ("FDIC"). Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

     Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, community reinvestment, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

     Each affiliate of ONB has the power to engage in the business of banking as provided by the law of its incorporation. These laws differ from state to state and from federal law to state law. However, insured state-chartered banks are prohibited under FDICIA from engaging as principal in activities that are not permitted for national banks under federal law, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

CAPITAL ADEQUACY GUIDELINES

     Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities such as standby letters of credit) of 8%. At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

     The following are ONB's and City National's regulatory capital ratios as of June 30, 1995:

                                      ONB        CITY NATIONAL
                                     ------      --------------

               Tier 1 Capital:       13.49%          15.94%

               Total Capital:        15.79%          16.87%

               Leverage Ratio:        8.60%           8.35%

     Depository institution affiliates of ONB and City National are required to meet similar capital adequacy ratios. The FDIC, OCC and Office of Thrift Supervision ("OTS") have adopted risk-based capital ratio guidelines to which depository institutions under their respective supervision are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Like the capital guidelines established by the Federal Reserve, these guidelines divide an institution's capital into two tiers. Depository institutions are required to maintain a total risk-based capital ratio of 8%. The banking agencies may, however, set higher capital requirements when an institution's particular circumstances warrant. Depository institutions experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     In addition, the agencies established guidelines prescribing a minimum Tier 1 leverage ratio of 3% for depository institutions that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other institutions are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

     All of ONB's affiliate banks, as well as the Bank, exceed the risk-based capital guidelines as of June 30, 1995.

     Effective September 1, 1995, the OCC, the Federal Reserve and the FDIC amended their capital standards to specify that the banking agencies will include in their evaluations of a bank's capital adequacy an assessment of its exposure to declines in the economic value of the bank's capital due to changes in interest rates. Concurrently, these banking agencies issued for comment a joint policy statement describing the process the banking agencies will use to measure and assess the exposure of a bank's net economic value to changes in interest rates. The information and exposure estimates collected through this new proposed supervisory measurement process will be one quantitative factor used by examiners to determine the adequacy of an individual bank's capital for interest rate risk. Other quantitative factors that examiners will consider include the bank's historical financial performance and its earnings exposure to interest rate movements. Examiners will also consider qualitative factors, including the adequacy of the bank's internal interest rate risk management.

     After the banking agencies and banking industry gain sufficient experience with the proposed measurement process, the banking agencies intend, through a subsequent rulemaking process, to issue a proposed rule that would establish an explicit capital charge for interest rate risk that will be based upon the level of a bank's measured interest rate risk exposure.

     The proposed interagency supervisory policy statement requires certain banks to submit new interest rate risk consolidated reports of condition and income, or call report, schedules beginning in March 1996, indicating the maturity, repricing or price sensitivity of their various on- and off-balance sheet instruments. A bank would also have the option of reporting its internal market estimates of the price sensitivity of its major portfolios and its net economic value. Banks with assets under $300 million, composite CAMEL supervisory ratings of 1 or 2, and moderate or low holdings of assets with intermediate -and long-term maturity or repricing characteristics would be exempt from expanded reporting requirements.

     The supervisory model would apply a series of interest rate risk weights to a bank's reported repricing and maturity balances. The risk weights estimate price sensitivity of a bank's reported balances to a 200 basis-point change in interest rates. The summation of these weighted balances, along with certain price sensitivity information that a bank may be required to report, results in a net risk-weighted exposure for the institution. That exposure represents the estimated change in the bank's economic value to the specified change. Full implementation of the proposed supervisory policy statement for assessing the adequacy of bank capital for interest rate risk would occur on December 31, 1996.

     It is too early to assess the impact, if any, these new rules and proposals will have on ONB or its subsidiaries.

BRANCHING AND ACQUISITIONS

     Branching. Branching by ONB affiliate banks in Indiana, Kentucky and Illinois is subject to the jurisdiction, and requires the prior approval, of the bank's primary federal regulatory authority and, if the branching bank is a state bank, of the Indiana Department of Financial Institutions, KDFI or Illinois Commissioner of Banks and Trust Companies (depending upon the location of the principal office of the bank). Under current law, branches may be established by banks in Illinois and Indiana throughout the state; however, in Kentucky, branches may only be established in the home county of the bank. As discussed below, Congress recently authorized interstate branching, with certain limitations, beginning in 1997.

     Acquisitions. Bank holding companies, such as ONB and City National, are prohibited by the BHC Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHC Act also currently prohibits ONB from acquiring control of any bank operating outside the State of Indiana unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located. That prohibition will no longer be applicable as of September 29, 1995, as discussed below. Additionally, ONB and City National are prohibited by the BHC Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The BHC Act does not place territorial restrictions on the activities of such nonbanking-related activities.

     The BHC Act specifically authorizes a bank holding company, upon receipt of appropriate approvals from the Federal Reserve and the Director of the OTS, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. A savings association acquired by a bank holding company cannot continue any non-banking activities not authorized for bank holding companies. Savings associations acquired by a bank holding company may, if located in a state where the bank holding company is legally authorized to acquire a bank, be converted to the status of a bank, but deposit insurance assessments and payments continue to be paid by the association to the Savings Association Insurance Fund ("SAIF"). A savings association so converted to a bank becomes subject to the branching restrictions applicable to banks. Also, any insured depository institution may merge with, acquire the assets of, or assume the liabilities of any other insured depository institution with the appropriate regulatory approvals if (i) continued payments of deposit insurance premiums are made on the acquired depository institution's deposits (including an assumed rate of growth in such deposits) to SAIF (if the acquired institution was a SAIF member) or to the Bank Insurance Fund ("BIF") (if the acquired institution was a BIF member), (ii) the acquiring institution and any holding company in control thereof meet all applicable capital requirements at the time of the transaction, and (iii) if the acquiring institution is a BIF member, the transaction meets any limitations on geographic expansion.

INTERSTATE BANKING

     In 1994, Congress enacted sweeping changes to the interstate branching and expansion powers of depository institutions and their holding companies in The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which allows for interstate banking and interstate branching without regard to whether such activity is permissible under state law. Beginning on September 29, 1995, bank holding companies may acquire banks anywhere in the United States subject to certain state restrictions. Beginning on June 1, 1997, an insured bank may merge with an insured bank in another state without regard to whether such merger is prohibited by state law. Additionally, an out-of-state bank may acquire the branches of an insured bank in another state without acquiring the entire bank; provided, however, that the law of the state where the branch is located permits such an acquisition. States may permit interstate branching earlier than June 1, 1997, where both states involved with the bank merger expressly permit it by statute. Further, bank holding companies may merge existing bank subsidiaries located in different states into one bank.

     Beginning on September 29, 1995, an insured bank subsidiary may act as an agent for an affiliated bank or savings association in offering limited banking services (receive deposits, renew time deposits, close loans, service loans and receive payments on loans obligations) both within the same state and across state lines.

FDICIA

     FDICIA accomplished a number of sweeping changes in the regulation of depository institutions. FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally a leverage ratio 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%, and "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institution as described above. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more of a number of requirements and restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and case receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

     FDICIA further directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, management compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value of publicly traded shares and such other standards as the agency deemed appropriate.

DEPOSIT INSURANCE

     The deposits of ONB's affiliate banks and the Bank are insured up to $100,000 per insured account, by the BIF, except for deposits acquired in connection with affiliations with savings associations, which deposits are insured by the SAIF. Accordingly, ONB pays deposit insurance premiums to both BIF and SAIF and will continue to pay SAIF premiums with respect to all thrift deposits of the Bank acquired in the Affiliation. If the FDIC believes that an increase in the insurance rates is necessary, it may increase the insurance premiums applicable to BIF or SAIF. Currently SAIF premiums are significantly higher than BIF premiums; however, Congress is considering a number of alternatives to address this issue and maintain relative equality among premium payments, including a large one-time assessment on savings associations, requiring banks to help finance the bonds issued to recapitalize the thrift industry, and merging SAIF and BIF. Some Congressional proposals also require savings associations to convert to bank charters. It is difficult at this time to assess whether Congress will address the SAIF/BIF premium differential and, if so, what impact its legislative solution to that problem will have on ONB and its subsidiaries.

     Effective January 1, 1993, the FDIC adopted a final rule that implements a transitional risk-based assessment system whereby a base insurance premium will be adjusted according to the capital category and subcategory of an institution to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized, or (3) undercapitalized, and one of three subcategories consisting of (a) health, (b) supervisory concern, or (c) substantial supervisory concern. An institution's assessment rate will depend upon the capital category and supervisory category to which it is assigned. Assessment rates for banks range from .04% for an institution in the highest category (i.e., well capitalized) to 0.31% for an institution in the lowest category (i.e. undercapitalized and substantial supervisory concern), and for savings associations range from 0.23% for well capitalized institutions to 0.31% for institutions in the lowest category. The supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. Deposit insurance assessments may increase depending upon the category and subcategory, if any, to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of ONB's affiliate banks.

RECENT LEGISLATION

     Congress is currently considering two pieces of proposed legislation which would impact financial institutions. The first such bill, the Financial Services Competitiveness Act, seeks to repeal the Glass-Steagall Act which has severely limited the ability of financial institutions to underwrite securities since immediately after the Depression. Should this bill be enacted in its form as of the date of this Proxy Statement, it would expand the securities powers of bank holding companies, like ONB, permitting them to form a subsidiary to underwrite and deal in securities and debt instruments. ONB currently may act as a broker/dealer for securities (as it does through its affiliate ONB Investment Services), but it may not generally underwrite corporate securities or debt. The effect of the bill would also be to permit bank holding companies to acquire, and be acquired by, securities firms.

     The second bill, the Financial Institutions Relief Act, would scale back certain laws which are deemed by Congress to impose regulatory burdens on banks and would eliminate redundancies in the law. Included in the affected laws are the Truth-in-Savings Act, the Community Reinvestment Act and certain laws with respect to disclosures in mortgage lending and the like.

     The progress of both of these bills is currently suspended while Congress determines what, if any, provisions regarding insurance powers should be included. The extent of the ability of banks to sell insurance is highly controversial, involving two powerful trade groups with a history of intractability. The insurance issue could halt permanently the attempts to obtain either Glass-Steagall relief or regulatory relief.

     It cannot be predicted with certainty whether such legislation will be enacted or the extent to which the banking industry in general, or ONB and its affiliate banks in particular, would be affected.

ADDITIONAL MATTERS

     In addition to the matters discussed above, ONB's affiliate banks and the Bank are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

     The extensive regulation, supervision and examination of financial institutions by the bank regulatory agencies is intended primarily for the protection of the insurance fund and depositors. Moreover, such regulation imposes substantial restrictions on the operations and activities of such institutions, and grants to regulators broad discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to classification of assets and establishment of adequate loan loss reserves. Any changes in such regulations, whether by legislation or regulatory action, could have a material impact on ONB affiliates and their operations. ONB cannot predict what, if any, future actions may be taken by legislative or regulatory authorities or what impact any such actions may have on the operations of its affiliates.

     The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

     Additional legislation and administrative actions affecting the banking industry may be considered by Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation of administrative action will be enacted or the extent to which the banking industry in general or ONB and its affiliate banks in particular would be affected thereby.

                          COMPARISON OF COMMON STOCK

     The rights of holders of City National Common Stock who receive ONB Common Stock in the Affiliation will be governed by the laws of the State of Indiana, the state in which ONB is incorporated, and by ONB's Amended and Restated Articles of Incorporation ("ONB's Articles of Incorporation") and ONB's By-Laws, as amended ("ONB's By-Laws"). The rights of the shareholders of City National are presently governed by the laws of the Commonwealth of Kentucky, the state in which City National is incorporated, and by City National's Articles of Incorporation ("City National Articles") and By-Laws. The rights of the shareholders of City National differ in certain respects from the rights they would have as ONB shareholders, including for ONB anti-takeover measures and the vote required for the amendment of significant provisions of the articles of incorporation and for the approval of significant corporate transactions. The following summary comparison of ONB Common Stock and City National Common Stock includes all material features of such shares but does not purport to be complete and is qualified in its entirety by reference to ONB's and City National's Articles and By-Laws.

AUTHORIZED BUT UNISSUED SHARES

     ONB's Articles of Incorporation authorize the issuance of 30,000,000 shares of ONB Common Stock, of which 22,890,064 whole shares were outstanding as of June 30, 1995. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of ONB without prior shareholder approval. ONB has 2,000,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of ONB. No shares of preferred stock are presently outstanding.

     The Board of Directors of ONB has authorized a series of preferred stock designated as Series A preferred stock. The Board of Directors of ONB has designated 200,000 shares of Series A preferred stock in connection with the shareholder rights plan of ONB. The ONB Series A preferred stock may not be issued except upon exercise of certain rights ("Rights") pursuant to such shareholder rights plan. No shares of Series A preferred stock have been issued as of the date of this Proxy Statement. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions -- ONB's Shareholder Rights Plan" below.

     The shares of ONB Series A preferred stock are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of preferred stock of ONB. Each share of ONB Series A preferred stock will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on ONB Common Stock. In addition, the ONB Series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the ONB Common Stock, in like kind. In the event of liquidation, the holders of ONB Series A preferred stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share or 100 times the liquidation payment made per share of ONB Common Stock. Each share of ONB Series A preferred stock will have 100 votes, subject to adjustment, voting together with the ONB Common Stock and not as a separate class unless otherwise required by law or ONB's Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of ONB Series A preferred stock will be entitled to receive 100 times the amount received per share of ONB Common Stock. The rights of the ONB Series A preferred stock as to dividends, voting rights and liquidation are protected by antidilution provisions. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions".

     As of June 30, 1995, ONB had approximately 1,446,993 shares of ONB Common Stock reserved for issuance under ONB's dividend reinvestment and stock purchase plan and 1.5 million shares of its common stock reserved for issuance upon conversion of its outstanding 8% convertible subordinated debentures. Such debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of ONB Common Stock at a conversion rate of 42.517 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $23.52 per share), subject to adjustment in certain events.

     The issuance of additional shares of ONB Common Stock to persons who were not holders of ONB Common Stock prior to such issuance or the issuance of ONB preferred stock may adversely affect the interests of ONB shareholders.

     City National's Articles authorizes the issuance of 250,000 shares of City National Common Stock, $10.00 par value per share, 47,965 of which were outstanding as of June 30, 1995. Following the Affiliation, all of the outstanding shares of City National Common Stock will be cancelled.

PREEMPTIVE RIGHTS

     As permitted by Indiana law, ONB's Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional ONB Common Stock or other securities. Preemptive rights may be granted to ONB's shareholders if ONB's Articles of Incorporation are amended accordingly. Under City National's Articles, shareholders of City National have preemptive rights to subscribe for any new or additional shares of City National Common Stock or other securities or indebtedness.

DIVIDEND RIGHTS

     The holders of common stock of ONB and City National are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. With respect to ONB, a dividend may not be paid if, after giving it effect, (1) ONB would not be able to pay its debts as they become due in the usual course of business, or (2) ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if ONB were to be dissolved at the time of the dividend. With respect to City National, it may pay cash dividends on its shares of common stock only out of adjusted retained net profits for the current year and the two (2) preceding years.

     The amount of dividends, if any, that may be declared by ONB in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since ONB is primarily dependent upon dividends paid by its subsidiaries for its revenues), the discretion of ONB's Board of Directors and other factors that may be appropriate in determining dividend policies.

     Cash dividends paid to ONB by its Illinois-chartered affiliate banks are limited by Illinois law to the bank's net profits then on hand, less losses and statutorily-defined bad debts. Cash dividends paid to ONB by its Indiana-chartered affiliate banks are limited by Indiana law to the balance of the bank's undivided profits account adjusted for statutorily-defined bad debts. Cash dividends paid to ONB by its Kentucky-chartered affiliate banks are limited by Kentucky law to so much of the net profits of the banks, after deducting all expenses, losses, bad or suspended debts and interest and taxes accrued or due from the banks, as the boards of directors of the banks deem expedient. In addition, the approval of the Kentucky Commissioner of Banks is required if the total of all dividends declared by a Kentucky bank in any calendar year exceeds the bank's net profit for that year and the net retained profits from the preceding two years, less any transfers to surplus or a fund for retirement of preferred stock or debt. ONB's national affiliate banks may pay cash dividends on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

     Dividends paid by ONB's affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATORY CONSIDERATIONS". If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of ONB's affiliate banks are currently subject to such a restriction.

VOTING RIGHTS

     The holders of the outstanding shares of ONB Common Stock and City National Common Stock are entitled to one vote per share on all matters presented for shareholder vote, except that shareholders of City National have cumulative voting rights in the election of directors. Shareholders of ONB do not have cumulative voting rights in the election of directors.

     Both Indiana and Kentucky law generally require that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles of incorporation requiring a higher percentage vote for certain transactions. ONB's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of ONB Common Stock. City National's Articles do not contain any such provisions. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions".

     Both Indiana and Kentucky law require shareholder approval for most amendments to a corporation's articles of incorporation -- under Indiana law, by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) and under Kentucky law, by a majority of all shares entitled to vote. Both Indiana and Kentucky law permit a corporation in its articles of incorporation to prescribe a higher shareholder vote for certain amendments to the articles of incorporation. ONB's Articles of Incorporation require a super-majority shareholder vote of eighty percent (80%) of the outstanding shares of ONB Common Stock for the amendment of certain significant provisions.

DISSENTERS' RIGHTS

     The holders of Indiana business corporations possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of (1) consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote thereon, (2) consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote thereon, (3) consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote thereon, (4) approval of a control share acquisition under Indiana law, and (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the Board of Directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     The dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to a merger, share exchange or sale or exchange of property if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the NASDAQ National Market System or a similar market. As of the date of this Proxy Statement, shares of ONB Common Stock are traded on the NASDAQ National Market System and, therefore, ONB shareholders presently are not entitled to assert dissenters' rights under Indiana law with respect to any of the transactions discussed above.

     With respect to dissenters' rights of the shareholders of City National in connection with the Affiliation, see the discussion under the caption "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders" and Appendix B.

LIQUIDATION RIGHTS

     In the event of any liquidation or dissolution of ONB, the holders of shares of ONB Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of ONB's liabilities and any rights of creditors and holders of shares of ONB preferred stock then outstanding. In the event of any liquidation, dissolution or winding up of City National, the holders of shares of City National Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of City National's liabilities and any rights of creditors.

ASSESSMENT AND REDEMPTION

     Under Indiana law and Kentucky law, respectively, shares of ONB Common Stock and City National Common Stock are not liable to further assessment.

     Under Indiana law, ONB may redeem or acquire shares of ONB Common Stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. ONB may not redeem or acquire shares of ONB Common Stock if, after giving such redemption or acquisition effect, ONB would not be able to pay its debts as they become due in the usual course of business, or ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if ONB were to be dissolved at the time of the redemption or acquisition. City National has similar redemption rights under its Articles.

     In addition, ONB and City National must give prior notice to the Federal Reserve if the consideration to be paid by them for any redemption or acquisition of their respective shares, when aggregated with the consideration paid for all redemptions or acquisitions for the preceding twelve (12) months, equals or exceeds 10% of their respective consolidated net worth.

ANTI-TAKEOVER PROVISIONS

     The anti-takeover measures applicable to ONB and City National, as described below, may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of ONB or City National. These measures may have the effect of discouraging certain tender offers for shares of ONB Common Stock or City National Common Stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

     Indiana Law. Under the business combinations provision of Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation of the corporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

     An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election. ONB is covered by the business combinations provision of Indiana law and City National is not covered. The constitutional validity of the business combinations provision of Indiana law has in the past been challenged and has been upheld by the United States Supreme Court.

     In addition to the business combinations provision, Indiana law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Indiana law provides that, unless otherwise provided in an Indiana corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

     This provision does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. ONB is subject to the control share acquisition provision.

     ONB's Articles of Incorporation. In addition to the protections provided by Indiana law, ONB's Articles of Incorporation require the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of capital stock for any business combination which is not recommended by the vote of two-thirds or more of the members of the Board of Directors. For purposes of ONB's Articles of Incorporation, "business combination" is defined to include: (1) a merger or consolidation of ONB with or into any other corporation, (2) any sale, lease, exchange or other disposition of any material part of the assets of ONB, or (3) any liquidation or dissolution of ONB or any material subsidiary of ONB. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of ONB Common Stock entitled to vote thereon.

     ONB's Articles of Incorporation also include provisions requiring (1) the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, and (2) any person acquiring fifteen percent (15%) of the then issued and outstanding stock of ONB to pay equal consideration in connection with the acquisition of any further shares. These provisions require an eighty percent (80%) affirmative vote of the issued and outstanding shares of ONB Common Stock entitled to vote thereon in order to be altered, amended or repealed.

     ONB's Shareholder Rights Plan. On January 25, 1990, the Board of Directors of ONB declared a dividend of one (1) right for each issued and outstanding share of ONB Common Stock ("Right"). See "COMPARISON OF COMMON STOCK -- Authorized But Unissued Shares". The dividend was payable on March 15, 1990 to holders of record of ONB Common Stock at the close of business on March 1, 1990. Each Right entitles the registered holder to purchase from ONB one-hundredth (1/100) of a share of ONB Series A preferred stock at an initial Purchase Price of $60.00, subject to adjustment. The terms and conditions of the Rights are contained in a Rights Agreement between ONB and Old National Bank in Evansville, as Rights Agent.

     The foregoing information concerning ONB's shareholder Rights Plan does not purport to be complete. For additional information, see The Rights Agreement, dated March 1, 1990, between ONB and Old National Bank in Evansville, as Trustee, which is specifically incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Kentucky Law. Under the business combination provisions of Kentucky Law, banks and bank holding companies (as defined in the BHC Act) are exempt from such provisions unless the articles of incorporation provide otherwise. City National's Articles do not incorporate the Kentucky business combination provisions or any other requirements for special voting requirements for business combinations. The Kentucky business combination provisions prohibit any 10% shareholder of a Kentucky corporation with 500 or more shareholders or which has specifically adopted this provision for a period of five years from completing a business combination with such corporation unless prior to the acquisition of such 10% interest, the independent members of the board of directors of the corporation approved the business combination. Further, such corporation and the 10% shareholder may not consummate a business combination unless approved by the independent members of the board of directors, a two-thirds vote of the disinterested shareholders, or if all shareholders receive a price per share determined in accordance with the business combination provisions of Kentucky law.

     Since these provisions do not apply to City National, the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the City National Special Shareholders' Meeting is required for approval of the Affiliation.

     City National's Articles of Incorporation. City National's Articles do not contain any anti-takeover provisions, except to the extent that the provisions for preemptive rights and cumulative voting in the election of directors provided in City National's Articles might have an anti-takeover effect.

DIRECTOR LIABILITY

     Under Indiana law, a director of ONB will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless (1) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation and (2) such breach or failure to perform constitutes willful misconduct or recklessness.

     Under Kentucky law, a director of City National may not be liable by reason of serving as a director or for any action taken as a director if the director acts in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and, as to any criminal action, had no reasonable cause to believe their conduct was unlawful. A director may be liable for his negligence or misconduct in the performance of his duty to the corporation.

DIRECTOR NOMINATIONS

     ONB's By-Laws require that all nominations for election as directors of ONB shall be made by the Board of Directors of ONB in accordance with the By-Laws. Under the By-Laws, the Nominating Committee of the Board of Directors of ONB ("Nominating Committee") is required to submit to the entire Board of Directors its recommendation of nominees for election as directors of ONB prior to each annual or special meeting of shareholders at which directors will be elected.

     The Nominating Committee is comprised of five (5) directors of ONB, none of whom is an officer or employee of ONB. The Nominating Committee maintains the responsibility to recruit potential director candidates, recommend changes to the entire Board of Directors concerning the size, composition and responsibilities of the Board of Directors, review proxy documents received from shareholders relating to the Board of Directors and review suggestions of shareholders regarding nominees for election as directors. All such suggestions of shareholders with respect to director nominations must be submitted in writing to the Nominating Committee not less than 120 days prior to the date of the annual or special meeting of shareholders at which directors will be elected.


                                LEGAL OPINIONS

     Certain legal matters in connection with the Agreement will be passed upon for ONB by the law firm of Krieg DeVault Alexander & Capehart, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204, and for City National by the law firm of Gerrish & McCreary, 700 Colonial Road, Suite 200, Memphis, Tennessee 38117.


                                    EXPERTS

     The consolidated financial statements of ONB and affiliates incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in this Proxy Statement in reliance upon the authority of said firm as experts in auditing and accounting and in giving said reports.

     The consolidated financial statements of City National as of and for the fiscal years ended December 31, 1994, 1993 and 1992 included in this Proxy Statement have been audited by Eskew & Gresham, independent auditors, to the extent and for the years indicated in their report thereon. Such consolidated financial statements have been included in this Proxy Statement in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

     Representatives of Eskew & Gresham are not expected to be at the Special Meeting.


                                 OTHER MATTERS

     The Special Meeting is called for the purposes set forth in the Notice attached to this Proxy Statement. The Board of Directors of City National know of no other matters for action by shareholders at the Special Meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority to the persons named therein with respect to any such matters, none of which are known to the Board of Directors of City National as of the date hereof, which may properly come before the Special Meeting. It is the intention of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with the recommendation of the Board of Directors of City National.

                     INDEX TO CITY NATIONAL, BANCORP, INC.
                             FINANCIAL STATEMENTS

                                                          PAGE
                                                          ----

Independent Auditors' Report.............................  F-2

Consolidated Balance Sheets as of June 30, 1995
and December 31, 1994 and 1993...........................  F-3

Consolidated Statements of Income for the Six Months
Ended June 30, 1995 and 1994 and for the Years Ended
December 31, 1994, 1993, and 1992........................  F-4

Consolidated Statements of Stockholders' Equity for the
Years Ended December 31, 1994, 1993, and 1992 and
Balances for the Six Months Ended June 30, 1995..........  F-5

Consolidated Statements of Cash Flows for the Six
Months Ended June 30, 1995 and 1994 and for the
Years Ended December 31, 1994, 1993, and 1992............  F-6

Notes to Consolidated Financial Statements as of
December 31, 1994, 1993, and 1992........................  F-8

INDEPENDENT AUDITORS' REPORT
----------------------------



Board of Directors
City National Bancorp, Inc.
Fulton, Kentucky



     We have audited the accompanying consolidated balance sheets of City National Bancorp, Inc. and Subsidiary as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City National Bancorp, Inc. and Subsidiary at December 31, 1994, 1993 and 1992, the results of their operations and cash flows for each of the years in the three year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.



January 13, 1995

                   CITY NATIONAL BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                   June 30,
                                                     1995               December 31,
                                                  (Unaudited)       1994           1993
    ASSETS
Cash and cash equivalents:
  Cash and due from banks (Note 2)               $  2,507,289   $  3,685,419    $ 2,689,745
  Federal funds sold                                2,800,000      4,850,000      1,300,000
                                                 ------------   ------------    -----------
    Total cash and cash equivalents              $  5,307,289   $  8,535,419    $ 3,989,745
Interest bearing deposits in other banks              350,045        349,868        849,539
Investment securities (Notes 3 and 7):
  Available for sale                               45,840,431     43,230,515              0
  Held to maturity                                  8,870,646      8,886,939     44,354,481
Loans, net (Notes 4, 7 and 12)                     39,052,927     37,927,164     35,573,537
Bank premises and equipment, net (Note 5)           1,073,053      1,084,068        866,073
Interest receivable                                 1,032,256        981,831        816,379
Income taxes receivable                                     0         56,889              0
Deferred income taxes (Note 6)                        151,536        797,549         43,533
Goodwill, net (Note 13)                               311,757        322,696              0
Other assets (Note 10)                              1,478,853      1,485,593      1,366,497
                                                 ------------   ------------    -----------

TOTAL ASSETS                                     $103,468,793   $103,658,531    $87,859,784

    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand                                         $  7,946,562   $  9,174,746    $ 6,251,345
  NOW and money market accounts                    19,338,167     21,431,215     20,158,964
  Savings                                           7,180,123      7,095,187      6,149,745
  Time deposits, $100,000 and over                  5,525,037      4,957,863      3,706,508
  Other time                                       48,283,104     47,493,874     37,453,853
                                                 ------------   ------------    -----------
    Total deposits                               $ 88,272,993   $ 90,152,885    $73,720,415

Federal Home Loan Bank advances (Note 7)            5,616,221      5,752,890      6,014,184
Dividends payable (Note 9)                                  0         95,930         95,930
Interest payable                                      511,722        564,930        348,631
Income taxes payable                                    8,742              0         17,496
Other liabilities                                     276,639         98,784        167,226
                                                 ------------   ------------    -----------
  Total liabilities                              $ 94,686,317   $ 96,665,419    $80,363,882

STOCKHOLDERS' EQUITY (Notes 8 and 9):
  Common stock, 250,000 shares authorized;
   47,965 shares in 1994 and 1993 issued
   and outstanding                               $    479,650   $    479,650    $   479,650
  Retained earnings                                 8,476,805      7,975,813      7,016,252
  Net unrealized loss on securities available
   for sale, net of tax of $753,333                  (173,979)    (1,462,351)           -0-
                                                 ------------   ------------    -----------
    Total stockholders' equity                   $  8,782,476   $  6,993,112    $ 7,495,902

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $103,468,793   $103,658,531    $87,859,784

                See notes to consolidated financial statements.

                  CITY NATIONAL BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                                            Six Months Ended June 30,
                                                1995         1994             Year Ended December 31,
                                             (Unaudited)  (Unaudited)     1994         1993         1992
INTEREST INCOME:
  Loans, including fees                      $1,823,075   $1,523,633   $3,198,341   $2,844,652   $2,701,098
  Investments -
    U. S. Treasury securities                   228,408       38,847      148,083      171,108      375,696
    Obligations of other U. S. Government
     agencies                                 1,181,226    1,004,397    2,110,040    2,147,722    2,429,124
    Obligations of states and political
     subdivisions                               262,814      262,995      526,427      507,430      424,135
    Other securities                             22,055       16,838       37,243       23,106       12,879
  Federal funds sold                            162,924       46,699      130,501      130,941      197,388
  Deposits in other banks                        14,840       27,797       42,629       74,761       90,355
                                             ----------   ----------   ----------   ----------   ----------
                                             $3,695,342   $2,921,206   $6,193,264   $5,899,720   $6,230,675

INTEREST EXPENSE:
  Deposits                                   $1,893,919   $1,211,074   $2,722,256   $2,517,524   $3,262,825
  Federal Home Loan Bank advances               174,143      182,266      360,498      263,697       14,813
  Note payable                                        0            0            0       59,300       86,377
                                             ----------   ----------   ----------   ----------   ----------
                                             $2,068,062   $1,393,340   $3,082,754   $2,840,521   $3,364,015

Net interest income                          $1,627,280   $1,527,866   $3,110,510   $3,059,199   $2,866,660
Provision for loan losses (Note 4)              (30,000)     (30,000)     (60,000)    (100,000)     (60,000)
                                             ----------   ----------   ----------   ----------   ----------

Net interest income after provision for
  loan losses                                $1,597,280   $1,497,866   $3,050,510   $2,959,199   $2,806,660

OTHER INCOME:
  Service charges and fees                   $  182,618   $  135,800   $  282,624   $  257,556   $  224,745
  Gain (loss) on sale of securities                   0       44,797     (103,144)       1,000            0
  Other                                          38,060       45,389      103,128       66,450       68,707
                                             ----------   ----------   ----------   ----------   ----------
                                             $  220,678   $  225,986   $  282,608   $  325,006   $  293,452

OTHER EXPENSES:
  Salaries and wages                         $  443,785   $  397,939   $  814,580   $  748,716   $  712,467
  Employee benefits                             139,209      127,058      205,516      239,743      186,868
  Occupancy expenses                             59,930       48,425      104,417       93,626       93,377
  Furniture and equipment expense                33,379       27,411       69,221       78,927       74,785
  FDIC assessment                                92,823       83,272      172,706      166,834      167,085
  Other                                         418,863      301,678      656,642      596,025      533,669
                                             ----------   ----------   ----------   ----------   ----------
                                             $1,187,989   $  985,783   $2,023,082   $1,923,871   $1,768,251

Income before income taxes                   $  629,969   $  738,069   $1,310,036   $1,360,334   $1,331,861

Provision for income taxes (Note 6)             128,977      170,228      254,545      315,668      323,887
                                             ----------   ----------   ----------   ----------   ----------

NET INCOME                                   $  500,992   $  567,841   $1,055,491   $1,044,666   $1,007,974

Earnings per share (annualized for
 June 30, 1995 and 1994)                     $    20.89   $    23.68   $    22.01   $    21.81   $    23.66

                See notes to consolidated financial statements.

                  CITY NATIONAL BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                   Net
                                                             Unrealized Loss
                                                              on Securities
                                        Common     Retained     Available
                                         Stock     Earnings      for Sale       Total

Balances, January 1, 1992              $407,640   $ 5,020,561   $         0   $5,428,201

Stock dividend                           19,570       (19,570)            0            0

Purchase of 2,218 shares
 of common stock                        (22,180)     (269,948)            0     (292,128)

Proceeds from reissuance of
 2,680 shares of common stock            26,800       313,500             0      340,300

Net income                                    0     1,007,974             0    1,007,974
                                       --------   -----------   -----------   ----------

Balances, December 31, 1992            $431,830   $ 6,052,517   $         0   $6,484,347

Purchase of 35 shares of
 common stock                              (350)       (4,550)            0       (4,900)

Proceeds from reissuance of
 523 shares of common stock               5,230        62,489             0       67,719

Cash dividends declared of
 $2.00 per share (Note 9)                   -0-       (95,930)            0      (95,930)

Stock dividend (Note 9)                  42,940       (42,940)            0            0

Net income                                    0     1,044,666             0    1,044,666
                                       --------   -----------   -----------   ----------

Balances, December 31, 1993            $479,650   $ 7,016,252   $       -0-   $7,495,902

Cumulative effect of change
 in accounting principle
 (Note 3)                                   -0-           -0-       346,334      346,334

Cash dividends declared of
 $2.00 per share (Note 9)                   -0-       (95,930)          -0-      (95,930)

Net income                                  -0-     1,055,491           -0-    1,055,491

Net change in unrealized loss
 on securities available for
 sale                                       -0-    (1,808,685)   (1,808,685)         -0-
                                       --------   -----------   -----------   ----------

Balances, December 31, 1994            $479,650   $ 7,975,813   $(1,462,351)  $6,993,112

Net income (unaudited)                        0       500,992             0      500,992

Net change in unrealized loss on
 securities available for sale                0             0     1,288,372    1,288,372
                                       --------   -----------   -----------   ----------

BALANCES, JUNE 30, 1995 (UNAUDITED)    $479,650   $ 8,476,805   $  (173,979)  $8,782,476

                See notes to consolidated financial statements.

                   CITY NATIONAL BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Six Months Ended June 30,
                                                          1995         1994                Year Ended December 31,
                                                      (Unaudited)   (Unaudited)       1994           1993           1992

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                           $   500,992   $   567,841   $  1,055,491   $  1,044,666   $  1,007,974
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation                                            28,434        23,771         58,577         72,590         66,016
   Amortization                                            10,939             0          5,468              0              0
   Amortization of premiums and accretion
    of discounts, net                                    (161,125)     (110,504)      (177,465)      (124,474)      (135,600)
   Investment securities (gains) losses                         0       (44,797)       103,144         (1,000)       (26,109)
   Provision for loan losses                               30,000        30,000         60,000        100,000         60,000
   Deferred income taxes                                  (17,695)         (683)          (683)       (21,336)        (6,914)
   (Gain) loss from sale of premises and equipment              0             0         (3,025)             0            750
   Changes in:
     Interest receivable                                  (50,425)       11,804       (165,452)        (7,539)       153,089
     Income taxes receivable                               56,889             0        (56,889)             0              0
     Other assets                                           6,740        (2,777)      (112,781)      (301,543)      (279,442)
Interest payable                                          (53,208)       (7,622)       112,319        (36,071)      (172,408)
Income taxes payable                                        8,742         6,755        (17,496)       (46,941)        66,818
Other liabilities                                         177,855        95,778       (323,785)       (73,906)        86,171
                                                      -----------   -----------   ------------   ------------   ------------
      Net cash provided by operating
       activities                                     $   538,138   $   569,566   $    537,423   $    604,446   $    820,345

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities available for sale           $(6,493,634)  $(8,822,490)  $(22,117,500)  $          0   $          0
 Proceeds from sales of securities available
  for sale                                              1,933,816     4,605,356      7,665,695              0              0
 Proceeds from maturity of securities
  available for sale                                    4,000,000     3,119,485      4,819,485              0              0
 Purchases of securities held to maturity                 (20,600)     (506,902)      (755,127)             0              0
 Proceeds from maturities of securities
  held to maturity                                        100,000       170,000        483,111              0              0
 Net change in interest bearing deposits
  in other banks                                             (177)      499,841        499,671       (254,515)       596,840
 Proceeds from sales and maturities of
  investment securities                                         0             0              0     16,545,010     11,598,557
 Purchase of investment securities                              0             0              0    (16,788,336)   (12,725,560)
 Net change in loans                                   (1,155,763)     (871,137)    (2,105,820)    (7,386,725)      (934,101)
 Purchases of premises and equipment                      (17,419)      (11,439)       (90,779)       (38,696)       (91,656)
 Proceeds from sale of premises and equipment                   0             0         17,750              0         14,500
 Proceeds from sale of real estate acquired
  through foreclosure                                           0             0              0         46,411        115,000
                                                      -----------   -----------   ------------   ------------   ------------
   Net cash used in investing activities              $(1,653,777)  $(1,817,286)  $(11,583,514)  $ (7,876,851)  $ (1,426,420)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in deposits                               $(1,879,892)  $    35,354   $  3,357,885   $   (610,241)  $    913,382
 Federal Home Loan Bank advances                         (136,669)     (128,714)             0      5,583,754      1,102,104
 Federal Home Loan Bank payments                                0             0       (261,294)      (666,451)        (5,223)
 Payments on note payable                                       0             0              0     (1,300,000)      (200,000)
 Purchases of common stock                                      0             0              0         (4,900)      (292,128)
 Proceeds from sale of common stock                             0             0              0         67,719        340,300
 Dividends paid                                           (95,930)      (95,930)       (95,930)             0              0
                                                      -----------   -----------   ------------   ------------   ------------
   Net cash (used in) provided by
    financing activities                              $(2,112,491)  $  (189,290)  $  3,000,661   $  3,069,881   $  1,858,435

                See notes to consolidated financial statements.

                   CITY NATIONAL BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                        Six Months Ended June 30,
                                                          1995           1994                Year Ended December 31,
                                                       (Unaudited)    (Unaudited)       1994           1993         1992
Net (decrease) increase in cash and cash
 equivalents                                           $(3,228,130)   $(1,437,010)   $ (8,045,430)  $(4,202,524)  $1,252,360

Contributed cash from acquisition                                0              0      12,591,104             0            0
Cash and cash equivalents at beginning of period         8,535,419      3,989,745       3,989,745     8,192,269    6,939,909
                                                       -----------    -----------    ------------   -----------   ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD             $ 5,307,289    $ 2,552,735    $  8,535,419   $ 3,989,745   $8,192,269

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for -
    Interest                                           $ 1,897,349    $ 1,617,261    $  2,866,455   $ 2,876,592   $3,536,423
    Income taxes                                       $    81,040    $   163,453    $    329,613   $   383,945   $  263,983

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
  Acquisition of assets and assumption of
   liabilities of Security Trust Federal
   Savings and Loan Association (Note 13):

  Cash proceeds received                                                             $ 12,591,104
                                                                                     ------------

  Fair value of other assets acquired:
    Loans                                                                            $    307,807
    Premises and equipment                                                                200,518
    Other assets                                                                            6,315
    Goodwill                                                                              328,164
  Liabilities assumed:
   Deposits                                                                           (13,074,585)
   Interest payable                                                                      (103,980)
   Other liabilities                                                                     (255,343)
                                                                                     ------------
    Net noncash liabilities assumed                                                  $(12,591,104)

                See notes to consolidated financial statements.

                   CITY NATIONAL BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. Basis of Presentation - City National Bancorp, Inc. (the Company) and its wholly-owned subsidiary, City National Bank of Fulton (the Bank), provide banking services to the domestic market. The consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany transactions and accounts have been eliminated.

     B. Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     C. Investment Securities - On January 1, 1994, the Company adopted Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires the Bank to classify its investment security portfolio into three categories; trading securities, securities available for sale and securities held to maturity.

     The Bank's policy is to classify all U. S. Treasury securities, U.S. Government agency securities and asset-backed securities as available for sale. All remaining securities are classified as held to maturity based on management's positive intent and ability to hold such securities to maturity.

     Investment securities available for sale are carried at fair value. Adjustments from amortized cost to fair value are recorded in stockholders' equity, net of related income tax, under unrealized gain (loss) on investment securities. The adjustment is computed on the difference between fair value and cost, adjusted for amortization of premiums and accretion of discounts which are recorded as adjustments to interest income on a constant yield method.

     Investment securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recorded as adjustments to interest income on a constant yield method.

     Gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

     D. Loans - Loans are stated at the amount of unpaid principal, reduced by unearned interest, unearned loan fees (net of related direct costs) and a provision for loan losses. Unearned interest is recognized as income using a method which approximates the interest method. Unearned loan fees are recognized as income on a straight-line basis over the life of the loan. Interest income on other loans is recognized on the accrual basis except for those loans in a nonaccrual income status. Loans are placed in a nonaccrual income status when management believes, after consideration of economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

     The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 114, "Accounting By Creditors For Impairment of a Loan" which requires that allowances for loan losses on impaired loans be determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate. A loan is considered to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. The statement is effective for fiscal years beginning after December 15, 1994. The Company plans to adopt the statement, as required, on January 1, 1995. The effect of adopting the new guidance is not anticipated to be material to the Company's consolidated financial statements.

     E. Bank Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally by accelerated methods over the estimated useful lives of the Bank premises and equipment.

     F. Real Estate Acquired Through Foreclosure - Real estate acquired through foreclosure is carried at the lower of the recorded investment in the property or its fair value. The value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged to operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

     G. Income Taxes - The Company and Bank file a consolidated federal income tax return. The Bank is charged or credited an amount equal to the tax that would have been applicable on a separate return basis.

     Deferred income taxes are provided for using the liability method. Under the liability method, deferred income taxes are based on the change from the beginning of the year in the deferred tax liability or asset established for the expected future tax consequences of differences in the financial reporting and tax bases of assets and liabilities. The differences relate principally to accounting methods, fixed assets, allowance for loan losses and pension and benefit plans.

     H. Per Share Information - Earnings per share are computed based on the weighted average number of shares of stock outstanding during the year.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK

     The Bank is required by law to maintain reserves, in the form of vault cash or non-interest bearing balances with the Federal Reserve Bank, against a percentage of certain deposit liabilities. The average amount of those required reserve balances for the year ended December 31, 1994 was $419,000.

NOTE 3 - INVESTMENT SECURITIES

     On January 1, 1994, the Company changed its accounting for certain debt and equity securities to conform with the adoption of FASB No. 115. The effect of this change was to increase stockholders' equity by $346,334 which was net of deferred income taxes of $178,414.

     Amortized cost and fair value of investment securities, by category, at December 31, 1994 are as follows:

                                        Amortized   Unrealized   Unrealized      Fair
                                          Cost        Gains        Losses        Value

Held to maturity:
  Obligations of states and
   political subdivisions              $ 8,203,839   $147,260  $  (309,708)  $ 8,041,391
  Other securities                         683,100        -0-          -0-       683,100
                                       -----------   --------  -----------   -----------
    Total held to maturity             $ 8,886,939   $147,260  $  (309,708)  $ 8,724,491

Available for sale:
  U. S. Treasury securities            $ 8,343,928   $    -0-  $   (68,893)  $ 8,275,035
  Obligations of U. S.
   Government agencies                  22,229,948      2,514   (1,337,598)   20,894,864
  Asset-backed securities               14,872,323     22,075     (833,782)   14,060,616
                                       -----------   --------  -----------   -----------
    Total available for
     sale                              $45,446,199   $ 24,589  $(2,240,273)  $43,230,515

     Amortized cost and fair value of investment securities at December 31, 1993 are as follows:

                                         Amortized   Unrealized   Unrealized      Fair
                                            Cost       Gains        Losses       Value
U. S. Treasury securities               $   997,662  $   30,338   $    -0-    $ 1,028,000
Obligations of U. S.
 Government agencies                     17,406,387     228,640    (31,027)    17,604,000
Obligations of states and
 political subdivisions                   7,841,429     587,741    (28,170)     8,401,000
Asset backed securities                  17,460,203     336,597    (39,800)    17,757,000
Other securities                            648,800         200        -0-        649,000
                                        -----------  ----------   --------    -----------
                                        $44,354,481  $1,183,516   $(98,997)   $45,439,000

     The amortized cost and fair value of investment securities by category at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized      Fair
                                                     Cost         Value

      Held to maturity:
       Due in one year or less                    $   982,908  $ 1,012,020
       Due after one year through five years        2,667,888    2,703,826
       Due after five years through ten years       4,227,535    4,023,631
       Due after ten years                            325,508      301,914
                                                  -----------  -----------
                                                  $ 8,203,839  $ 8,041,391
       Other securities                               683,100      683,100
                                                  -----------  -----------
                                                  $ 8,886,939  $ 8,724,491

                                                   Amortized      Fair
                                                      Cost       Value
      Available for sale:
       Due in one year or less                    $15,890,292  $15,315,442
       Due after one year through five years       13,600,744   12,874,892
       Due after five years through ten years       1,082,840      979,565
                                                  -----------  -----------
                                                  $30,573,876  $29,169,899
       Asset-backed securities                     14,872,323   14,060,616
                                                  -----------  -----------
                                                  $45,446,199  $43,230,515

     Proceeds from sales of investment securities during 1994 were $7,665,695. Losses of $149,150 and gains of $46,006 were realized on those sales. Proceeds from sales and maturities of investment securities during 1993 were $16,545,010. Losses of $0 and gains of $1,000 were realized on those sales. During 1992, proceeds from sales and maturities of investment securities were $11,598,557. Losses of $0 and gains of $26,109 were realized on those sales.

     Investment securities with amortized cost of $4,582,089 and $3,497,662 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits, trust funds and for other purposes as required by law.

NOTE 4 - LOANS

     Major classifications of loans are summarized as follows:

                                                    1994          1993

      Commercial                                $ 4,471,187   $ 4,393,091
      Real estate                                21,607,997    20,412,378
      Installment                                 8,396,012     7,086,525
      Overdrafts                                     11,087        14,725
      Other                                       4,563,330     4,642,680
                                                -----------   -----------
                                                $39,049,613   $36,549,399
      Unearned interest                            (616,888)     (513,104)
      Unearned net loan fees                        (14,504)      (17,845)
      Allowance for loan losses                    (491,057)     (444,913)
                                                -----------   -----------
                                                $37,927,164   $35,573,537

     The changes in the allowance for loan losses for the years ending December 31, 1994, 1993 and 1992 were as follows:

                                                 1994        1993       1992

Balance, beginning of year                     $444,913    $342,864   $266,592
Loan recoveries (charge-offs), net              (13,856)      2,049     16,272
Provision for loan losses                        60,000     100,000     60,000
                                              ---------   ---------   --------

Balance, end of year                           $491,057    $444,913   $342,864

     The amount of loans on a nonaccruing income status was approximately $87,000, $57,000 and $268,000 at December 31, 1994, 1993 and 1992, respectively.
Additional interest which would have been recorded during 1994, 1993 and 1992, if such loans had been current in accordance with their original terms, was approximately $7,200, $5,100 and $31,300, respectively.

     Certain directors and executive officers of the Bank and companies in which they have beneficiary ownership were loan customers of the Bank during 1994 and 1993. Total loans to these persons were approximately $287,000 and $367,000 at December 31, 1994 and 1993, respectively.

NOTE 5 - BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are summarized as follows:


                                                               December 31,
                                                            1994          1993

      Land                                               $    92,745   $    67,745
      Buildings and improvements                           1,404,156     1,192,156
      Furniture, equipment and autos                         825,375       794,840
                                                         -----------   -----------
                                                         $ 2,322,276   $ 2,054,741
      Accumulated depreciation                            (1,238,208)   (1,188,668)
                                                         -----------   -----------
                                                         $ 1,084,068   $   866,073

     Depreciation expense was $58,577 and $72,590 for 1994 and 1993, respectively.

NOTE 6 - INCOME TAXES

     The provisions for income taxes are summarized as follows:

                                        1994       1993       1992
      Current                         $255,228   $337,004   $330,801
      Deferred                            (683)   (21,336)    (6,914)
                                      --------   --------   --------
                                      $254,545   $315,668   $323,887

     Deferred income taxes according to the timing differences which caused them are as follows:

                                        1994       1993       1992
      Provision for loan losses       $(15,688)  $(34,000)  $(20,400)
      Deferred compensation and
      supplemental insurance plan
       expense                         (15,754)   (15,083)   (14,688)
      Recognition of deferred
       pension asset                    17,157     18,366     16,737
      Sale of municipal security
       written down for book
       purposes                              0        158          0
      Discount accretion on
       investment securities               776        630      2,869
      Other                             12,826      8,593      8,568
                                      --------   --------   --------
                                      $   (683)  $(21,336)  $ (6,914)

     Interest income on securities and loans totaling $538,966, $513,229 and $432,085 for 1994, 1993 and 1992, respectively, is exempt from federal income taxes. Accordingly, the tax provision is less than that obtained by using the statutory federal income tax rate.

     The Company's deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

                                    1994        1993

     Deferred tax assets         $(914,714)  $(131,103)
     Deferred tax liabilities      117,165      87,570
                                 ---------   ---------
       Net deferred tax asset    $(797,549)  $ (43,533)

     No valuation allowance for the realization of deferred tax assets is considered necessary.

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

     The Bank owns 6,251 shares of stock of the Federal Home Loan Bank (FHLB) of Cincinnati, Ohio. This stock ownership allows the Bank to borrow long-term advances from FHLB which the Bank uses to fund long-term fixed rate mortgages. The stock is included in investment securities.

     At December 31, 1994 and 1993, $5,752,890 and $6,014,184, respectively, represented the balance due on the advances from the FHLB. The advances are repaid on a monthly basis over a term of ten to twenty years with interest ranging from 5.70% to 7.60%. Advances are secured by the FHLB stock and all single family first mortgage loans. Scheduled principal payments due on advances during the five years subsequent to December 31, 1994 are as follows:
1995 - $279,830; 1996 - $297,368; 1997 -$316,009; 1998 - $335,821; 1999 -
$355,746; years thereafter - $4,168,116.

NOTE 8 - LIMITATION ON BANK DIVIDENDS

     Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 1995 the Bank could, without prior approval, declare dividends of approximately $990,000 plus any 1995 net profits retained to the date of the dividend declaration.

NOTE 9 - CAPITAL ACCOUNTS

     The Company declared a $2.00 per share dividend to shareholders of record on December 31, 1994 and 1993. The total dividend amount for both years is $95,930 and was paid in January 1995 and 1994, respectively.

     During 1993 the Company declared a 10% stock dividend which resulted in the issuance of 4,294 shares. All references to the number of common shares and per share amounts have been adjusted to reflect this stock dividend.

NOTE 10 - RETIREMENT PLANS

     Pension Plan - The Bank has a noncontributory defined benefit pension plan covering substantially all of its employees. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Benefits are based on one percent of employee average earnings for the previous five years times years of credited service. Pension gain amounted to $50,463, $54,017 and $49,224 for the years ended December 31, 1994, 1993 and 1992, respectively.

     The following table sets forth the plan's funded status and amounts recognized in the accompanying consolidated balance sheets:

                                                     December 31,
                                           1994          1993         1992
Actuarial present value of benefit
 obligations:

Accumulated benefit obligation:
  Vested                                 $  542,249   $  525,250   $  508,906
  Nonvested                                   1,617        1,675        1,337
                                         ----------   ----------   ----------
                                         $  543,866   $  526,925   $  510,243

Projected benefit obligation for
 services rendered to date               $ (639,511)  $ (555,631)  $ (527,973)
Plan assets at fair value,
 primarily U. S. Treasury and
 agency securities and mutual funds       1,169,195    1,098,798    1,039,627
                                         ----------   ----------   ----------
Plan assets in excess of
 projected benefit obligation            $  529,684   $  543,167   $  511,654
Unrecognized net gain                       (84,799)    (129,547)    (132,853)
Unrecognized net transition assets         (172,776)    (191,974)    (211,172)
                                         ----------   ----------   ----------

Prepaid pension expense included
 in other assets                         $  272,109   $  221,646   $  167,629

Net periodic pension gain for 1994
 and 1993 included the following
 components:
  Service cost                           $   (9,855)  $   (9,036)  $  (11,293)
  Interest cost                             (49,282)     (42,952)     (40,630)
  Actual return on plan assets               90,402       85,037       80,485
  Recognized gain                               -0-        1,770        1,464
  Amortization of transition asset           19,198       19,198       19,198
                                         ----------   ----------   ----------

    Net periodic gain                    $   50,463   $   54,017   $   49,224

     A discount rate of 8.25% was used to compute the actuarial present value of the accumulated and projected benefit obligations. The assumed rate of return on plan assets is 8.5%. The assumed rate of salary increases is 5%.

     Profit Sharing and Thrift Plan - The Bank has a qualified profit sharing and thrift plan (4O1-k) which covers substantially all employees. Contributions to the Profit Sharing Plan are at the discretion of the Bank's Board of Directors. Employees may contribute up to 10% of earnings to the thrift plan and the Bank will match

25% of each dollar up to 4%. The contribution to the plan was $5,778, $5,400 and $5,068 in 1994, 1993 and 1992, respectively.

     Employee Stock Ownership Plan - The Bank has a qualified Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. Contributions to the plan are at the discretion of the Bank's Board of Directors. The contribution to the plan was $51,500, $80,209 and $47,816 in 1994, 1993 and 1992, respectively.

     Supplemental Income Plan - The Bank has a funded non-qualified "Executive Supplemental Income (ESI)" Plan for key employees which provides for deferred compensation at the employees retire ment. The Plan is funded with insurance contracts whose current value at December 31, 1994 was $1,185,361 and is included in other assets on the accompanying consolidated balance sheet.

     The insurance company holding the plan's underlying policies and cash surrender value is currently operating under an Order of Rehabilitation with state insurance regulators. Certain restrictions have been placed on distributions of surrender value, however, other benefits are being processed. The Company is uncertain as to the ultimate effect, if any, on the consolidated financial statements. However, in compliance with bank regulator memorandum accrual of income will cease effective January 1, 1995, and will not resume until the asset loses this classification. The income for this plan was $23,464 and $315 in 1994 and 1993, respectively.

     Retirement Benefit Agreement - The Bank provides a deferred compensation plan for an executive officer. The plan provides for monthly distributions over a ten year period beginning in 1995. The Bank is funding the plan by contributions to a trust account for five years beginning in 1990 at $29,500 annually.

NOTE 11 -  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit in the form of unused lines of credit. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     At December 31, 1994 and 1993, the Bank had the following financial instruments whose contract amounts represent credit risk:

                                                 1994         1993
      Standby letters of credit               $   67,500   $  107,500
      Commitments to extend credit            $5,457,000   $4,721,000

     Standby letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a third party. The credit risk involved in issuing these letters of credit is essentially the same as the risk involved in extending loans to customers. These letters of credit are not secured by any collateral.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but primarily includes real estate.

NOTE 12 - CONCENTRATION OF CREDIT RISK

     The Bank grants residential, commercial and consumer related loans to customers primarily located in Fulton and adjoining counties in Kentucky and Tennessee. Although the Bank has a diverse loan portfolio, a substantial portion of its debtors' ability to perform on their contracts is somewhat dependent upon the agricultural and automotive industries which have a significant impact on the local economy.

NOTE 13 - ASSET ACQUISITION

     On October 17, 1994, the Bank acquired the assets and assumed the liabilities of a savings and loan association located in Fulton, Kentucky. The excess of liabilities assumed over the fair value of net assets received (goodwill) of $328,164 is being amortized on a straight-line basis over fifteen years.

                      AGREEMENT OF AFFILIATION AND MERGER


     THIS AGREEMENT OF AFFILIATION AND MERGER ("Agreement"), is made and entered into effective as of the 30th day of June, 1995, by and between OLD NATIONAL BANCORP ("ONB") and CITY NATIONAL BANCORP, INC. ("City National").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, ONB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, with its principal office located in Evansville, Vanderburgh County, Indiana; and

     WHEREAS, City National is a Kentucky corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, with its principal office located in Fulton, Fulton County, Kentucky; and

     WHEREAS, it is the desire of ONB and City National to affiliate through a merger of City National with and into ONB; and

     WHEREAS, a majority of the entire Board of Directors of ONB and City National has approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ONB and City National hereby make this Agreement and prescribe the terms and conditions of the merger of City National with and into ONB and the mode of carrying such merger into effect as follows:

                                   SECTION 1

                                   THE MERGER
                                   ----------

     1.01. General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 10 hereof), City National shall be merged with and into and under the Articles of Incorporation of ONB ("Merger"). ONB shall survive the Merger ("Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended. Upon consummation of the Merger, City National Bank ("Bank"), a national banking association and a wholly-owned subsidiary of City National, shall become a wholly-owned subsidiary of the Surviving Corporation.

     1.02. Name, Offices and Management. The name of the Surviving Corporation shall be "Old National Bancorp." Its principal office shall be located at 420 Main Street, Evansville, Indiana 47708. The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of ONB serving at the Effective Time, until such time as their successors shall have been duly elected and have qualified. The officers of the

Surviving Corporation shall consist of the officers of ONB serving at the Effective Time, until such time as their successors shall have been duly elected and have qualified.

     1.03. Capital Structure. The capital of the Surviving Corporation shall be not less than the capital of ONB immediately prior to the Effective Time.

     1.04. Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of ONB in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

     1.05. Assets and Liabilities. At the Effective Time, the title to all assets, real estate and other property owned by City National shall vest in the Surviving Corporation without reversion or impairment. At the Effective Time, all liabilities of City National shall be assumed by the Surviving Corporation.

     1.06. Tax-Free Reorganization. ONB and City National intend for the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) and related sections of the Internal Revenue Code of 1986, as amended ("Code").

                                   SECTION 2

                                MANNER AND BASIS
                              OF EXCHANGE OF STOCK
                              --------------------

     2.01. Exchange Ratio. (a) Upon and by virtue of the Merger becoming effective at the Effective Time, each issued and outstanding share of City National Common Stock (as defined in Section 4.03 hereof) shall be converted into the right to receive eleven and five-tenths (11.5) shares of ONB common stock ("Exchange Ratio"), subject to adjustment, if any, pursuant to the provisions of Section 2.03 hereof. The total number of shares of ONB common stock to be issued upon application of the Exchange Ratio, without any adjustment pursuant to Sections 2.03 and 9.01(a)(iii) hereof, shall not be more than 551,597. The Exchange Ratio is based upon a Market Value (as defined below) of ONB common stock of $34.50, resulting in each share of City National Common Stock being converted into such number of shares of ONB common stock having an aggregate Market Value equal to $396.75 (prior to any applicable adjustment hereunder).

     (b) For purposes of this Agreement, the "Market Value" of ONB common stock shall be the average of the per share closing prices of ONB common stock, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System for the first five (5) business days on which shares of ONB common stock are traded within the ten (10) calendar days immediately preceding the Effective Time.

     2.02. No Fractional Shares. Certificates for fractional shares of ONB common stock shall not be issued for fractional interests arising from application of the Exchange Ratio. Each shareholder of City National who would otherwise have been entitled to a fraction of a share of ONB common stock shall be paid in cash an amount equal to such fraction multiplied by the Market Value of ONB common stock.

     2.03. Recapitalization. If, between the date of this Agreement and the Effective Time, ONB distributes or issues a stock dividend with respect to its shares of common stock, or combines, subdivides, reclassifies or splits up its issued and outstanding shares of common stock, such that the number of issued and outstanding shares of ONB common stock is increased or decreased, then the Exchange Ratio shall be adjusted so that City National's shareholders shall receive, in the aggregate, such number of shares of ONB common stock representing the same percentage of outstanding shares of ONB common stock at the Effective Time as would have been represented by the number of shares such shareholders would have received if any of the foregoing actions had not occurred.

     2.04. Distribution of ONB Common Stock and Cash. (a) Following the Effective Time and within twenty (20) days thereof, ONB shall mail to each City National shareholder a letter of transmittal providing instructions as to the transmittal to ONB of certificates representing shares of City National Common Stock and the issuance of shares of ONB common stock in exchange therefor pursuant to the terms of this Agreement.

     (b) Following the Effective Time, distribution of stock certificates representing shares of ONB common stock and any cash payment, without interest, for fractional shares, if any, shall be made by ONB to each former shareholder of City National within fifteen (15) business days following delivery to ONB of the shareholder's certificate(s) representing its shares of City National Common Stock accompanied by a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to ONB.

     (c) Following the Effective Time, stock certificates representing shares of City National Common Stock shall be deemed to evidence ownership of ONB common stock for all corporate purposes other than the payment of dividends or other distributions. No dividends or other distributions otherwise payable subsequent to the Effective Time on shares of ONB common stock shall be paid to any City National shareholder entitled to receive the same until such shareholder has surrendered to ONB his or her certificate or certificates representing City National Common Stock in exchange for a certificate or certificates representing ONB common stock. Upon surrender, there shall be paid in cash to the record holder of the new certificate or certificates evidencing shares of ONB common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such shares of ONB common stock.

     (d) ONB shall be entitled to rely upon the stock transfer books of City National to establish the person entitled to receive shares of ONB common stock, which books shall be conclusive with respect to the ownership of shares of City National Common Stock.

     (e) With respect to any certificate for shares of City National Common Stock which has been lost, stolen or destroyed, ONB shall be authorized to issue common stock (or to pay cash as to fractional shares) to the registered owner of such certificate upon receipt by ONB of an agreement to indemnify ONB against loss from such lost, stolen or destroyed certificate and an affidavit of lost, stolen or destroyed stock certificate, both in form and substance reasonably satisfactory to ONB, and upon compliance by the City National shareholder with all other reasonable requirements of ONB in connection with lost, stolen or destroyed stock certificates.

                                   SECTION 3

                            DISSENTING SHAREHOLDERS
                            -----------------------

     Shareholders of City National who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under the Kentucky Business Corporation Act, KRS subtitle 271B.13, as amended.


                                   SECTION 4

                REPRESENTATIONS AND WARRANTIES OF CITY NATIONAL
                -----------------------------------------------

     City National hereby represents and warrants to ONB with respect to itself and, where applicable, Bank, as follows:

     4.01. Organization and Authority. (a) City National is a corporation duly organized and validly existing under the laws of the State of Kentucky and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended ("BHC Act"). City National has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. City National has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity, other than all of the issued and outstanding common stock of Bank. City National does not have a class of stock registered pursuant to Section 12, and is not subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended ("1934 Act").

     (b) Bank is a national banking association duly organized and validly existing under the laws of the United States of America. Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the Disclosure Schedule (for purposes of this Agreement, "Disclosure Schedule" shall mean the schedules referencing the applicable provisions of this Section 4 which are attached hereto and made a part of this Agreement), Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity. Bank is subject to primary federal regulatory supervision and examination by the United States Office of the Comptroller of the Currency ("OCC").

     4.02. Authorization. (a) Each of City National and Bank has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof. This Agreement and its execution and delivery by City National have been duly authorized by the respective Boards of Directors of City National and Bank and constitutes a valid and binding obligation of each of City National and Bank, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby (i) conflicts with or violates City National's Articles of Incorporation or By-Laws or Bank's Articles of Association or By-Laws; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of applicable bank regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, contract, agreement, arrangement, commitment or other instrument to which City National or Bank is a party or by which City National or Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party or any other adverse interest, upon any right, property or asset of City National or Bank; or
(v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, arrangement, commitment or other instrument to which City National or Bank is bound or with respect to which City National or Bank is to perform any duties or obligations or receive any rights or benefits.

     (c) Other than in connection or in compliance with the provisions of the BHC Act and applicable federal and state banking, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation by City National or Bank of the Merger contemplated by this Agreement.

     4.03. Capitalization. (a) The authorized capital stock of City National presently consists and at the Effective Time will consist, of 250,000 shares of common stock, $10 par value per share, 47,965 shares of which are issued and outstanding (such issued and outstanding shares are referred to herein as "City National Common Stock"). Such issued and outstanding shares of City National Common Stock have been duly and validly authorized by all necessary corporate action of City National, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former City National shareholder. City National has no common stock authorized other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of City National Common Stock. On a consolidated basis as of March 31, 1995, City National had total shareholders' equity of $7,944,536 after unrealized gains or losses on available-for-sale securities. Each share of City National Common Stock is entitled to one vote per share. A description of the City National Common Stock is contained in the Articles of Incorporation of City National, as amended, as set forth in the Disclosure Schedule pursuant to
Section 4.04 hereof.

     (b) The authorized common stock of Bank consists, and at the Effective Time will consist, of 36,000 shares of common stock, $10 par value per share (hereinafter referred to as "Bank Common Stock"), all of which shares are outstanding and validly issued to City National. Such issued and outstanding shares of Bank Common Stock have been duly and validly authorized by all necessary corporate action of Bank, are validly issued, fully paid and nonassessable (except to the extent provided by 12 U.S.C. (S)55) and have not been issued in violation of any pre-emptive rights of any present or former Bank shareholders. Bank has no common stock authorized other than as described in this Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Bank Common Stock. All of the issued and outstanding shares of Bank Common Stock are owned by City National free and clear of all liens, pledges, charges, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. As of March 31, 1995, Bank had total capital of $7,954,948 after unrealized gains and losses on available-for-sale securities.

     (c) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of City National Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of City National, by which City National is or may become bound. City National does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of City National Common Stock.

     (d) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Bank Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire the common stock or any debt securities of Bank, which City National or Bank is or may become bound. Bank does not have any contractual or other obligation to repurchase, redeem or otherwise acquire any of its issued and outstanding shares of Bank Common Stock.

     (e) Except as set forth in the Disclosure Schedule, City National has no knowledge of any person who beneficially owns 5% or more of the issued and outstanding shares of City National Common Stock.

     4.04. Organizational Documents. The Articles of Incorporation and By-Laws of City National and the Articles of Association and By-Laws of Bank, representing true, accurate and complete copies of such corporate documents of City National and Bank in effect as of the date of this Agreement, have been delivered to ONB and are included in the Disclosure Schedule.

     4.05. Compliance with Law. (a) Except as set forth in the Disclosure Schedule, to the best knowledge of City National and Bank neither City National nor Bank has engaged in any activity or has taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement or in violation of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could have an adverse effect on the financial condition, results of operations, business, assets or capital of City National and Bank on a consolidated basis. Each of City National and Bank possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of its business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable to ONB, as applicable, at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

     (b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of City National or Bank which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, City National or Bank including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any examination report of City National or Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant's, auditor's or other report to City National or Bank.

     (c) All of the existing offices and branches of Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. Bank has no approved but unopened offices or branches.

     4.06. Accuracy of Statements Made and Materials Provided to ONB. (a) No representation, warranty or other statement made by City National or Bank in this Agreement, the Disclosure Schedule or any written report, statement, list, certificate, materials or other information furnished or to be furnished by City National or Bank to ONB through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby (including, without limitation, any written information which has been or shall be supplied by City National or Bank with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to City National's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

     (b) Any materials or information provided by City National or Bank to ONB for use by ONB in any filing with any state or federal regulatory agency shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

     4.07. Litigation and Pending Proceedings. (a) Except as set forth in the Disclosure Schedule, there are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of City National and Bank after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does City National or Bank have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation) against, by or affecting City National or Bank which could have an adverse effect on the financial condition, results of operations, business, assets or capital of City National and Bank on a consolidated basis, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) Except as set forth in the Disclosure Schedule, neither City National nor Bank (i) is subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority, (ii) is presently charged with or, to the best knowledge of City National and Bank, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, or (iii) is the subject of any pending or, to the best knowledge of City National and Bank after due inquiry, threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, assets, capital, properties or operations.

     4.08. Financial Statements and Reports. City National has delivered to ONB copies of the following financial statements and reports of City National and Bank (collectively, the "City National Financial Statements"):

     (a) Consolidated Balance Sheets and the related Statements of Income and Statements of Changes in Shareholders' Equity of City National as of and for the years ended December 31, 1992, 1993 and 1994 and as of and for the periods ended March 31, 1994 and 1995;

     (b) Consolidated Statements of Cash Flows of City National for the years ended December 31, 1992, 1993 and 1994;

     (c) Consolidated Statements of Changes in Financial Position of City National for the years ended December 31, 1993 and 1994;

     (d) Consolidated Reports of Condition and Income ("Call Reports") for Bank as of the close of business on December 31, 1991, 1992, 1993 and 1994 and on March 31, 1994 and 1995; and

     (e) Financial statements of City National on Form FRY-9LP and Form FRY-9C filed with the Board of Governors of the Federal Reserve System ("Federal Reserve") as of the close of business on December 31, 1993 and 1994 and on March 31, 1995.

     The City National Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial positions of City National and Bank as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The City National Financial Statements described in clauses (a), (b) and (c) above are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountant's notes or reports with respect to such financial statements; provided, however, that the City National Financial Statements described in clause (a) above as of and for the three (3) months ended March 31, 1994 and 1995 and in clauses (d) and (e) above are unaudited and have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and present fairly the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year-end audit adjustments which adjustments in the aggregate would not be reasonably expected to be materially adverse to City National on a consolidated basis. The City National Financial Statements, including the notes thereto, do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts which inclusion or omission would render any of the City National Financial Statements false, misleading or inaccurate in any material respect.

     4.09. Properties, Contracts, Employees and Other Agreements. (a) Set forth in the Disclosure Schedule are a true, accurate and complete copy of the following:

     (i) A brief description and the location of all real property owned by City National or Bank and the principal buildings and structures located thereon, together with a legal description of such real property, and each lease of real property to which City National or Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

     (ii) All conditional sales contracts or other title retention agreements relating to City National or Bank and agreements for the purchase of federal funds;

     (iii)  All agreements, contracts, leases, licenses, understandings,
     commitments or obligations   of City National or Bank which individually
     or in the aggregate:

         (A) involve payment or receipt by City National or Bank (other than as disbursements of loan proceeds to customers or loan payments by customers) of more than $10,000;

         (B)  involve payments based on profits of City National or Bank;

         (C) relate to the purchase of goods, products, supplies or services in excess of $10,000;

         (D)  were not made in the ordinary course of business; or

         (E) may not be terminated without penalty within one (1) year from the date of this Agreement; and

     (iv) The name and current annual salary of each director, officer and employee of City National or Bank whose current annual salary from City National, Bank or any combination thereof is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by City National, Bank or a combination thereof to or for the benefit of each such person for the year ended December 31, 1994, and any employment agreement or arrangement with respect to each such person.

     (b) City National or Bank has, prior to the date of this Agreement, provided or given access to ONB to the files and documentation of all borrowers from Bank, or persons or entities that may become obligated to Bank under a letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of Bank, in excess of $10,000 individually or in the aggregate, whether in principal, interest or otherwise, and including all guarantors of such indebtedness; and

     (c) Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 4.09 is valid and enforceable in accordance with its terms. City National, Bank and, to their respective best knowledge, all other parties thereto are in compliance with the provisions thereof, and City National, Bank and, to their respective best knowledge, any other party thereto, except borrowers who may be in default as shown on the Bank's records, is not in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. None of the foregoing requires the consent of any party to its assignment in connection with the Merger contemplated by this Agreement. Other than as disclosed pursuant to this Section 4.09, to the best knowledge of City National, no circumstances exist resulting from transactions effected or to be effected, from events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in the creation of any agreement, contract, obligation, commitment, arrangement, lease or document described in or contemplated by this Section 4.09.

     4.10. Absence of Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, except as provided in the City National Financial Statements, except for unfunded loan commitments and obligations on letters of credit to customers of Bank and except for trade payables incurred in the ordinary course of business, neither City National nor Bank has, or will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $10,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.

     4.11. Title to Assets. (a) City National and Bank have good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank holding company or bank premises and all other real estate owned) which is reflected in the City National Financial Statements as of March 31, 1995; good and marketable title to all personal property reflected in the City National Financial Statements as of March 31, 1995, other than personal property disposed of in the ordinary course of business since March 31, 1995; good and marketable title to all other properties and assets (whether real or personal, tangible or intangible) which City National or Bank purports to own; good and marketable title to or right to use by terms of a valid and enforceable lease or contract all other property used in City National's or Bank's business; and good and marketable title to all property and assets acquired and not disposed of since March 31, 1995. All of such properties and assets are owned by City National or Bank free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature except (i) as set forth in the Disclosure Schedule, (ii) as specifically noted in reasonable detail in the City National Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, minor imperfections of title and other limitations which are not material in amounts to City National or Bank, whether individually or on a consolidated basis, do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned by City National or Bank is in material compliance with all applicable zoning laws.

     (b) Each of City National and Bank has conducted its business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or stormwater or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the best knowledge of City National, threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against City National or Bank with respect to the Environmental Laws and there is no basis or grounds for any such claim, action or proceeding. No environmental clearances or other governmental approvals are required for the conduct of the business of City National or Bank or the consummation of the Merger contemplated hereby. Except as set forth in the Disclosure Schedule, neither City National nor Bank is the owner of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal or any other remedial action under any Environmental Law.

     (c) Neither City National nor Bank (i) is in default in any respect under any agreements pursuant to which either leases real or personal property, (ii) has knowledge of any default under such agreements by any party thereto and
(iii) has knowledge of any event which, with notice or lapse of time or both, would constitute a default or a breach thereof.

     4.12. Loans and Investments. (a) Except as set forth in the Disclosure Schedule, there is no loan by Bank in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The most recent loan watch list of Bank and a list of all loans in excess of $10,000 which Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

     (b) All loans reflected in the City National Financial Statements as of March 31, 1995 and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 1995 (i) have been made for good, valuable and adequate consideration in the ordinary course of business and; to the best knowledge of City National and Bank solely with respect to the authenticity of the signatures of borrowers, obligors and guarantors thereon
(ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Bank as the secured party or mortgagee.

     (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the City National Financial Statements are adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. The aggregate loan balances outstanding as of March 31, 1995 in excess of the reserve for loan losses as of such date are collectible in accordance with their respective terms.

     (d) None of the investments reflected in the City National Financial Statements as of and for the period ended March 31, 1995 and none of the investments made by City National or Bank since March 31, 1995 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of City National or Bank to dispose freely of such investment at any time. Neither City National nor Bank is a party to any repurchase agreements with respect to securities.

     (e) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Bank.

     (f) Except as set forth in the Disclosure Schedule, neither City National nor Bank has, nor will have at the Effective Time, any indebtedness for borrowed money.

     4.13. Shareholder Rights Plan. Except as otherwise provided in this Agreement, City National has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of City National or Bank or which may be considered an anti-takeover mechanism.

     4.14. Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by City National or Bank; in which City National or Bank participates as a participating employer; to which City National or Bank contributes; with respect to which City National or Bank acts as administrator, trustee or fiduciary; whether written or oral; and including any such plans which have been terminated, merged into another plan, frozen or discontinued (collectively, "City National Plans"): (i) all such City National Plans have, on a continuous basis since their adoption, been maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("Code"), and the Department of Labor ("Department") and Treasury Regulations promulgated thereunder, the breach of which could have a material adverse effect on the financial condition, results of operations, business, assets or capital of City National or Bank, whether individually or on a consolidated basis; (ii) all City National Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption in all respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination letters have been timely received from the Internal Revenue Service ("Service") with respect to each such City National Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations; (iii) except as set forth on the Disclosure Schedule, no City National Plan (or its related trust) holds any stock of City National, Bank or any related or affiliated person or entity; (iv) neither City National nor Bank has any liability to the Department or the Service with respect to any City National Plan; (v) neither City National nor Bank has engaged in any transaction that may subject City National or Bank, or any City National Plan, to a civil penalty imposed by Section 502 of ERISA; (vi) no prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any City National Plan; (vii) each City National Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder; (viii) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any City National Plan or has been misled as to his or her rights under any City National Plan; (ix) all obligations required to be performed by City National and Bank under any provision of a City National Plan have been performed by them and they are not in default under or in violation of any provision of a City National Plan; (x) no event has, to the best knowledge of City National, occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any City National Plan; (xi) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the best knowledge of City National, threatened, against City National, Bank, any City National Plan or the assets of any City National Plan; (xii) with respect to any City National Plan sponsored, participated in or contributed to by City National or Bank or with respect to which City National or Bank is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been, to the best knowledge of City National, no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed; and (xiii) each of the City National Executive Supplemental Income contracts constitutes a plan which is unfunded and is maintained by City National primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees as defined in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

     (b)  With regard to any City National Plan intended to be qualified under
Section 401(a) of the Code, no director, officer, employee or agent of City National or Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, (i) the Service could revoke or deny that plan's qualification under Section 401(a) of the Code or the exemption under Section 501(a) of the Code for any trust related to such Plan or
(ii) a participant or beneficiary or a non-participating employee has been denied any benefit due or to become due under such City National Plan or has been misled as to his or her rights under such City National Plan.

     (c) City National and Bank have provided to ONB in the Disclosure Schedule true, accurate and complete copies, and, in the case of any plan or program which has not been reduced to writing, a complete summary, of all of the following: (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and all amendments thereto; (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining plans and agreements; (iii) all executive and other incentive compensation plans, programs and agreements; (iv) all group insurance and health contracts, policies or plans; and (v) all other incentive, welfare or employee benefit plans or agreements, maintained or sponsored, participated in, or contributed to by City National or Bank for its current or former directors, officers or employees. All such plans have been, since their inception, drafted, implemented, administered and, where applicable, amended or terminated in accordance with their terms and with applicable law.

     (d) Except as set forth on the Disclosure Schedule, no current or former director, officer or employee of City National or Bank is entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with City National or Bank, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of that coverage pursuant to the applicable requirements of the Code with respect thereto.

     (e) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by City National or Bank, in which City National or Bank participates as a participating employer or to which City National or Bank contributes, no director, officer, employee or agent of City National or Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on City National or Bank under Code Section 4980B(a). With respect to all such plans, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by City National and Bank.

     (f) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon City National or Bank and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

     4.15. Obligations to Employees. All accrued obligations and liabilities of and all payments by City National, Bank and all City National Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust or contract, and adequate actuarial accruals and reserves for such payments have been and are being made by City National or Bank in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare, retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to City National or Bank for its current or former directors, officers, employees and agents. All obligations and liabilities of City National and Bank, whether arising by operation of law, by contract or by past custom, for all other forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by City National or Bank in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 4.15 are correctly and accurately reflected and accounted for in all material respects in the City National Financial Statements and the books, statements and records of City National and Bank.

     4.16. Taxes, Returns and Reports. Except as set forth in the Disclosure Schedule, City National and Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is, to the best knowledge of City National, true, accurate and complete in all respects; (b) paid all taxes, assessments and other governmental charges due or claimed to be due upon each of them or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes in the City National Financial Statements as of March 31, 1995 is adequate to cover all of City National's and Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to March 31, 1995. Neither City National nor Bank has, or will have, any liability for taxes of any nature for or with respect to the operation of their respective businesses, including the business of any subsidiary, or ownership of their assets, including the assets of any subsidiary, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent City National Financial Statements (as hereinafter defined). Neither City National nor Bank is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of City National or Bank have been audited by any taxing authority during the past five (5) years.

     4.17. Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended, and Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

     4.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance and insurance providing benefits for employees) owned or held by City National or Bank on the date hereof or with respect to which City National or Bank pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

     4.19. Books and Records. The books and records of City National and Bank are in all material respects complete and correct and accurately reflect the basis for the respective financial condition, results of operations, business, assets and capital of City National and Bank set forth in the City National Financial Statements.

     4.20. Broker's, Finder's or Other Fees. Except for reasonable fees of City National 's attorneys, accountants and Southard Financial, Inc. ("Southard"), all of which will be paid by City National prior to the Effective Time, no agent, broker or other person acting on behalf of City National or Bank or under any authority of City National or Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

     4.21. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by City National or Bank pursuant to or in connection with the Disclosure Schedule are true, accurate and complete in all respects as of the date hereof and with respect to such items delivered subsequent to the date hereof or with any update to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

     4.22. Interim Events. Except as otherwise permitted hereunder, since March 31, 1995, neither City National nor Bank has:

     (a) Suffered any changes having an adverse impact on the financial condition, results of operations, business, assets, capital or prospects of City National or Bank;

     (b) Suffered any damage, destruction or loss to any of its properties, whether or not covered by insurance;

     (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03(a)(iii) hereof;

     (d) Repurchased, redeemed or otherwise acquired shares of City National or Bank Common Stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split up its stock;

     (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other benefit plan to employees, officers or directors of City National or Bank;

     (f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

     (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

     (h) Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of City National Common Stock or Bank Common Stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of City National Common Stock or Bank Common Stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

     (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

     (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

     (k) Except as set forth in the Disclosure Schedule, cancelled or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

     (l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

     (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

     (n) Conducted its business in any manner other than substantially as it was being conducted through March 31, 1995.

     4.23. Regulatory Filings. City National and Bank have filed and will continue to file in a timely manner all filings with all federal and state regulatory agencies as required by applicable law. All such filings with federal and state regulatory agencies were true, accurate and complete in all respects as of the dates of the filings and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis, and no such filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

     4.24. Contracts. Neither City National nor Bank is in default under or breach of or, to the best knowledge of City National, alleged to be in default under or breach of any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation which could have an adverse effect on the financial condition, results of operation, business, assets or capital of City National or Bank, whether individually or on a consolidated basis.

     4.25. No Third Party Options. There are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of City National or Bank.

     4.26. Indemnification Agreements. (a) Neither City National nor Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability, other than as expressly provided in the Articles of Incorporation or By-Laws of City National or the Articles of Association or By-Laws of Bank.

     (b) No claims have been made against or filed with City National or Bank nor have, to the best knowledge of City National or Bank, any claims been threatened against City National or Bank, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of either City National or Bank.

     4.27 Representations and Warranties at the Effective Time. All representations and warranties of City National and Bank contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

     4.28 Nonsurvival of Representations and Warranties. The representations and warranties of City National and Bank contained in this Agreement shall expire at the Effective Time, and thereafter City National and Bank and all directors, officers and employees of City National and Bank shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in connection with such representations and warranties or except as otherwise provided by law, whether statutory, common law or otherwise.

                                   SECTION 5

                     REPRESENTATIONS AND WARRANTIES OF ONB
                     -------------------------------------

     ONB represents and warrants to City National and Bank as follows:

     5.01. Organization and Authority. ONB is a corporation duly organized and validly existing under the laws of the State of Indiana, is a registered bank holding company under the BHC Act, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. ONB's common stock is registered pursuant to Section 12, and ONB is subject to the reporting requirements, of the 1934 Act.

     5.02. Authorization. (a) ONB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in
Section 8.01 hereof. This Agreement and its execution and delivery by ONB have been duly authorized by the Board of Directors of ONB and constitutes a valid and binding obligation of ONB, subject to the conditions precedent set forth in
Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby (i) conflicts with or violates ONB's Articles of Incorporation or By-Laws; (ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of government banking regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or
(iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, agreement, arrangement, commitment or other instrument to which ONB is a party or by which ONB is subject or bound and which is material to ONB on a consolidated basis.

     (c) Other than in connection or in compliance with the provisions of the BHC Act and applicable federal and state banking, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by ONB of the Merger contemplated by this Agreement.

     5.03. Capitalization. (a) The authorized capital stock of ONB as of the date hereof consists of (i) 30,000,000 shares of common stock, no par value per share, of which approximately 22,556,278 shares were issued and outstanding as of March 31, 1995, and (ii) 2,000,000 shares of preferred stock, no shares of which have been or are presently intended to be issued, other than in connection with any obligations of ONB to issue such preferred stock under its shareholders' rights plan. Such issued and outstanding shares of ONB capital stock have been duly and validly authorized by all necessary corporate action of ONB, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former ONB shareholders. All of the issued and outstanding shares of common stock of ONB's subsidiaries are owned by ONB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Except as described in this Section 5.03, ONB has no other authorized capital stock. Except for shares of ONB common stock to be issued in connection with (i) ONB's dividend reinvestment and stock purchase plan, (ii) ONB's outstanding convertible subordinated debentures, (iii) acquisitions by ONB of other financial institutions or holding companies, and (iv) ONB's restricted stock plan and other employee benefit plans, ONB has no intention or obligation to authorize or issue any other capital stock or any additional shares of ONB capital stock. On a consolidated basis as of March 31, 1995, ONB had total shareholders' equity of approximately $372,266,000, which consisted of common stock of $22,056,000, capital surplus of $212,731,000 and retained earnings of $140,417,000.

     (b) ONB has no knowledge of any person who beneficially owns 5% or more of its issued and outstanding shares of common stock.

     5.04. Organizational Documents. The Articles of Incorporation and By-Laws of ONB in force as of the date of this Agreement have been delivered to City National and represent true, accurate and complete copies of such corporate documents of ONB in effect as of the date of this Agreement.

     5.05. Compliance With Law. Neither ONB nor any of its subsidiaries has engaged in any activity or has taken or omitted to take any action which has resulted or could result in the violation of any local, state, federal or foreign law, statute, rule, regulation, ordinance, order, restriction or requirement or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB and its subsidiaries on a consolidated basis. ONB and each of its subsidiaries possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption.

     5.06. Regulatory Filings. ONB and each of its subsidiaries have filed and will continue to file in a timely manner all required filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, all reports on Form 8, Form 8-K, Form 10-K and Form 10-Q, and all other federal and state regulatory agencies as required by applicable law. All filings by ONB with the SEC and with all other federal and state regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

     5.07. Litigation and Pending Proceedings. (a) There are no claims, actions, suits, proceedings, investigations or arbitrations pending or, to the best knowledge of ONB after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does ONB have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against, by or affecting ONB or its subsidiaries which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB and its subsidiaries on a consolidated basis, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) ONB (i) is not subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority, (ii) is not presently charged with, or to the best knowledge of ONB, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, or (iii) is not the subject of any pending or, to the best knowledge of ONB after due inquiry, threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, assets, capital properties or operations.

     5.08. Financial Statements and Reports. (a) ONB or its agents have delivered to City National copies of the following financial statements and reports of ONB and its subsidiaries (collectively, the "ONB Financial Statements"):

     (i) Consolidated Balance Sheets and related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of ONB as of and for the years ended December 31, 1992, 1993 and 1994 and as of and for the interim periods ended March 31, 1994 and 1995; and

     (ii) Consolidated Statements of Cash Flows of ONB for the years ended December 31, 1992, 1993 and 1994.

     (b) The ONB Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial positions of ONB and its subsidiaries as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The ONB Financial Statements described in clauses (i) and (ii) above which consist of fiscal year-end information are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis except as may otherwise be indicated in any accountants notes or reports with respect to such financial statements. The ONB Financial Statements described in clause (i) above as of and for the periods ended March 31, 1994 and 1995 are unaudited and have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and present fairly the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year-end audit adjustments (which adjustments in the aggregate would not reasonably be expected to be materially adverse to ONB on a consolidated basis). The ONB Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render the ONB Financial Statements false, misleading or inaccurate in any material respect.

     5.09. Shares to be Issued in Merger. The shares of ONB common stock which City National shareholders will be entitled to receive upon consummation of the Merger pursuant to this Agreement will, at the Effective Time, be duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable and will have been registered under the Securities Act of 1933, as amended ("1933 Act").

     5.10. Shareholder Approval. The approval by ONB's shareholders of the Merger contemplated by this Agreement is not required.

     5.11. Title to Assets. ONB has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank holding company or bank premises and all other real estate owned) which is reflected in the ONB Financial Statements as of March 31, 1995; good and marketable title to all personal property reflected in the ONB Financial Statements as of March 31, 1995, other than personal property disposed of in the ordinary course of business since March 31, 1995; good and marketable title to all other properties and assets (whether real or personal, tangible or intangible) which ONB purports to own; good and marketable title to or right to use by terms of a valid and enforceable lease or contract all other property used in ONB's business; and good and marketable title to all property and assets acquired and not disposed of since March 31, 1995. All of such properties and assets are owned by ONB free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature except (i) as specifically noted in reasonable detail in the ONB Financial Statements; (ii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (iv) easements, encumbrances and liens of record, minor imperfections of title and other limitations which are not material in amounts to ONB on a consolidated basis, do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned by ONB is in material compliance with all applicable zoning laws.

     5.12. Loans and Investments. (a) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the ONB Financial Statements are adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. The aggregate loan balances outstanding as of March 31, 1995 in excess of the reserve for loan losses as of such date are collectible in accordance with their respective terms.

     (b) All loans reflected in the ONB Financial Statements as of March 31, 1995 and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 1995 (i) have been made for good, valuable and adequate consideration in the ordinary course of business and; to the best knowledge of ONB solely with respect to the authenticity of the signatures of borrowers, obligors and guarantors thereon (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that ONB or any subsidiary thereof has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming ONB or any subsidiary thereof as the secured party or mortgagee.

     5.13. Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by ONB; in which ONB participates as a participating employer; to which ONB contributes; with respect to which ONB acts as administrator, trustee or fiduciary; whether written or oral; and including any such plans which have been terminated, merged into another plan, frozen or discontinued (collectively, "ONB Plans"): (i) all such ONB Plans have, on a continuous basis since their adoption, been maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("Code"), and the Department of Labor ("Department") and Treasury Regulations promulgated thereunder, the breach of which could have a material adverse effect on the financial condition, results of operations, business, assets or capital of ONB on a consolidated basis; (ii) all ONB Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption in all respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination letters have been timely received from the Internal Revenue Service ("Service") with respect to each such ONB Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations; (iii) no ONB Plan (or its related trust) holds any stock of ONB or any related or affiliated person or entity; (iv) ONB has no liability to the Department or the Service with respect to any ONB Plan; (v) ONB has not engaged in any transaction that may subject ONB, or any ONB Plan, to a civil penalty imposed by Section 502 of ERISA; (vi) no prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any ONB Plan; (vii) each ONB Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder; (viii) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any ONB Plan or has been misled as to his or her rights under any ONB Plan; (ix) all obligations required to be performed by ONB under any provision of a ONB Plan have been performed by them and they are not in default under or in violation of any provision of a ONB Plan; (x) no event has, to the best knowledge of ONB, occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any ONB Plan; (xi) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the best knowledge of ONB, threatened, against ONB, any ONB Plan or the assets of any ONB Plan; and (xii) with respect to any ONB Plan sponsored, participated in or contributed to by ONB or with respect to which ONB is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been, to the best knowledge of ONB, no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed.

     (b) With regard to any ONB Plan intended to be qualified under Section 401(a) of the Code, no director, officer, employee or agent of ONB has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, (i) the Service could revoke or deny that plan's qualification under Section 401(a) of the Code or the exemption under Section 501(a) of the Code for any trust related to such Plan or (ii) a participant or beneficiary or a non-participating employee has been denied any benefit due or to become due under such ONB Plan or has been misled as to his or her rights under such ONB Plan.

     5.14. Taxes, Returns and Reports. ONB has (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is, to the best knowledge of ONB, true, accurate and complete in all respects; and (b) paid all taxes, assessments and other governmental charges due or claimed to be due upon each of them or any of its income, properties or assets. Except for taxes not yet due and payable, the reserve for taxes in the ONB Financial Statements as of March 31, 1995 is adequate to cover all of ONB's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to March 31, 1995. ONB does not have, nor will it have, any liability for taxes of any nature for or with respect to the operation of its business, including the business of any subsidiary, or ownership of its assets, including the assets of any subsidiary, from the date hereof up to and including the Effective Time, except to the extent set forth in the ONB Financial Statements. ONB is not currently under audit by any state or federal taxing authority. No federal, state or local tax returns of ONB have been audited by any taxing authority during the past five
(5) years.

     5.15. Interim Events. Since March 31, 1995, ONB has not suffered any changes having a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB and its subsidiaries on a consolidated basis or in the operation or conduct of its business, and if any such changes should occur prior to the Effective Time, ONB shall promptly disclose such changes to City National.

     5.16. Representations and Warranties at the Effective Date. All representations and warranties of ONB contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

     5.17. Nonsurvival of Representations and Warranties. The representations and warranties of ONB contained in this Agreement shall expire at the Effective Time and, thereafter, ONB and all directors, officers and employees of ONB shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in connection with such representations and warranties or except as otherwise provided by law, whether statutory, common law or otherwise.

                                   SECTION 6

                           COVENANTS OF CITY NATIONAL
                           --------------------------

     City National covenants and agrees, and covenants and agrees to cause Bank to act, as follows:

     6.01. Shareholder Approval. Subject to Section 6.06(b) hereof, City National shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of City National at the earliest possible reasonable date. Subject to Section 6.06(b) hereof, the Board of Directors of City National shall recommend to City National's shareholders that such shareholders approve this Agreement and the Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from City National's shareholders.

     6.02. Other Approvals. (a) City National shall proceed expeditiously, cooperate fully and use its best efforts to assist ONB in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     (b) City National and Bank shall cooperate with ONB in and shall take all necessary action to effectuate the disposition of the City National Plans, as provided in Section 7.03 hereof. City National shall be responsible for and shall pay all costs and expenses associated with such dispositions. City National shall, at its expense, cause the fiduciaries of the ESOP to obtain such financial advice and appraisals from independent third parties regarding the Merger, the value of the ONB common stock to be received by the ESOP in the Merger and the disposition of the ESOP in connection with the Merger, as ONB shall request.

     6.03. Conduct of Business. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, each of City National and Bank shall not, without the prior written consent of ONB:

     (i) make any changes in its capital stock accounts (including, without limitation, any stock split, recapitalization or reclassification);

     (ii) authorize a class of stock or issue, or authorize the issuance of, stock other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

     (iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders, except that City National may pay quarterly to its shareholders a quarterly cash dividend until consummation of the Merger in an amount per dividend not to exceed twenty-five percent (25%) of City National's net income, which quarterly dividends may commence with the dividend declared in the second calendar quarter of 1995; provided, however, that no dividend may be paid to City National's shareholders during the calendar quarter in which the Merger is consummated if, during such period, City National's shareholders will become entitled to receive dividends on their shares of ONB common stock received pursuant to this Agreement;

     (iv)   redeem any of its outstanding shares of common stock;

     (v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

     (vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

     (vii) make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with sound banking practices (and, with respect to loan transactions or commitments, letters of credit and deposit accounts, only on terms and conditions which are not materially more favorable than those available to the borrower or customer from competitive sources in transactions in the ordinary course of business);

     (viii) acquire or dispose of any property or asset constituting a capital investment in excess of $10,000 individually or $25,000 in the aggregate;

     (ix) except for repurchase agreements entered into in the ordinary course of business and the pledge of securities to secure public funds deposits, subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance;

     (x) promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of City National or Bank;

     (xi) execute, create, institute, modify, amend or terminate (except with respect to any amendments to the City National Plans required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consultant, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee benefit plan or agreement for current or former directors, officers or employees of City National or Bank; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities;

     (xii) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting or severance agreements with respect to any present or former directors, officers or employees of City National or Bank;

     (xiii) except for the hiring of a new Vice President of Bank which has previously been expressly approved by a duly authorized representative of ONB, hire or employ any new or additional employees of City National or Bank, except those which are reasonably necessary for the proper operation of City National's or Bank's business;

     (xiv) except for the hiring of a new Vice President of Bank which has previously been expressly approved by a duly authorized representative of ONB, elect or appoint any new officers or director of either City National or Bank;

     (xv) amend, modify or restate City National's Articles of Incorporation or By-Laws or Bank's Articles of Association or By-Laws from those in effect on the date of this Agreement and as delivered to ONB hereunder;

     (xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets, of City National or Bank;

     (xvii) fail to continue to make additions to in accordance with past practices and to otherwise maintain in all respects Bank's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with generally accepted accounting principles applied on a consistent basis;

     (xviii) fail to accrue, pay, discharge and satisfy all liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such liabilities, obligations and expenses become due;

     (xix) issue, or authorize the issuance, of any securities convertible into or exchangeable for shares of City National Common Stock or Bank Common Stock;

     (xx) except for trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the City National Financial Statements or the Subsequent City National Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $10,000;

     (xxi) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

     (xxii) pay or commit to pay any management or consulting or other similar type of fees; or

     (xxiii) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 6.03(a)(vii) hereof and legal, accounting and fees to Southard related to the Merger) requiring payments by City National or Bank which exceed $10,000, whether individually or in the aggregate, or that is not in the ordinary course of business.

     (b) Each of City National and Bank shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by City National and Bank as of the date of this Agreement.

     6.04. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, City National and Bank each shall (a) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use its best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (c) maintain all of the properties and assets that it owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to it and to the conduct of its business; and (e) not do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

     6.05. Restrictions Regarding Affiliates. City National shall, within 30 days after the date of this Agreement and promptly thereafter until the Effective Time to reflect any changes, provide ONB with a list identifying each person who may be deemed to be an affiliate of City National for purposes of Rule 145 under the 1933 Act. On or prior to the Effective Time, City National shall use its best efforts to cause each director, executive officer and other person who may be deemed to be such an affiliate of City National to deliver to ONB on or prior to the Effective Time hereunder a written agreement, substantially in the form as attached hereto as Exhibit A, providing that such person (a) has not sold, pledged, transferred, disposed of or otherwise reduced his or her market risk with respect to the shares of City National Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the Effective Time, and (b) will not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk with respect to the shares of ONB common stock to be received by such person pursuant to this Agreement (i) until such time as financial results covering at least 30 days of combined operations of ONB and City National have been published as and when required and within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies and (ii) unless such sales are pursuant to an effective Registration Statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from registration under the 1933 Act.

     6.06. Other Negotiations. (a) Subject to Section 6.06(b) hereof, on and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of ONB, City National and Bank shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to City National or Bank or to which City National or Bank may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions"). City National and Bank shall promptly communicate to ONB the terms of any proposal or offer which either of them may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or discussions with respect thereto.

     (b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as provided herein for any reason other than a Triggering Event (as defined herein), City National and Bank may engage, and may permit and authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning an unsolicited offer by such third party with respect to an Acquisition Transaction only with the prior written approval of ONB, which approval shall be provided to City National promptly upon receipt by ONB of a letter from City National signed by at least a majority of its Board of Directors then in office indicating that City National has received an unsolicited offer regarding an Acquisition Transaction which the Board of Directors of City National (i) considers, in the exercise of its fiduciary duties as a Board, to be substantially superior to the then current offer of ONB pursuant to this Agreement and (ii) concludes, after consultation with its counsel, that its fiduciary duties as a Board require it to consider and, in light of such duties, take such other actions with respect to such unsolicited offer as may be necessary or appropriate. Such approval may, in all other instances, be provided to City National when and if ONB shall, in its sole discretion, determine.

     (c) Upon the occurrence of a Triggering Event (as defined below) which occurs prior to termination of this Agreement and the Merger as provided in
Section 9 hereof in this Agreement, City National shall pay immediately to ONB the amount of $1,000,000 in immediately available funds, as ONB's sole and exclusive remedy under this Agreement. The term "Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) City National shall have entered into a binding letter of intent or agreement to engage in an Acquisition Transaction (as defined herein) with any person other than ONB or a subsidiary of ONB, or the Board of Directors of City National shall have recommended that the stockholders of City National approve or accept any Acquisition Transaction other than the Merger contemplated by this Agreement. For purposes of this Section 6.06(c), 'Acquisition Transaction' shall mean
          (A) a merger or consolidation or any similar transaction involving City National or any of its subsidiaries, (B) a purchase, lease or other acquisition of or substantial part of the assets of City National or any of its subsidiaries, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the presently outstanding capital stock of City National, or (D) any transaction or proposal which, if agreed to or approved, would result in any of the foregoing. The term 'person' for purposes of this Section 6.06(c) shall mean a non-shareholder who is a natural person, partnership, limited liability company, corporation, joint venture or other entity and also shall have the meaning assigned thereto in Section 13(d)(3) of the 1934 Act and the rules and regulations thereunder;

     (ii) Any person who is not a shareholder of City National other than ONB, a subsidiary of ONB, or any fiduciary acting under any employee benefit plan for ONB or any of its subsidiaries, shall have acquired or agreed to acquire beneficial ownership or the right to acquire beneficial ownership of 20% or more of the presently outstanding shares of capital stock of City National (the term 'beneficial ownership'shall have the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder).

     (d) City National shall notify ONB promptly in writing of the occurrence of any Triggering Event.

     6.07. Press Releases. Except as required by law, City National and Bank shall not issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior consent of ONB, which consent shall not be unreasonably withheld.

     6.08. Disclosure Schedule Update. City National shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of City National or Bank contained herein materially incorrect, untrue or misleading.

     6.09. Information, Access Thereto, Confidentiality. ONB and its respective representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of City National and Bank. ONB and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of City National and Bank and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of City National or Bank. Upon request, City National and Bank shall furnish ONB or its respective representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial and operating data and other information reasonably requested by ONB which has been or is developed by City National or Bank, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by City National or by Bank of any claim of attorney-client privilege), and will permit ONB and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for City National or Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to ONB or its respective representatives or agents. No investigation by ONB shall affect the representations and warranties made by City National or

Bank herein. Any confidential information or trade secrets received by ONB or its employees or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by ONB or, at City National's request, returned to City National in the event this Agreement is terminated as provided in Section 9 hereof. This Section 6.09 shall not require the disclosure of any information to ONB which would be prohibited by law.

     6.10. Subsequent City National Financial Statements. As soon as available after the date of this Agreement, City National shall deliver to ONB the monthly unaudited consolidated balance sheets and profit and loss statements of City National prepared for its internal use, Bank's Call Reports for each quarterly period completed prior to the Effective Time and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent City National Financial Statements"). The Subsequent City National Financial Statements shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent City National Financial Statements, including the notes thereto, will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any respect.

     6.11. Employee Benefits. The terms of Section 7.03 hereof or the provision of any employee benefits by ONB or any of its subsidiaries to employees of Bank shall not (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of City National or Bank; or (ii) prohibit or restrict ONB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

     6.12. Environmental Investigation. (a) City National shall conduct or cause to be conducted, by an environmental auditor, engineer or consultant reasonably satisfactory to ONB, not later than forty-five (45) days following the date of this Agreement, an environmental investigation or audit of the parcel of real estate located on Commercial Avenue and Main Street, Fulton, Kentucky, popularly known as the Main Street Branch, and owned by City National or Bank. City National shall cause to be issued promptly a Phase I environmental audit report or site assessment ("Phase I") for this investigation satisfactory in form and substance to ONB. The Phase I so prepared shall be provided to ONB and included as an update to the City National Disclosure Schedule.

     (b) City National and/or Bank shall take or cause to be taken, in consultation with and upon approval of ONB and as soon as practicable after receipt of any such Phase I, all remedial, corrective and additional action (i) required by any Environmental Laws or (ii) recommended or suggested in the Phase I.

     (c) If in ONB's reasonable opinion made in good faith, the estimated cost and expense of any legally required action as a result of or any suggested or recommended action in the Phase I would have a material adverse effect on the business, assets, capitalization, financial condition, or results of operations of City National and Bank on a consolidated basis, or if City National or Bank chooses not to take any such action as specified herein, then ONB may terminate this Agreement.

                                   SECTION 7

                                COVENANTS OF ONB
                                ----------------

     ONB covenants and agrees with City National as follows:

     7.01. Approvals. ONB shall have primary responsibility for the preparation, filing and cost of all bank holding company and bank regulatory applications required for consummation of the Merger. ONB shall file all bank holding company and bank regulatory applications as soon as practicable after the execution of this Agreement. ONB shall provide to City National's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. ONB shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to ONB, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     7.02. SEC Registration. ONB shall file with the SEC as soon as practicable after the execution of this Agreement a Registration Statement on an appropriate form under the 1933 Act covering ONB common stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to ONB and City National, prepared for use in connection with the meeting of shareholders of City National referred to in Section 6.01 of this Agreement, all in accordance with the rules and regulations of the SEC. ONB shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all Blue Sky exemptions, authorizations, consents or approvals required for the issuance of ONB common stock. In advance of filing the Registration Statement and all other filings described in Section 7.01 herein, ONB shall provide City National and its counsel with a copy of the Registration Statement and each such other filing and provide an opportunity to comment thereon.

     7.03. Employee Benefit Plans. (a) At such time as ONB shall determine, in its sole discretion, ONB will make available to the employees of Bank who continue as employees of any subsidiary of ONB after the Effective Time and, further, subject to Section 7.03(b), (c) and (d) hereof, substantially the same employee benefits on substantially the same terms and conditions that ONB may offer to similarly situated officers and employees of its banking subsidiaries from time to time. Until such time as the employees of City National or Bank become covered by the ONB welfare benefit plans, the employees of City National or Bank shall remain covered by the welfare benefit plans sponsored by City National or Bank, subject to the terms of such plans.

     (b) Subject to the provisions of subsection (c) hereof, years of service (as defined in the applicable ONB plan) of an officer or employee of Bank prior to the Effective Time shall be credited, effective as of the date on which such employees become covered by ONB's employee welfare benefit plans, to each such officer or employee eligible for coverage under Section 7.03(a) hereof for purposes of (i) eligibility under ONB's employee welfare benefit plans, and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under the ONB Employees' Retirement Plan ("ONB Pension Plan") and under the ONB Employees' Savings and Profit Sharing Plan ("ONB Profit Sharing Plan"). Those officers and employees of

Bank who otherwise meet the eligibility requirements of the ONB Pension Plan and the ONB Profit Sharing Plan, based upon their age and years of Bank service, shall become participants thereunder on the January 1st which coincides with or next follows the Effective Time. Those officers or employees who do not meet the eligibility requirements of the ONB Pension Plan or ONB Profit Sharing Plan on such date shall become participants thereunder on the first plan entry date under the ONB Pension Plan or the ONB Profit Sharing Plan, as the case may be, which coincides with or next follows the date on which such eligibility requirements are satisfied.

     (c) Subject to the requirements and limitations of applicable law, ONB shall take or cause to be taken the following actions regarding the disposition of the following City National Plans:

     (i) The City National defined benefit plan ("Pension Plan"), and all assets and liabilities associated therewith, shall be merged with and into the ONB Pension Plan. Such merger shall be effective as of the December 31 which coincides with or immediately follows the Effective Time. Until the effective date of such merger, participants in the Pension Plan shall continue to accrue benefits under the Pension Plan at which time the accrual of benefits thereunder shall cease. On the Effective Date, all participants under the Pension Plan (and any Bank employees who become participants under the Pension Plan after the Effective Time but before the merger of such plan with and into the ONB Pension Plan) who are actively employed by Bank on such date shall become fully vested in their accrued benefits regardless of their vested position under the Pension Plan. Bank shall make contributions to the Pension Plan for the period from the Effective Time through the effective date of the merger of such plan with and into the ONB Pension Plan only to the extent required to maintain the Pension Plan's tax-qualified status and avoid any federal income taxes or penalties.

     (ii) The City National defined contribution plan with the "401(k)" feature ("401(k) Plan"), and all assets and liabilities associated therewith, shall be merged with and into the ONB Profit Sharing Plan. Such merger shall be effective as of the December 31 which coincides with or immediately follows the Effective Time. Until the effective date of such merger, eligible participants under the 401(k) Plan may continue to make salary deferral contributions thereunder, subject to the terms of such plan; and, Bank may continue to make contributions under such plan at substantially the same levels and at substantially the same times as Bank has historically contributed to the 401(k) Plan. On the Effective Date, all participants under the 401(k) Plan (and any Bank employees who become participants under the 401(k) Plan after the Effective Time but before the merger of such plan with and into the ONB Profit Sharing Plan) shall become fully vested in their account balances regardless of their vested position under the 401(k) Plan.

     (iii) The employee stock ownership plan ("ESOP") shall be terminated effective as of the last day of the month in which the Effective Time occurs. City National shall eliminate in connection with the termination of the ESOP any optional form(s) of distribution under the ESOP. In connection therewith, ONB shall file an application with the Service for a determination letter to the effect that the termination of the ESOP will not affect its tax qualified status. City National may make contributions to the ESOP for the plan year beginning January 1, 1995 and the period ended on the effective date of the termination in accordance with the terms of the ESOP and not exceeding Six Thousand Four Hundred

           Dollars ($6,400) per month for a maximum of ten (10) months or $64,000 in the aggregate for the period commencing January 1, 1995 through the effective date of the termination. Effective as of the Effective Time, all participants with an account balance under the ESOP shall become fully vested in such accounts regardless of their vested position under the ESOP. As soon as practicable following the issuance of a favorable determination letter from the Service, participants' benefits under the ESOP shall be distributed, in connection with the ESOP termination, in a single lump sum or by direct rollover to the ONB Profit Sharing Plan or an individual retirement account. Such distributions (or the cash proceeds thereof) shall be eligible to be rolled over directly to the rollover account under the ONB Profit Sharing Plan; provided, however, that if any participant in the ESOP directly rolls over any ONB common stock into the ONB Profit Sharing Plan, such stock will be valued, for purposes of establishing the participant's rollover account value, at the per share closing price of ONB common stock as quoted on the NASDAQ National Market System on the date of such stock's rollover into the ONB Profit Sharing Plan and such stock will be commingled with other assets in the ONB Profit Sharing Plan with no separate accounting maintained for such stock with respect to any participant. Upon a direct rollover of any ONB common stock into the ONB Profit Sharing Plan, any participant who effects such a rollover will thereafter be entitled only to an undivided interest in the assets of the ONB Profit Sharing Plan and will not be entitled to maintain the rollover proceeds as a segregated portion of the ONB Profit Sharing Plan assets. ONB shall be responsible for the termination of the ESOP and for making application to the Service for a determination letter to the effect that the termination of the ESOP does not adversely affect its tax-qualified status.

     (iv) The Executive Supplemental Income contracts between City National and certain executive officers who constitute members of a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) shall be maintained, in accordance with their respective terms, by ONB after the Merger.

     (v) All expenses and costs associated with the disposition of all City National Plans in connection with the Merger shall be paid by City National.

     (d) No full-time officer or employee of Bank serving as of the Effective Time shall be subject to any pre-existing condition exclusions under any of ONB's welfare benefit plans if such officer, employee or individual was covered by the corresponding Bank welfare benefit plan for more than two hundred seventy
(270) days immediately preceding the Effective Time.

     (e) The terms of this Section 7.03 or the provision of any employee benefits by ONB or any of its subsidiaries to employees of Bank shall not (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of City National or Bank; or (ii) prohibit or restrict ONB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

     7.04. Authorization of ONB Common Stock. The Board of Directors of ONB shall, prior to the Effective Time, authorize the issuance of the required number of shares of ONB common stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Merger contemplated hereby.

     7.05. Press Releases. Except as required by law, ONB shall not issue any press releases or make any other public announcements or disclosures relating primarily to City National or Bank with respect to the Merger without the prior consent of City National or Bank, which consent shall not be unreasonably withheld.

     7.06. Information, Access Thereto, Confidentiality. City National and Bank and its representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the material facilities, operations, books, records and properties of ONB. City National and Bank and their respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the material operations, books, records and properties of ONB and of its financial and legal condition as City National and Bank shall deem reasonable necessary or advisable to familiarize itself with such books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of ONB. No investigation by City National or Bank shall affect the representations and warranties made by ONB. Any confidential information or trade secrets received by City National or Bank or their respective employees or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by City National or, at ONB's request, returned to ONB in the event this Agreement is terminated as provided in Section 9 hereof. This
Section 7.06 shall not require the disclosure of any information to City National and Bank the disclosure of which would be prohibited by law.

     7.07. Employees. It is the intent of ONB as of the date of this Agreement and will be its intent as of the Effective Time, that the employees of Bank as of the Effective Time will continue to be employees of Bank following the Effective Time with no termination in employment solely as a result of consummation of the Merger contemplated herein. The terms of this Section 7.08 and of Section 7.02 hereof and the provision of any employee benefits by ONB or any of its subsidiaries to employees of City National or Bank shall not (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of City National or Bank; or (ii) prohibit or restrict ONB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

     7.08. Indemnification and Insurance. (a) Indemnification. From and after the Effective Time, ONB shall assume and honor any obligations as provided for and permitted by applicable federal and state law which City National had immediately prior to the Effective Time with respect to the indemnification of each person who is, on the date hereof, or has been at any time prior to the date hereof, or who becomes, prior to the Effective Time, a director or officer of City National, Bank or was serving at the request of City National as a director or officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of City National's Articles of Incorporation or By-Laws in effect at the Effective Time, against any and all losses in connection with or arising out of any claim, which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of City National or Bank. Indemnification of employees and directors of City National or Bank following the Effective Time will be provided to the same extent as provided to other persons serving in similar capacities for ONB or its subsidiaries following the Effective Time.

     (b) Insurance. For a period of one (1) year after the Effective Time, ONB shall use all reasonable efforts to cause to be maintained in effect, but at Bank's cost, the current policies of directors' and officers' liability insurance maintained by City National (provided that ONB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred prior to or at the Effective Time. Following the Effective Time, ONB will provide any City National or Bank employees who become officers of ONB or any of its subsidiaries with the same directors' and officers' liability insurance coverage that ONB provides to other similarly situated officers of ONB and its bank subsidiaries.

     7.09. Accounting Treatment. ONB shall not intentionally take or cause to be taken any action which would prevent the Merger from qualifying for pooling of interest accounting treatment solely as a means to terminate this Agreement.

                                   SECTION 8

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

     8.01. ONB. The obligation of ONB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ONB:

     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of City National contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time.

     (b) Covenants. Each of the covenants and agreements of City National shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

     (c) Deliveries at Closing. ONB shall have received from City National at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to ONB, set forth in Section 11.02(b) hereof.

     (d) Registration Statement Effective. ONB shall have registered its shares of common stock to be issued to shareholders of City National in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

     (e) Regulatory Approvals. The Board of Governors of the Federal Reserve System ("Federal Reserve") and the Kentucky Department of Financial Institutions ("KDFI") shall have authorized and approved the Merger on terms and conditions satisfactory to ONB. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger contemplated by this Agreement shall have been obtained on terms and conditions satisfactory to ONB.

     (f) Shareholder Approval. The shareholders of City National shall have approved and adopted this Agreement as required by applicable law and City National's Articles of Incorporation.

     (g) Officers' Certificate. City National shall have delivered to ONB a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that (i) all the representations and warranties of City National are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of City National have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) City National has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

     (h) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Merger to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of City National, except with respect to cash received by City National's shareholders (i) for fractional shares resulting from application of the Exchange Ratio or (ii) pursuant to the exercise of dissenters' rights as described in Section 3 hereof.

     (i) Affiliate Agreements. ONB shall have received from City National (i) a list identifying each affiliate of City National in accordance with Section 6.05 hereof dated as of the Effective Time and (ii) from each affiliate of City National, the agreements dated as of the Effective Time contemplated by Section
6.05 hereof.

     8.02. City National. The obligation of City National to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by City
National:

     (a) Representations and Warranties at Effective Time. All representations and warranties of ONB contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time.

     (b) Covenants. Each of the covenants and agreements of ONB shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

     (c) Deliveries at Closing. City National shall have received from ONB at the Closing the items and documents, in form and content reasonably satisfactory to City National, listed in Section 11.02(a) hereof.

     (d) Registration Statement Effective. ONB shall have registered its shares of common stock to be issued to shareholders of City National in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

     (e) Regulatory Approvals. The Federal Reserve and the KDFI shall have authorized and approved the Merger. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger contemplated by this Agreement shall have been obtained.

     (f) Shareholder Approval. The shareholders of City National shall have approved and adopted this Agreement as required by applicable law and City National's Articles of Incorporation.

     (g) Officers' Certificate. ONB shall have delivered to City National a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that (i) all the representations and warranties of ONB are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of ONB have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) ONB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

     (h) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Merger to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of City National, except with respect to cash received by City National's shareholders (i) for fractional shares resulting from application of the Exchange Ratio or (ii) pursuant to the exercise of dissenters' rights as described in Section 3 hereof.

     (i) Fairness Opinion. Southard shall have issued its written fairness opinion to the Board of Directors of City National stating that the terms of the Merger are fair to the shareholders of City National from a financial point of view. Such written fairness opinion shall (a) be in form and substance reasonably satisfactory to City National, (b) be dated as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to City National shareholders, (c) be included as an exhibit to the proxy statement-prospectus, and (d) be updated and reissued to City National prior to the Effective Time.

                                   SECTION 9

                             TERMINATION OF MERGER
                             ---------------------

     9.01. Manner of Termination. This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by ONB to City National, or by City National to ONB as follows:

     (a)  By ONB or City National, if:

          (i) the Merger contemplated by this Agreement has not been consummated by March 31, 1996;

          (ii) the respective Boards of Directors of ONB and City National mutually agree to terminate this Agreement.

          (iii) If the Market Value of ONB common stock is less than $32.00 or more than $37.00 within the first five (5) business days on which ONB shares are traded within the ten (10) calendar days immediately preceding either (i) the date of mailing of the proxy material to the shareholders of City National or (ii) the Effective Time, then ONB and City National may, upon the request of the Board of Directors of either party, attempt in good faith to renegotiate the Exchange Ratio to the mutual satisfaction of both parties hereto. In the event that ONB and City National are unable to renegotiate the Exchange Ratio within 30 days of such request, either ONB or City National may terminate this Agreement.

     (b)  By ONB, if:

          (i) the Merger will not qualify for pooling-of-interest accounting treatment for ONB;

          (ii) any item, event or information set forth in any update to the Disclosure Schedule has had or would be expected to have, in the reasonable discretion of ONB, a material adverse effect on the business, assets, capitalization, financial condition or results of operations of City National and Bank on a consolidated basis;

          (iii) there has been a misrepresentation or a breach of any warranty by or on the part of City National in its representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of ONB, a material adverse effect on the business, assets, capitalization, financial condition or results of operations of City National and Bank on a consolidated basis; provided, however, that in the event of any inaccuracy in the representations and warranties contained in Section 4.03 hereof relative to the number of issued and outstanding shares of capital stock of City National or Bank, ONB shall have the absolute right to terminate this Agreement without regard to the materiality of any such inaccuracy;

          (iv) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of City National;

          (v) it shall reasonably determine that the Merger contemplated by this Agreement has become inadvisable or impracticable by reason of commencement or threat of any claim, litigation or proceeding against ONB, City National, Bank or any subsidiary of ONB, or any director or officer of any of such entities (A) relating to this Agreement or the Merger or (B) which is likely to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of City National and Bank on a consolidated basis; or

          (vi) there has been a material adverse change in the business, prospects, assets, capitalization, financial condition or results of operations of City National or Bank as of the Effective Time as compared to that in existence as of March 31, 1995.

          (vii) to the extent provided by Section 6.12 hereof with respect to certain environmental matters.

     (c)  By City National, if:

          (i) there has been a misrepresentation or a breach of any warranty by or on the part of ONB in its representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of City National, a material adverse effect on the business, assets, capitalization, financial condition or results of operation of ONB on a consolidated basis;

          (ii) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of ONB;

          (iii) there has been a material adverse change in the financial condition, results of operations, business, assets or capitalization of ONB on a consolidated basis as of the Effective Time as compared to that in existence on March 31, 1995; or

          (iv) it shall reasonably determine that the Merger contemplated by this Agreement has become inadvisable or impracticable by reason of commencement or threat of any material claim, litigation or proceeding against ONB, relating to this Agreement or the Merger and which is likely to have a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of ONB on a consolidated basis.

     9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of ONB, City National and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with the confidentiality provisions of this Agreement set forth in Section 6.09 and Section 7.06 hereof and the payment of expenses set forth in Section 12.09 hereof.

                                   SECTION 10

                          EFFECTIVE TIME OF THE MERGER
                          ----------------------------

     Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day and at the time specified in the Articles of Merger of City National with and into ONB as filed with the Indiana Secretary of State and the Kentucky Secretary of State ("Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time shall occur on the last business day of the month following
(a) the fulfillment of all conditions precedent to the Merger set forth in
Section 8 of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

                                   SECTION 11

                                    CLOSING
                                    -------

     11.01. Closing Date and Place. So long as all conditions precedent set forth in Section 8 have been satisfied and fulfilled, the closing of the Merger ("Closing") shall take place on the Effective Time at a location to be reasonably determined by ONB.

     11.02. Deliveries. (a) At the Closing, ONB shall deliver to City National the following:

            (i) an opinion of its counsel dated as of the Effective Time and substantially in the form set forth in Exhibit B attached hereto;

            (ii) the officers' certificate contemplated by Section 8.02(g) hereof;

            (iii) copies of all approvals by bank regulatory agencies necessary to consummate the Merger;

            (iv) copies of the resolutions of the Board of Directors of ONB, certified by the Secretary of ONB, relative to the approval of this Agreement and the Merger; and

            (v) such other documents as City National or its legal counsel may reasonably request.

     (b) At the Closing, City National shall deliver to ONB the following:

          (i) an opinion of its counsel dated as of the Effective Time and substantially in the form set forth in Exhibit C attached hereto;

          (ii) the officers' certificate contemplated by Section 8.01(g) hereof;

          (iii) a list of City National's shareholders as of the Effective Time certified by the President and Secretary of City National;

          (iv) copies of the resolutions adopted by the Board of Directors and shareholders of City National, certified by the President or Secretary of City National, relative to the approval of this Agreement and the Merger; and

          (v) such other documents as ONB or its legal counsel may reasonably request.

                                   SECTION 12

                                 MISCELLANEOUS
                                 -------------

     12.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and may not be assigned by any party hereto without the prior written consent of the other parties hereto.

     12.02. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of any of the covenants or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach or noncompliance hereunder.

     (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

     12.03. Notices. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

        If to ONB:                         with a copy to (which shall not
                                            constitute notice):

        Old National Bancorp               Krieg DeVault Alexander & Capehart
        420 Main Street                    One Indiana Square, Suite 2800

        Evansville, Indiana 47708          Indianapolis, Indiana 46204
        ATTN: Jeffrey L. Knight,           ATTN: Nicholas J. Chulos, Esq.
                 General Counsel           Telephone:  (317) 238-6224
        Telephone:  (812) 464-1363         Telecopier: (317) 636-1507
        Telecopier: (812) 464-1567

        If to City National or Bank:       with a copy to (which shall not
                                            constitute notice):

        City National Bancorp, Inc.        Gerrish & McCreary, P.C.
        306 Lake Street                    700 Colonial Road, Suite 200
        Fulton, Kentucky  42041            Memphis, Tennessee  38117
        Attn: Kenneth Crews, President     Attn: Jeffrey C. Gerrish
        Phone: (502) 472-3300              Phone: (901) 767-0900
        Telecopier: (502) 472-4413         Telecopier: (901) 684-2339

or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective:
(a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, three (3) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

     12.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

     12.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     12.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws.

     12.08. Entire Agreement. This Agreement supersedes all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitutes the entire agreement between the parties hereto. Upon the execution of this Agreement by all the parties hereto, the preliminary non-binding letter of intent, dated April 14, 1995, executed by ONB and City National, and any and all other prior writings of either party relating to the Merger, shall terminate and shall be rendered of no further force or effect.

     12.09. Expenses. ONB and City National shall each pay their respective expenses incidental to the Merger contemplated hereby.

     12.10. Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when Old National Bank in Evansville, the lead bank of ONB, is open for the transaction of business.

     12.11. Disclosure Schedule. The Disclosure Schedule attached hereto is intended to be and hereby is specifically made a part of this Agreement.

     IN WITNESS WHEREOF, ONB and City National have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested in counterparts by their duly authorized officers.

                                           OLD NATIONAL BANCORP



                                           By:  /s/ JOHN R. ROYSE
                                              ----------------------------------
                                              John N. Royse, Chairman & CEO
ATTEST:


By:/s/ JEFFREY L. KNIGHT
   ------------------------------
     Jeffrey L. Knight, Secretary
                                           CITY NATIONAL BANCORP, INC.



                                           By: /s/ KENNETH E. CREWS
                                              ----------------------------------
                                              Kenneth E. Crews, President & CEO
ATTEST:


By:/s/ ALICE H. MURRAY
   ------------------------------
     Alice H. Murray, Secretary

City National Bank (a) hereby represents and warrants to ONB that it has the requisite corporate power and authority to execute this Agreement and that this Agreement and its execution and delivery by City National Bank has been duly authorized and approved by the Board of Directors of City National Bank and (b) fully makes the representations and warranties set forth in Section 4 hereof applicable to it and agrees to comply with and be bound by the covenants and agreements set forth in Sections 6 hereof applicable to it.

                                CITY NATIONAL BANK



                                By: /s/ KENNETH E. CREWS
                                   ---------------------------------------------
                                    Kenneth E. Crews, President & CEO

ATTEST:


By: /s/ ROBERT M. MAHAN
   ---------------------------------
     Robert M. Mahan, Cashier

                                                                      APPENDIX B
                                                                      ----------

                       KENTUCKY BUSINESS CORPORATION ACT
                               DISSENTERS' RIGHTS

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     271B.13-010 DEFINITIONS. -- As used in this subtitle:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     271B.13-020 RIGHT TO DISSENT. -- (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

          1. If shareholder approval is required for the merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

          2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale of exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

          2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          3. Excludes or limits the rights of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional shares so created is to be acquired for cash under KRS 271B.6-040;

     (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

     (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     271B.13-030 DISSENT BY NOMINEE AND BENEFICIAL OWNERS. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     271B.13-200 NOTICE OF DISSENTERS' RIGHTS. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

     (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

     271B.13-210 NOTICE OF INTENT TO DEMAND PAYMENT. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (b) Shall not vote his shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

     271B.13-220 DISSENTERS' NOTICE. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

     (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the acquired beneficial ownership of the shares before the date;

     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

     (e) Be accompanied by a copy of this subtitle.

     271B.13-230 DUTY TO DEMAND PAYMENT. -- (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

     271B.13-240 SHARE RESTRICTIONS. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     271B.13-250 PAYMENT. -- (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (2) The payment shall be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated; and

     (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

     271B.13-260 FAILURE TO TAKE ACTION. -- (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

     271B.13-270 AFTER ACQUIRED SHARES. -- (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under KRS 271B.13-280.

     271B.13-280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. --
(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

     (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection
(1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                          JUDICIAL APPRAISAL OF SHARES

     271B.13-300 COURT ACTION. -- (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

     271B.13-310 COURT COSTS AND COUNSEL FEES. -- (1) The Court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

     (2) The court may also assess the fees and expense of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C
                                                                      ----------

                                FAIRNESS OPINION

                             MERGER BY AND BETWEEN
                              OLD NATIONAL BANCORP
                                      AND
                          CITY NATIONAL BANCORP, INC.





                              As of June 30, 1995





                                  Report Dated
                               September 19, 1995

Board of Directors
City National Bancorp, Inc.
Fulton, Kentucky

     RE: FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF CITY NATIONAL BANCORP, INC., FULTON, KENTUCKY, TO MERGE WITH AND INTO OLD NATIONAL BANCORP, EVANSVILLE, INDIANA


Gentlemen:

The Board of Directors of City National Bancorp, Inc. ("CNBI") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of CNBI by Old National Bancorp ("ONB"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either CNBI or ONB. Southard Financial issued valuations of the common stock of CNBI as of March 31, 1990 and December 31, 1990-94 for purposes of the CNBI ESOP. This opinion is issued based upon financial data as of June 30, 1995.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

  . A review of the financial performance and position of CNBI and the value of its common stock;

  . A review of the financial performance and position of ONB and the value of its common stock;

  .  A review of recent Bank merger transactions;

  . A review of the current and historical market prices of bank holding companies in Kentucky and surrounding states;

  . A review of the investment characteristics of the common stock of CNBI and ONB;

  . A review of the Agreement and Plan of Merger between ONB and CNBI, dated June 30, 1995;

  . An evaluation of the impact of the merger on the expected return to the current shareholders of CNBI; and,

Board of Directors
City National Bancorp, Inc.
Page 3


  . An evaluation of other factors as were considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of ONB for the outstanding common stock of CNBI constitutes a non-taxable exchange for federal income tax purposes.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to CNBI and in Exhibit 2 pertaining to ONB.

REVIEW OF CITY NATIONAL BANCORP, INC.

Southard Financial visited with the management of CNBI in Fulton, Kentucky. Discussions included questions regarding the current and historical financial position and performance of CNBI, its outlook for the future, and other pertinent factors.

REVIEW OF OLD NATIONAL BANCORP

Southard Financial visited with the management of ONB in Evansville, Indiana. Discussions included questions regarding the current and historical financial position and performance of ONB and its operating subsidiaries, its outlook for the future, and other pertinent factors.

MERGER DOCUMENTATION

Southard Financial reviewed the Agreement of Affiliation and Merger Between ONB and CNBI, dated June 30, 1995. Appropriate aspects of this agreement were discussed with management and with legal counsel for CNBI. (See Exhibit 3, Terms of the Agreement of Affiliation and Merger.)

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of ONB or CNBI, but reviewed data supplied by the management of both institutions.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding CNBI, ONB, and the proposed merger. The major considerations are as follows:


CITY NATIONAL BANCORP, INC.

Board of Directors
City National Bancorp, Inc.
Page 4


CITY NATIONAL BANCORP, INC.

  .  Historical earnings;
  .  Historical dividend payments;
  .  Outlook for future performance, earnings, and dividends;
  .  Economic conditions and outlook in CNBI's market;
  .  The competitive environment in CNBI's market;
  .  Comparisons with peer banks;
  .  Potential risks in the loan and securities portfolios;
  . Recent minority stock transactions in CNBI's common stock; and, . Other such factors as were deemed appropriate in rendering this opinion.

OLD NATIONAL BANCORP

  .  Historical earnings;
  .  Historical dividend payments;
  .  Outlook for future performance, earnings, and dividends;
  .  Economic conditions and outlook in ONB's market;
  .  The competitive environment in ONB's market;
  .  Comparisons with peer banks;
  .  Potential risks in the loan and securities portfolios;
  . Recent minority stock transactions in ONB's common stock; and, . Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

  . Historical and current bank merger pricing; and, . Current market prices for minority blocks of common stocks of regional bank holding companies in Kentucky and surrounding states.

THE PROPOSED MERGER

  .  The merger agreement and its terms;
  .  The specific pricing of the merger;
  .  Adequacy of the consideration paid to the shareholders of CNBI;
  . The assumption that the tax opinion regarding the tax-free nature of the exchange will be upheld;
  . The amount of debt and goodwill on the balance sheet of ONB and the impact of the merger of CNBI on ONB's capital and liquidity positions;
  . The historical dividend payments of ONB and the likely impact on the dividend income of the current shareholders of CNBI (equivalency of cash dividends);
  . Pro-forma combined income statements for ONB post merger and the expected returns to CNBI shareholders (equivalency of earnings yield);

Board of Directors
City National Bancorp, Inc.
Page 5


  . The market for minority blocks of ONB common stock; and, . Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of CNBI and ONB. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 3-7.)

DIVIDEND YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of CNBI, Southard Financial reviewed the dividend paying histories of CNBI and ONB. Based upon this review, it is reasonable to expect that the shareholders of CNBI, in total, will receive dividends at or above the level currently paid by CNBI, after the merger is completed (defined as post merger dividends per share times the exchange ratio). This is predicated on the assumption that ONB will continue per share dividends at or above current levels (see Exhibit 4).

EARNINGS YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of CNBI, Southard Financial determined that, based upon the proposed exchange ratio, the shareholders of CNBI would have seen an increase in their share of earnings (defined as post merger combined earnings per share times the exchange ratio), had the merger been consummated by year-end 1994. The analysis also suggests expected higher earnings yields for CNBI shareholders in subsequent years if the merger is consummated (see Exhibit 4).

BOOK VALUE ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of CNBI, Southard Financial determined that the shareholders of CNBI would have seen an increase in the book value of their investment had the merger been consummated prior to December 31, 1994, or prior to June 30, 1995.

ANALYSIS OF ALTERNATIVES

Board of Directors
City National Bancorp, Inc.
Page 6


In evaluating the fairness of the proposed merger to the shareholders of CNBI, Southard Financial reviewed another offer received for the purchase/merger of CNBI. Further, Southard Financial considered recent public market merger pricing information (see Exhibit 5).

ANALYSIS OF MARKET TRANSACTIONS

Based upon the merger terms, CNBI shareholders will receive 216% of June 30, 1995 book value per share, 18.0x reported 1994 earnings, and 20.2x budgeted 1995 earnings. Based upon the review conducted by Southard Financial, the pricing for CNBI in the merger is above the range of multiples seen in recent bank acquisitions (see Exhibit 5).

FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of CNBI and ONB with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared CNBI and ONB to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks). (See Exhibits 6-7.)

LIQUIDITY

Unlike CNBI stock, ONB shares are traded on the NASDAQ market. Further, except in the case of officers, directors, and certain principal shareholders of CNBI, ONB shares received will be freely tradeable with no restrictions.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of CNBI or ONB.

Throughout the due diligence process, all information provided by CNBI, ONB, and third party sources, was relied upon by Southard Financial without independent verification.

Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of CNBI is expected to be favorable.

FAIRNESS OPINION

Board of Directors
City National Bancorp, Inc.
Page 7


Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of City National Bancorp, Inc. by Old National Bancorp pursuant to the Agreement of Affiliation and Merger are fair, from a financial viewpoint, to the shareholders of City National Bancorp, Inc.

Thank you for this opportunity to be of service to the shareholders of City National Bancorp, Inc.

     Sincerely yours,

     SOUTHARD FINANCIAL



     /s/ DAVID A. HARRIS
     -------------------------------
     David A. Harris, CFA, ASA


     /s/ DOUGLAS K. SOUTHARD
     ---------------------------------------------
     Douglas K. Southard, DBA, CFA, ASA

Attachments:

  Exhibit 1:  City National Bancorp, Inc., Document Review List
  Exhibit 2:  Old National Bancorp, Document Review List
  Exhibit 3:  Terms of the Agreement of Affiliation and Merger
  Exhibit 4:  Expected Impact of the Merger on the Shareholders of
              City National Bancorp, Inc.
  Exhibit 5:  Comparison of The Merger Pricing to Public Market Transactions
  Exhibit 6:  Overview of City National Bancorp, Inc.
  Exhibit 7:  Overview of Old National Bancorp
  Exhibit 8:  Qualifications of Southard Financial

                                   EXHIBIT 1
                          CITY NATIONAL BANCORP, INC.
                              DOCUMENT REVIEW LIST



1. Consolidated Reports of Condition and Income ("Call Report") of The City National Bank of Fulton for the periods ended December 31, 1994 and June 30, 1 995.

2. Uniform Bank Performance Report ("UBPR") of The City National Bank of Fulton for the period ended March 31, 1995.

3.   Budget for 1995 of The City National Bank of Fulton.

4. Audited Consolidated Financial Statements of City National Bancorp, Inc. and Subsidiary for the periods ended December 31, 1993-94.

5. Parent Company Only Financial Statements (FR Y-9SP) of City National Bancorp, Inc. for the period ended June 30, 1995.

6.   Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 2
                              OLD NATIONAL BANCORP
                              DOCUMENT REVIEW LIST



1. Annual Report (including auditor's reports) for the year ended December 31, 1994.

2. Securities and Exchange Commission Annual Report (Form 10-K) for the year ended December 31, 1994.

3. Securities and Exchange Commission Quarterly Report (Form 10-Q) for the quarters ended March 31, 1995, and June 30, 1995.

4.   Research reports by Standard & Poor's; and Raffensperger, Hughes & Co.,
     Inc.

5. Daily activity of ONB stock (high, low, and closing prices, and volume) from January 1, 1995 through July 31, 1995 from NASDAQ.

6.   Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 3
                                  TERMS OF THE
                      AGREEMENT OF AFFILIATION AND MERGER

The Agreement of Affiliation and Merger, dated as of June 30, 1995, by and between Old National Bancorp and City National Bancorp, Inc. (the "Agreement") contains several provisions. The following are key provisions of the Agreement:

  In exchange for each share of CNBI common stock outstanding, CNBI shareholders will receive 11.5 newly issued shares of ONB common stock.

  The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of CNBI stock for ONB stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

  The exchange ratio will be based upon the market value of ONB common stock, calculated as the average of the closing prices of ONB common stock on the first five business (trading) days within the ten calendar days immediately prior to the effective date of the transaction (the "market value").

  No fractional shares will be issued by ONB. CNBI shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash based upon the market value of ONB stock as defined above.

  The Agreement may be terminated by either party: upon the mutual consent of the Board of Directors of each institution; if the market value of ONB stock (as defined above and in the Agreement) is less than $32.00 per share or more than $37.00 per share; or if the merger is not consummated by March 31, 1996. Further, the respective parties may terminate the Agreement upon the happening of certain material events, as described in the Agreement.

  The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at ONB subsequent to the date of the Agreement but prior to the consummation of the merger.

                                   EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
               ON THE SHAREHOLDERS OF CITY NATIONAL BANCORP, INC.

The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of CNBI and its shareholders.

Assuming a price of $34.50 per share of ONB stock as the market value to be used in the merger, CNBI shareholders would receive 11.5 equivalent shares of ONB stock for each share of CNBI stock exchanged under the Agreement, or $396.75 ($34.50 x 11.5).

EARNINGS CNBI earned $22.01 per share in 1994. ONB earned $2.01 per share in 1994 (fully diluted). Had the merger been consummated prior to January 1, 1994, each former CNBI share would have earned $23.12 in 1994 (ONB 1994 earnings of $2.01 per share times 11.5 equivalent shares). This represents an increase of 5% over what CNBI earned in 1994. Further, each former CNBI share would have earned about 12% more in the first half of 1995 ($10.45 per share for CNBI versus $1.02 per share for ONB times 11.5 equivalent shares).

             Based upon the analysts surveyed, ONB is expected to earn $2.25 per share in 1995. CNBI is budgeted to earn about $19.60 per share in 1995. Assuming that the merger was consummated prior to January 1, 1995, CNBI shareholders would see an increase of about 32% over what CNBI management budgeted to earn in 1995, absent the merger.

DIVIDENDS    Each share of CNBI stock received $2.00 per share in dividends in
             1994. Had the merger been consummated prior to January 1, 1994, each former share of CNBI stock would have received dividends of $10.12 in 1994 (ONB 1994 dividends of $0.88 per share times 11.5 equivalent shares). This represents over five times the dividends paid to CNBI shareholders in 1994. As of June 30, 1995, ONB's annual dividend rate was $0.92 per share.

BOOK VALUE   Reported book value of CNBI was $145.80 per share at December 31,
             1994. Reported book value of ONB at December 31, 1994 was $16.71 per share. Had the merger been consummated prior to December 31, 1994, each former CNBI stock would have book value of $192.17 (ONB book value of $16.71 per share times 11.5 equivalent shares). This represents 132% of CNBI book value at December 31, 1994. As of June
             30, 1995, CNBI shareholders would have seen an increase of about 7% in their book value ($183.30 per share for CNBI versus $17.13 per share for ONB times 11.5 equivalent shares).

LIQUIDITY    Unlike CNBI stock, ONB shares are traded on the NASDAQ market.
             Average daily trading volume was about 12-13,000 shares during the first four months of 1995. Further, except in the case of officers, directors, and certain principal shareholders of CNBI, ONB shares received will be freely tradeable with no restrictions.

                                   EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS

Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Kentucky and in contiguous states) is summarized as follows:

                                         Price/     Price/   Price/       Equity/
Transactions Announced in 1995/1/        Earnings   Book     Val Assets   ROAA      Assets   ROAE
---------------------------------        --------   ------   ----------   -------   ------   -----
Nationwide (62)                            17.2x     179.3%     16.0%      1.11%     9.14%   12.53%
KY, IN, IL, MO, TN, VA, WV, OH (12)        17.3      173.5      16.1       0.98      9.24    11.41
Kentucky (1 - United Bancorp of KY)        14.3      170.5      13.4       0.85      7.87    10.80

CNBI                                       18.0      216.4      18.4       0.97      8.44    12.73

  /1/ Through June 30; only includes transactions for which sufficient data was available

Based upon a purchase price of $19.03 million ($396.75 x 47,965 shares), the merger of CNBI into ONB will take place at 18.0x 1994 CNBI earnings, 20.2x 1995 budgeted CNBI earnings, 272% of December 31, 1994 CNBI book value, and 216% of June 30, 1995 CNBI book value. These multiples are all above recent market multiples.

In determining the attractiveness of owning ONB stock, it is important to examine ONB's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of June 30, 1995.

                                      Price/    Price/     Current  Current
     Publicly Traded Banks/1/         Earnings  Book Val   ROAE     Yield
     ------------------------         --------  ---------  -------  ------
     All Banks (198)                   11.77x     150.0%    13.08%   3.16%
     South Central Banks (48)          12.11      156.9     13.23    3.00
     Kentucky Banks (3)                11.89      117.6      9.91    3.50
     KY/IN/IL/MO/TN/VA/WV/OH (44)      12.06      158.3     13.49    4.10

     ONB                               16.29      200.7     12.44    2.68

     /1/ As of June 30, 1995; subject to certain screens performed by Southard Financial

Based upon an analysis of the data provided above, ONB's price/earnings multiple, price/book value, and return on average equity are above those of other publicly traded banks in its region, while the current dividend yield is below the range.

                                   EXHIBIT 6
                    OVERVIEW OF CITY NATIONAL BANCORP, INC.

City National Bancorp, Inc. is a one-bank holding company, incorporated in 1983, whose primary asset is 100% of the common stock of The City National Bank of Fulton in Fulton County, Kentucky ("CNB"). City National Bank was founded in 1897 as a state bank, and became a national bank in 1902. The Bank serves its market area with two banking offices in Fulton, Kentucky: the main office, and a depository branch (opened 1977). The Bank's mission is to be a full service community bank providing quality financial services and products to a targeted customer base, consistent with established profitability objectives and within sound banking practices. The Bank's target deposit customers are those over 55.

City National Bank is located in Fulton, Kentucky, near the Kentucky/Tennessee border. The market area encompasses portions of Fulton, Hickman, and Graves counties in Kentucky, and Obion and Weakley counties in Tennessee. The Bank is established in a very competitive marketplace. The competing institutions are:
Fulton Bank (total assets of about $50.2 million as of December 31, 1994); First State Bank ($204.6 million); Security Trust (assets unknown); Citizens Bank in Hickman ($40.1 million); and First National Bank in Clinton ($38.8 million).

The Fulton area economy is primarily dependent on the agricultural (corn, soybeans, wheat) and manufacturing (automobile tires) industries. The largest manufacturing employers in the area include Goodyear and General Tire, with each having total employment of about 2,500. Other major local employers include H.I.S. Sportswear, Excel Manufacturing, Uarco and Ligget Corporation. The unemployment rate is 6.6% in Fulton County and 6.4% in the general trade area. Per capita income of about $16,000. The population is 8,271 in Fulton and about 40,000 in the trade area.

CNB had total assets of $103.5 million at June 30, 1995, and equity of 8.44% of assets, or slightly below peer averages. Total loans (net of unearned income) were 38.23% of total assets at June 30, or well below peer averages. The historical composition of CNB's balance sheet was fairly consistent.

CNB earned $1.065 million (1.30% of average assets) in 1992, $1.084 million (1.25%) in 1993, $1.056 million (1.16%) in 1994, and $501 thousand (0.97%) in the first half of 1995. Earnings are budgeted at $941 thousand in 1995, for an ROAA of about 0.91%. CNB's loan loss provision was $60 thousand in 1994 (0.07% of average assets), and is budgeted to be $60 thousand (0.06%) again in 1995.

Parent company assets, net of liabilities, are not significant ($63 thousand at June 30, 1995). As of June 30, 1995, reported book value of the holding company was $8.792 million, or $183.30 per share for the 47,965 shares outstanding. Earnings were $22.01 per share in 1994, $21.78 per share in 1993, and $23.34 per share in 1992. Earnings are budgeted to be about $19.60 per share in 1995. Dividends of $2.00 per share were paid in 1993 and 1994, but no dividends had been paid prior to 1993.

Senior management consists of L. M. McBride, 70, Chairman, and Kenneth E. Crews, 60, President and CEO. Both men have over 33 years of service with the Bank.

Further details on CNBI and CNB are documented in Southard Financial's files.

                                   EXHIBIT 7
                       OVERVIEW OF OLD NATIONAL BANCORP

Old National Bancorp is a multi-bank holding company headquartered in Evansville, Indiana. Its 21 affiliate banks conduct business in 106 office locations throughout Indiana, Illinois, and Kentucky. The banks provide a wide range of financial services, such as: making commercial and consumer loans; originating, marketing and servicing mortgage loans; issuing and servicing credit cards; leasing; offering a wide range of deposit products; issuing letters of credit, issuing credit life, accident and health and property and casualty insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and providing alternative investments and brokerage services. ONB also has six non-bank affiliates which provide services incidental to ONB's operations including data processing, investments, trust, and property ownership.

During 1993, ONB completed mergers with: Dubois County Bank, Jasper, Indiana; and Bank South Federal Savings Bank, Harrisburg, Illinois. During 1994, ONB consummated mergers with: Citizens Union Bank, Central City, Kentucky; Orange County Bank, Paoli, Indiana; Indiana State Bank, Terre Haute, Indiana; and Bank of Western Indiana, Covington, Indiana. During the first six months of 1995, consummated mergers with: Oblong Bancshares, Inc., Oblong, Illinois; and Citizens National Bank Corporation, Tell City, Indiana. Further, ONB has pending merger agreements with First United Savings Bank, Greencastle, Indiana; and Shawnee Bancorp, Harrisburg, Illinois, both of which are expected to close in late 1995. All of these transactions were or will be accounted for as pooling of interests.

ONB earned $2.06 per share in 1993 ($1.99 fully diluted), $2.08 per share in 1994 ($2.01 fully diluted), and $1.05 per share in the first half of 1995 ($1.02 fully diluted). The consensus earnings estimate for 1995 is about $2.25 per share, or 8.2% above 1994 earnings. Earnings per share increased in each year since 1989. Profitability has been very consistent in recent years. Return on average assets was 1.11% in the first half of 1995, 1.14% in 1994, 1.16% in 1993, and 1.15% in 1992, while return on average equity was 12.44% in the first half of 1995, 12.65% in 1994, 13.33% in 1993, and $13.34% in 1992. Dividends of
$0.88 per share in 1994 were 15.8% above 1993 dividends of $0.76 per share. ONB paid dividends of $0.46 per share in the first half of 1995. Per share dividends increased each year since 1989. At June 30, 1995, the dividend yield was 2.68%. Further, a 5% stock dividend was distributed in January 1995.

ONB has outstanding $31.5 million of 8% convertible subordinated debentures which are due September 15, 2012, unless previously converted or redeemed. The debentures are convertible at 42.517 shares of ONB stock for each $1 thousand of principal, and are redeemable at a premium to par at ONB's option.

Total shareholders' equity was 8.81% of total assets as of December 31, 1994 and 8.91% at June 30, 1995. Book value per share increased from $16.12 at year-end 1993 to $16.71 at year-end 1994 and to $17.13 at June 30, 1995. Loans represented 61.68% of total assets at year-end and 63.46% at June 30, 1995. The quality of the loan portfolio improved in recent years, as net charge-offs decreased from a high of 0.55% of average loans in 1990 to 0.25% in 1994, and to 0.08% in the first half of 1995.

In all, ONB is in good financial condition. More details on ONB are contained in Southard Financial's file.

                                   EXHIBIT 8

                      QUALIFICATIONS OF SOUTHARD FINANCIAL

                       AN OVERVIEW OF SOUTHARD FINANCIAL


BACKGROUND       .  Founded in 1987.
                 .  Principals have combined business valuation experience
                    of approximately twenty years.
                 .  Serves clients throughout the United States, with
                    concentration in the Southeast.
                 .  Broad industry experience.
                 .  Services provided for public and closely-held companies.
                 .  Provides valuation services for over 100 ESOPs, making
                    Southard Financial one of the largest ESOP appraisers in the United States.

PROFESSIONAL
CREDENTIALS      .  Southard Financial's principals, Douglas K. Southard and
                    David A. Harris, are senior members of the American
                    Society of Appraisers (ASA).
                 .  Both principals of Southard Financial are Chartered
                    Financial Analysts (CFA).
                 .  Both principals are current or former officers of the West
                    Tennessee Chapter of the ASA.

EDUCATIONAL
CREDENTIALS      .  Douglas Southard holds Doctor of Business
                    Administration and Master of Business Administration degrees from Indiana University, with concentrations in finance, economics, and quantitative analysis.
                 .  David Harris holds the Master of Business Administration degree from Memphis State University, with concentrations in finance and business investments.

BUSINESS
ETHICS           .  Southard Financial and its principals adhere to the ethical standards of the Institute of Chartered Financial
                    Analysts and the American Society of Appraisers.

                 . All reports conform to the Uniform Standards of Professional Appraisal Practice.
                 . Southard Financial is committed to providing unbiased opinions to be used for decision making.
                 . Fees for valuation services are not contingent upon the conclusion of value or the completion of a transaction.

                                   BIOSKETCH
                       DOUGLAS K. SOUTHARD, DBA, CFA, ASA

EDUCATIONAL AND PROFESSIONAL CREDENTIALS

     Doctor of Business Administration, 1981, Indiana University
     Master of Business Administration, 1976, Indiana University
     Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis) Chartered Financial Analyst, 1987, Institute of Chartered Financial
         Analysts (now part of the Association for Investment Management and Research)
     Senior Member, 1987, American Society of Appraisers, Business Valuation

PROFESSIONAL BACKGROUND

     Founder and Principal, Southard Financial, Memphis TN
     Partner, Mercer Capital Management, Inc., Memphis TN (1984-87)
     Consulting Associate, Mercer Capital Management, Inc., Memphis TN (1983-84) Principal, Douglas K. Southard, Financial Consultant, Memphis TN (1982-83)

ACADEMIC POSITIONS HELD

     Assistant Professor of Finance, Rhodes College, Memphis TN
     Assistant Professor of Finance, Virginia Polytechnic Institute & State
         Univ., Blacksburg VA
     Lecture in Finance, Indiana University, Bloomington IN

RELATED EXPERIENCE

     Frequent Speaker, professional organizations, business valuation topics Expert Witness, business valuation, local, state and federal courts Board of Directors, Management Computing Solutions, Inc., Memphis TN Board of Directors, Columbian Rope Company, Auburn NY
     Advisory Board, MicroAge, Memphis TN
     Former Officer, West Tennessee Chapter, American Society of Appraisers

PUBLICATIONS

     "Using the Capital Asset Pricing Model to Determine Capitalization Rates:
         Adjusting for Differences in Financial Structure," with Severin C. Carlson, Business Valuation Review, June 1991
     "Business Valuation Can Serve in Lifetime Planning," with Z.C. Mercer,
         Memphis Business Journal, April 1-5, 1985
     "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer,
         Memphis Business Journal, March 25-29, 1985
     "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June 1984

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

                                   BIOSKETCH
                           DAVID A. HARRIS, CFA, ASA



EDUCATIONAL AND PROFESSIONAL CREDENTIALS

     Master of Business Administration, 1982, Memphis State University Bachelor of Arts, 1979, Colorado State University
     Senior Member, 1990, American Society of Appraisers, Business Valuation Chartered Financial Analyst, 1989, Institute of Chartered Financial
         Analysts (now part of the Association for Investment Management and Research)


PROFESSIONAL BACKGROUND

     Principal, Southard Financial, Memphis TN
     Associate, Mercer Capital Management, Inc., Memphis TN (1985-90) Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85) Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)


PROFESSIONAL/COMMUNITY SERVICE

     President, West Tennessee Chapter, American Society of Appraisers (1994-95) Vice President, West Tennessee Chapter, American Society of Appraisers
         (1993-94)
     Board of Directors, Solomon Schechter Day School of Memphis, Inc. (1993-94) President, West Tennessee Chapter, American Society of Appraisers (1990-91) Vice President, Sea Isle Park Neighborhood Association, Memphis TN
         (1992-95)
     Board of Directors, Sea Isle Park Neighborhood Association, Memphis TN
         (1990-95)
     Business Liaison, Junior Achievement of Memphis TN (1984-85)


RELATED EXPERIENCE

     Expert Witness, business valuation
     Co-Author, "The Perils of Excess," with Z. C. Mercer, ABA Banking Journal,
         October 1987

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

                                   SOUTHARD
                                   FINANCIAL
                                  ===========


                          SERVICES FOR COMMUNITY BANKS

                               Valuation Services

     .  Minority Stock Appraisals

        .    ESOPs
        .    Dissenting Shareholders
        .    Insider Transactions
        .    Gift & Estate Taxes
        .    Charitable Gifts
        .    Private Placements/Offerings
        .    Other Purposes

     .  Control Valuations

        .    Pricing Merger/Acquisition Candidates
        .    Negotiating Pricing/Terms
        .    Fairness Opinions for Buyers and Sellers
        .    Evaluation of Offers Received

                              Consulting Services

     .  Economic Analysis

        .    Branch Feasibility Studies
        .    Holding Company Formations
        .    Expert Witness Testimony

     .  Financial Analysis

        .    Long-range Financial Plans
        .    Evaluation of Financing Alternatives




                            665 OAKLEAF OFFICE LANE
                           MEMPHIS, TENNESSEE 38117
                                (901) 761-7500
                              FAX (901) 761-6045

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